    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 2001



                                                      REGISTRATION NO. 333-52182

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              FIFTH THIRD BANCORP
             (Exact name of registrant as specified in its charter)

               OHIO                               6711                            31-0854434
 (State or other jurisdiction of      (Primary Standard Industrial     (I.R.S. Employer Identification
  incorporation or organization)      Classification Code Number)                    No.)

                            ------------------------
                   FIFTH THIRD CENTER, CINCINNATI, OHIO 45263
                                 (513) 579-5300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                             PAUL L. REYNOLDS, ESQ.
                              FIFTH THIRD BANCORP
                            38 FOUNTAIN SQUARE PLAZA
                             CINCINNATI, OHIO 45263
                                 (513) 579-5300
                              (513) 744-6757 (FAX)
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                          COPIES OF COMMUNICATIONS TO:

          Richard G. Schmalzl, Esq.                          Mary E. Tuuk, Esq.
             H. Samuel Lind, Esq.                   Senior Vice President and Secretary
          Graydon Head & Ritchey LLP                   Old Kent Financial Corporation
           1900 Fifth Third Center                          111 Lyon Street N.W.
              511 Walnut Street                         Grand Rapids, Michigan 49503
            Cincinnati, Ohio 45202                             (616) 771-5272
                (513) 621-6464                              (616) 653-0288 (Fax)
             (513) 651-3836 (Fax)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective and upon the effective time of the merger of Old Kent Financial Corporation with and into a newly-formed, wholly-owned subsidiary of the Registrant, pursuant to the agreement and plan of merger described in the enclosed proxy statement/prospectus included as Part I of this registration statement.


     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]



     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the registration statement number of the earlier effective registration statement for the same offering. [ ]



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JANUARY 16, 2001

                            ------------------------

               PROXY STATEMENT FOR OLD KENT FINANCIAL CORPORATION
                                SPECIAL MEETING
                            ------------------------

            PROXY STATEMENT FOR FIFTH THIRD BANCORP SPECIAL MEETING
                            ------------------------

                       PROSPECTUS OF FIFTH THIRD BANCORP
                            ------------------------

     The boards of directors of Old Kent Financial Corporation and Fifth Third Bancorp have agreed that Fifth Third will acquire Old Kent in a merger. If the merger is completed, each outstanding share of Old Kent common stock will be exchanged for .74 of a share of Fifth Third common stock and each share of Old Kent preferred stock will be exchanged for a share of Fifth Third preferred stock. Cash will be paid in lieu of issuing fractional shares.


     Based on the $55.13 closing price per share of Fifth Third common stock on January 12, 2001, the value of .74 of a share of Fifth Third common stock was $40.79. Because the number of shares you will receive in the merger is fixed, the value of the shares of Fifth Third common stock you will receive in the merger will fluctuate as the price of Fifth Third common stock changes. We encourage you to obtain current market price quotations for Fifth Third common stock.


     The merger cannot be completed unless the shareholders of Old Kent approve the agreement and plan of merger. Additionally, the merger cannot be completed unless the shareholders of Fifth Third adopt the agreement and plan of merger and approve the issuance of shares of Fifth Third common stock to the shareholders of Old Kent in the merger. Old Kent and Fifth Third have each scheduled a special meeting for their shareholders to vote on these matters.

     THE BOARD OF DIRECTORS OF OLD KENT UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF OLD KENT COMMON STOCK VOTE FOR APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.

     THE FIFTH THIRD BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF FIFTH THIRD COMMON STOCK VOTE FOR ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND APPROVAL OF THE ISSUANCE OF SHARES OF FIFTH THIRD COMMON STOCK TO THE SHAREHOLDERS OF OLD KENT IN THE MERGER.

     Whether or not you plan to attend your special meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card to us. Alternatively, if you are an Old Kent shareholder and hold your shares directly in your name, you may vote over the Internet or by telephone by following the instructions set forth on the Proxy Card. YOUR VOTE IS VERY IMPORTANT.

     Fifth Third common stock is traded on The Nasdaq National Market under the symbol "FITB." Old Kent common stock is traded on the New York Stock Exchange under the symbol "OK."
                            ------------------------


     For a description of certain significant considerations in connection with the merger and related matters described in this document, see "Risk Factors" beginning on page 10.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     THE SHARES OF FIFTH THIRD STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. STOCK IS SUBJECT TO INVESTMENT RISKS, INCLUDING LOSS OF VALUE.
                            ------------------------

     THE INFORMATION IN THIS DOCUMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS DOCUMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


        The date of this proxy statement/prospectus is January   , 2001

                               TABLE OF CONTENTS


                                                                PAGE
                                                                ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................      1
SUMMARY.....................................................      3
RISK FACTORS................................................     10
FORWARD-LOOKING STATEMENTS..................................     11
THE OLD KENT SPECIAL MEETING................................     12
  Purpose of the Meeting....................................     12
  Voting and Revocability of Proxies........................     12
  Vote Required.............................................     13
  Solicitation of Proxies...................................     13
THE FIFTH THIRD SPECIAL MEETING.............................     14
  Purpose of the Meeting....................................     14
  Voting and Revocability of Proxies........................     14
  Votes Required............................................     15
  Solicitation of Proxies...................................     15
THE MERGER..................................................     16
  Structure of the Merger...................................     16
  Corporate Governance......................................     16
  Merger Consideration......................................     16
  No Fractional Shares......................................     17
  Effective Time of the Merger..............................     17
  Exchange of Certificates..................................     17
  OK Invest Direct..........................................     18
  Background of the Merger..................................     18
  Recommendation of the Old Kent Board of Directors and
     Reasons for the Merger.................................     20
  Recommendation of the Fifth Third Board of Directors and
     Reasons for the Merger.................................     22
  Opinion of Old Kent's Financial Advisor...................     23
  Opinion of Fifth Third's Financial Advisor................     31
  Material Federal Income Tax Consequences..................     36
  Accounting Treatment......................................     38
  Resale of Fifth Third Common Stock by Affiliates..........     38
  Dissenter's Rights........................................     39
TERMS OF THE AGREEMENT AND PLAN OF MERGER...................     41
  Representations and Warranties............................     41
  Conduct of Old Kent Pending the Merger....................     41
  Conduct of Fifth Third Pending the Merger.................     45
  Conditions to Closing.....................................     45
  Termination; Amendment; Waiver............................     47
  Interests of Certain Persons in the Merger................     48
  Effect on Old Kent's Employees............................     51
TERMS OF THE STOCK OPTION AGREEMENT.........................     52
  General...................................................     52
  Repurchase of the Option..................................     54
  Substitute Option.........................................     54
  Cash Surrender Value......................................     55
  Maximum Profit Limitation.................................     55
  Adjustment................................................     55

                                                                PAGE
                                                                ----
FIFTH THIRD BANCORP.........................................     56
  Description of Business...................................     56
  Recent Developments.......................................     56
  Additional Information....................................     57
OLD KENT FINANCIAL CORPORATION..............................     58
  Description of Business...................................     58
  Additional Information....................................     58
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  INFORMATION...............................................     59
SELECTED HISTORICAL FINANCIAL DATA OF FIFTH THIRD...........     66
SELECTED HISTORICAL FINANCIAL DATA OF OLD KENT..............     68
DESCRIPTION OF CAPITAL STOCK AND COMPARATIVE RIGHTS OF
  SHAREHOLDERS..............................................     70
  Voting Rights.............................................     71
  Dividends.................................................     72
  Preemptive Rights.........................................     73
  Rights Upon Liquidation...................................     73
  Indemnification and Personal Liability of Directors and
     Officers...............................................     73
  Shareholders' Meetings; Quorum............................     74
  Qualification of Directors................................     74
  Removal of Directors......................................     74
  Amendment to Charter Documents............................     75
  Vacancies on the Board of Directors.......................     75
  Advance Notice Requirements for New Business and
     Nominations of Directors at Meetings of Shareholders...     76
  Subscription, Conversion, Redemption Rights; Stock
     Nonassessable..........................................     77
  Approval of Mergers, Consolidations or Sale of Assets.....     77
  Change-of-Control Provisions..............................     77
  Consideration of Non-Shareholder Interests................     82
REGULATION OF FINANCIAL INSTITUTIONS........................     82
  Holding Company Regulation................................     82
  Capital Requirements......................................     83
  Regulation of Depository Institutions.....................     83
LEGAL MATTERS...............................................     84
EXPERTS.....................................................     84
WHERE YOU CAN FIND MORE INFORMATION.........................     84



ANNEXES:

Annex A: Amended and Restated Agreement and Plan of Merger dated as of January 16, 2001 by and among Fifth Third Bancorp, Fifth
            Third Financial Corporation and Old Kent Financial
            Corporation (excluding exhibits)

Annex B:    Stock Option Agreement dated as of November 20, 2000 between
            Old Kent Financial Corporation, as Issuer, and Fifth Third
            Bancorp, as Grantee

Annex C:    Form of Fairness Opinion of Merrill Lynch, Pierce, Fenner &
            Smith Incorporated

Annex D:    Opinion of Salomon Smith Barney Inc.

Annex E:    Section 1701.85 of the Ohio Revised Code

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY DO OLD KENT AND FIFTH THIRD WANT TO MERGE?

A: The Old Kent board of directors believes that the merger is consistent with Old Kent's goal of achieving superior shareholder returns and will create a more competitive company better able to serve its customers and communities.

Q: WHAT WILL I RECEIVE FOR MY OLD KENT SHARES OF COMMON STOCK?


A: You will receive .74 of a share of Fifth Third common stock for each share of Old Kent common stock that you own at the effective time of the merger. Except as described in "The Merger -- OK Invest Direct," Fifth Third will not issue any fractional shares. Instead, you will receive cash in lieu of any fractional share owed to you in an amount based on the average closing price of Fifth Third common stock for the five trading days before the effective date of the merger. As of the close of business on January 12, 2001, the market value of .74 of a share of Fifth Third common stock was $40.79.


   Each issued and outstanding share of Fifth Third common stock will remain issued and outstanding and will not be converted or exchanged in the merger.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We hope to complete the merger as soon as possible after the special shareholders' meetings, assuming the required shareholder approval is obtained. The merger is also subject to the approval of federal and state banking regulatory authorities and the satisfaction of other closing conditions.

Q: WHEN AND WHERE WILL THE SPECIAL MEETINGS TAKE PLACE?


A: The Old Kent special meeting will be held at 10:00 a.m., Eastern Standard
   Time, on March 13, 2001, in the Gillett Auditorium at the main office of Old Kent Bank, 111 Lyon Street N.W., Grand Rapids, Michigan.



   The Fifth Third special meeting will be held at 11:00 a.m., Eastern Standard Time, on March 20, 2001, at the Aronoff Center for the Arts, Fifth Third Bank Theater, Main and 7th Streets, Cincinnati, Ohio.


Q: WHO MUST APPROVE THE PROPOSALS AT THE SPECIAL MEETINGS?


A: Holders of a majority of the outstanding shares of Old Kent common stock as of the close of business on January 19, 2001 must approve the agreement and plan of merger.



   Holders of at least two-thirds of the outstanding shares of Fifth Third common stock as of the close of business on January 19, 2001, must adopt the agreement and plan of merger and approve the issuance of shares of Fifth Third common stock to the shareholders of Old Kent in the merger.


Q: WHAT DO I NEED TO DO NOW?

A: After reviewing this document, submit your proxy, either by executing and returning the enclosed proxy card or, if you are an Old Kent shareholder and hold shares directly in your name, by voting electronically over the Internet or by telephone. By submitting your proxy, you authorize the individuals named in the proxy to represent you and vote your shares at your special meeting in accordance with your instructions. These persons also may vote your shares to adjourn your special meeting from time to time and will be authorized to vote your shares at any adjournments of your special meeting. YOUR PROXY VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND YOUR SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY PROMPTLY EITHER IN THE ENCLOSED ENVELOPE, OR, IF YOU ARE AN OLD KENT SHAREHOLDER, OVER THE INTERNET OR BY TELEPHONE.

Q: CAN I VOTE BY TELEPHONE OR OVER THE INTERNET IF I AM NOT A REGISTERED
   SHAREHOLDER?

A: If you are an Old Kent shareholder and your shares are held in "street name" by a broker or other nominee, you should check the voting form used by that firm to determine whether you will be able to vote by telephone or over the Internet.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you.

Q: HOW WILL MY SHARES BE VOTED IF I RETURN A BLANK PROXY CARD?

A: If you sign, date and send in your proxy card and do not indicate how you want to vote, your proxies will be counted as a vote for the proposals identified in this document and in the discretion of the persons named as proxies in any other matters presented for a vote at your special meeting.

Q: WHAT WILL BE THE EFFECT IF I DO NOT VOTE?

A: If you are an Old Kent shareholder and you abstain or do not return your proxy card or otherwise vote at the Old Kent special meeting, your failure to vote will have the same effect as if you voted against approval of the agreement and plan of merger. Therefore, the board of directors of Old Kent encourages that you vote in favor of the proposed agreement and plan of merger as soon as possible.


   If you are a Fifth Third shareholder and you abstain or do not return your proxy card or otherwise vote at the Fifth Third special meeting, your failure to vote will have the same effect as if you voted against adoption of the agreement and plan of merger and approval of the issuance of shares of Fifth Third common stock to the shareholders of Old Kent in the merger.


Q: CAN I VOTE MY SHARES IN PERSON?

A: Yes, if you own your shares registered in your own name. You may attend your special meeting and vote your shares in person rather than signing and mailing your proxy card. However, in order to ensure that your vote is counted at your special meeting, we recommend that you sign, date and promptly mail the enclosed proxy card.

Q: CAN I CHANGE MY MIND AND REVOKE MY PROXY?

A: Yes, you may revoke your proxy and change your vote at any time before the polls close at your special meeting by:

     - signing another proxy with a later date,

     - if you are an Old Kent shareholder, voting by telephone or over the Internet,

     - giving written notice of the revocation of your proxy to the Secretary of Old Kent or Fifth Third (whichever is applicable) prior to your special meeting, or

     - voting in person at your special meeting.

    Your latest dated proxy or vote will be counted.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If you are a holder of Old Kent stock, once the merger is completed we will send you written instructions for exchanging your stock certificates. Holders of Fifth Third common stock will not exchange their stock certificates.

Q: WHO CAN ANSWER MY QUESTIONS ABOUT THE MERGER?


A: If you have more questions about the merger, please contact D.F. King & Co., Inc., who is assisting us, at (800) 207-3156.

                                    SUMMARY


     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the annexes, and the other documents we refer to. For more information about Fifth Third and Old Kent, see "Where You Can Find More Information." (page 84)


THE COMPANIES

FIFTH THIRD BANCORP
38 FOUNTAIN SQUARE PLAZA
CINCINNATI, OHIO 45263
(513) 579-5300


     Fifth Third is a registered financial holding company, incorporated under Ohio law, which conducts its principal activities through its banking and non-banking subsidiaries. Fifth Third's six subsidiary depository institutions operate a general banking business from 668 offices located throughout Ohio, Indiana, Kentucky, Illinois, Michigan, Florida and Arizona. At September 30, 2000, on a consolidated basis, Fifth Third had assets of approximately $44.4 billion, deposits of approximately $25.5 billion and shareholders' equity of approximately $4.4 billion. Fifth Third common stock is traded on the Nasdaq National Market under the symbol "FITB."


OLD KENT FINANCIAL CORPORATION
111 LYON STREET N.W.
GRAND RAPIDS, MICHIGAN 49503
(616) 771-5000

     Old Kent is a registered financial holding company headquartered in Grand Rapids, Michigan. Its principal banking subsidiary is Old Kent Bank. Old Kent's principal markets for financial services presently are the Michigan, Illinois, and Northern Indiana communities in which Old Kent Bank is located and the areas immediately surrounding those communities. At September 30, 2000, Old Kent had, on a consolidated basis, assets of approximately $22.5 billion, deposits of approximately $16.8 billion, and shareholders' equity of approximately $1.6 billion. Old Kent common stock is traded on the New York Stock Exchange under the symbol "OK."

THE MERGER

     At the effective time of the merger, Old Kent will merge with and into a newly-formed, wholly-owned subsidiary of Fifth Third. Fifth Third will issue shares of its common stock to the common stock shareholders of Old Kent in exchange for their shares of Old Kent common stock and shares of its preferred stock to the preferred shareholders of Old Kent in exchange for their shares of Old Kent preferred stock.

HOLDERS OF OLD KENT COMMON STOCK WILL RECEIVE FIFTH THIRD COMMON STOCK IN THE MERGER


     If the merger is completed, you will have the right to receive .74 of a share of Fifth Third common stock for each share of Old Kent common stock that you own as of the effective time of the merger. Based on the $55.13 closing price per share of Fifth Third common stock on January 12, 2001, the value of
 .74 of a share of Fifth Third common stock was $40.79.


     The number of shares of Fifth Third common stock you will receive in the merger is subject to adjustments for reorganizations, recapitalizations, stock dividends and similar events before the merger is completed. Such adjustments will not alter the value of the exchange ratio. However, because the exchange ratio is fixed, the value of the shares of Fifth Third common stock will fluctuate from time to time and the value of the merger consideration will also fluctuate.

     Each share of Fifth Third common stock issued and outstanding prior to the merger will remain issued and outstanding and will not be converted or exchanged in the merger.

NO FRACTIONAL SHARES WILL BE ISSUED


     Except as described in "The Merger -- OK Invest Direct," Fifth Third will not issue any fractional shares. Instead, you will receive cash in lieu of any fractional share of Fifth Third common stock owed to you in exchange for your shares of Old Kent common stock in an amount based on the average closing price of Fifth Third common stock for the five trading days before the date on which the merger occurs.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


     The exchange of shares is expected to be tax-free to you for federal income tax purposes, except for taxes payable on any cash you receive in lieu of fractional shares. The expected material federal income tax consequences are set out in greater detail beginning on page 36.


     Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger to you.

REASONS FOR THE MERGER

     The Old Kent board believes that in the rapidly changing environment of the banking industry, merging with Fifth Third is consistent with Old Kent's long-term goal of enhancing shareholder value. In addition, the Old Kent board believes that the customers and communities served by Old Kent will benefit from the merger.

     Fifth Third believes that the merger with Old Kent presents Fifth Third with a unique opportunity to expand into the attractive Midwestern markets in Michigan and Northern Illinois, including Chicago. In addition, Fifth Third believes that the merger will provide growth opportunities and will be immediately accretive to the earnings per share of the combined company.


     You can find a more detailed discussion of the background to the agreement and plan of merger and Old Kent's and Fifth Third's reasons for the merger in this document under "The Merger -- Background of the Merger" beginning on page 18, "-- Recommendation of the Old Kent Board of Directors and Reasons for the Merger" beginning on page 20, and "-- Recommendation of the Fifth Third Board of Directors and Reasons for the Merger" beginning on page 22.


OPINION OF OLD KENT'S FINANCIAL ADVISOR

     Among other factors considered in deciding to approve the merger, the Old Kent board of directors received the written opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, that, as of November 19, 2000 (the date on which the Old Kent board of directors approved the merger and related agreements), and [updated through the date of this document], the exchange ratio was fair to the holders of Old Kent common stock from a financial point of view. The updated opinion is included as Annex C to this document. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Merrill Lynch in providing its opinion.

OPINION OF FIFTH THIRD'S FINANCIAL ADVISOR

     Fifth Third has received the opinion of its financial advisor, Salomon Smith Barney Inc., that, as of November 20, 2000, the exchange ratio was fair from a financial point of view to Fifth Third. We have attached a copy of this opinion to this document as Annex D. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Salomon Smith Barney in providing its opinion.

RECOMMENDATION TO OLD KENT SHAREHOLDERS

     The Old Kent board believes that the merger is in the best interests of Old Kent and its shareholders and unanimously recommends that you vote FOR approval of the agreement and plan of merger.

RECOMMENDATION TO FIFTH THIRD SHAREHOLDERS


     The Fifth Third board believes that the merger is in the best interests of Fifth Third and its shareholders and unanimously recommends that you vote FOR adoption of the agreement and plan of merger and approval of the issuance of shares of Fifth Third common stock to the shareholders of Old Kent in the merger.


THE SPECIAL MEETINGS


     A special meeting of the Old Kent shareholders will be held at 10:00 a.m., Eastern Standard Time, on March 13, 2001, in the Gillett Auditorium at the main office of Old Kent Bank, 111 Lyon Street N.W., Grand Rapids, Michigan. Holders of Old Kent common stock outstanding as of the close of business on January 19, 2001 are entitled to vote at the Old Kent special meeting and will be asked to consider and vote upon:


     - approval of the agreement and plan of merger; and

     - any other matters properly presented at the Old Kent special meeting.

     As of the date of this document, the Old Kent board does not know of any other matters that will be presented at the Old Kent special meeting.


     A special meeting of the Fifth Third shareholders will be held at 11:00 a.m., Eastern Standard Time, on March 20, 2001, at the Aronoff Center for the Arts, Fifth Third Bank Theater, Main and 7th Streets, Cincinnati, Ohio. Holders of Fifth Third common stock outstanding as of the close of business on January 19, 2001 are entitled to vote at the Fifth Third special meeting and will be asked to consider and vote upon:



     - adoption of the agreement and plan of merger and approval of the issuance of shares of Fifth Third common stock to the shareholders of Old Kent in the merger; and


     - any other matters as are properly presented at the Fifth Third special meeting.

     As of the date of this document, the Fifth Third board does not know of any other matters that will be presented at the Fifth Third special meeting.

VOTES REQUIRED


     At the Old Kent special meeting, the agreement and plan of merger must be approved by the affirmative vote of at least a majority of the shares of Old Kent common stock outstanding at the close of business on January 19, 2001.



     As of December 31, 2000, Old Kent's directors, executive officers and their affiliates held, in the aggregate, approximately 995,000 shares (0.7%) of the outstanding Old Kent common stock and approximately 2,630,000 unexercised stock options.


     Approval of the agreement and plan of merger will also authorize the Old Kent board to exercise its discretion on whether to proceed with the merger in the event Old Kent has the right to terminate the agreement and plan of merger. This determination may be made without notice to, or the resolicitation of proxies from, the Old Kent shareholders.


     At the Fifth Third special meeting, the adoption of the agreement and plan of merger and the issuance of shares of Fifth Third common stock to the shareholders of Old Kent in the merger must be adopted by the affirmative vote of at least two-thirds of the shares of Fifth Third common stock outstanding at the close of business on January 19, 2001.

     Adoption of the agreement and plan of merger will also authorize the Fifth Third board to exercise its discretion on whether to proceed with the merger in the event Fifth Third has the right to terminate the agreement and plan of merger. This determination may be made without notice to, or the resolicitation of proxies from, the Fifth Third shareholders.


     As of December 31, 2000, Fifth Third's directors, executive officers and their affiliates held, in the aggregate, approximately 6.80 million shares (1.46%) of the outstanding Fifth Third common stock.


OWNERSHIP OF FIFTH THIRD FOLLOWING THE MERGER

     Based on the number of shares of Fifth Third common stock and Old Kent common stock and options to purchase Old Kent common stock outstanding on the
record date, Fifth Third would issue approximately                shares of its
common stock to Old Kent shareholders in the merger. This would constitute
approximately      % of the outstanding stock of Fifth Third immediately after the merger.

CONDITIONS TO THE MERGER

     Old Kent and Fifth Third will complete the merger only if certain conditions are satisfied. Some of these conditions include:

     - approval of the agreement and plan of merger by Old Kent's and Fifth Third's shareholders;

     - the receipt of certain regulatory approvals and the expiration of any waiting periods; and

     - the receipt of a letter from each of Fifth Third's and Old Kent's respective independent accountants stating its opinion that the merger shall qualify for pooling-of-interests accounting treatment.


     Fifth Third applied to the Board of Governors of the Federal Reserve System for approval of the merger on January 5, 2001. Some of the conditions to the merger may be waived by the company entitled to assert the condition.


RIGHT TO TERMINATE

     The boards of directors of Fifth Third and Old Kent may jointly agree in writing to terminate the agreement and plan of merger without completing the merger. In addition, either company can individually terminate the agreement and plan of merger prior to the completion of the merger if:

     - the other party breaches any of the representations or warranties it made or fails to comply with any of its obligations under the agreement and plan of merger if the breach or failure would result in the conditions to the merger not being satisfied and such breach or failure is not cured within 45 days following written notice or by its nature or timing cannot be cured prior to the effective time of the merger;

     - the merger is not completed by November 20, 2001;

     - the parties do not obtain the required regulatory approvals;

     - the other party's shareholders do not approve the agreement and plan of merger; or

     - other conditions to closing the merger have not been satisfied.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     When considering the Old Kent board's recommendation that Old Kent's shareholders vote to approve the agreement and plan of merger, you should be aware that certain Old Kent directors and officers may have interests in the merger that are in addition to their interests as shareholders generally. These interests exist because of the rights that these directors and executive officers have to receive severance payments under the terms of their Old Kent benefit and compensation plans and various agreements with Old Kent. Some plans provide for accelerated vesting of stock options and the termination of restrictions on shares of restricted stock. These interests also arise from provisions of the agreement and plan of merger relating to director and officer indemnification and insurance, employment arrangements and employee benefits after the merger.


     In connection with the merger, Fifth Third entered into new employment agreements with David J. Wagner, Chairman, President and Chief Executive Officer of Old Kent and two other executive officers of Old Kent that will become effective upon completion of the merger. The new employment agreement with Mr. Wagner supersedes his Old Kent Executive Severance Agreement and provides, among other things, for a base salary of not less than $900,000 and annual target bonus of $1,200,000 based on achievement of performance goals. Fifth Third will grant him an option to purchase 200,000 shares of Fifth Third common stock and issue shares of restricted stock having a current market value equal to the amount that would have been payable to Mr. Wagner under his Old Kent Executive Severance Agreement if his employment were terminated without cause immediately following the merger. The restrictions on these shares of stock will lapse on the second anniversary of the completion of the merger or, if earlier, upon a change of control of Fifth Third. In consideration for foregoing retirement benefits available under Old Kent's plans and for agreeing to certain non-competition provisions with Fifth Third, Mr. Wagner will also receive a retirement benefit commencing upon expiration of the term of the agreement of at least $1,000,000 per year.


     Furthermore, Mr. Wagner and two additional Old Kent directors will join Fifth Third's board of directors. Fifth Third will extend offers to all individuals who are members of the Old Kent board to become members of the board of directors of Fifth Third's principal bank located in Michigan.

     Additional interests in the merger of some of our directors and executive officers are described under "Terms of the Agreement and Plan of Merger -- Interests of Certain Persons in the Merger."

     The members of Old Kent's board of directors knew about and considered these additional interests when they approved the agreement and plan of merger.

EFFECT ON OLD KENT'S EMPLOYEES

     FIFTH THIRD EMPLOYEE BENEFIT PLANS. The agreement and plan of merger requires that, until December 31, 2001, the benefits to be provided to employees of Old Kent and its subsidiaries as of the effective time shall be substantially similar, in the aggregate, to the benefits provided under the benefit plans and programs provided by Old Kent or its subsidiaries, as the case may be, to such employees as of November 20, 2000. From and after December 31, 2001, the benefits to be provided to these employees will be the benefit plans (other than Fifth Third's defined benefit pension plan which has been frozen) and programs provided to similarly situated employees of Fifth Third.


     From the effective time of the merger until December 31, 2001, Fifth Third is required to honor all vacation and paid time off that these employees have accrued as of the effective time of the merger and provide severance and other benefits.


STOCK OPTION AGREEMENT

     As a condition and inducement to Fifth Third entering into the agreement and plan of merger, Old Kent entered into a stock option agreement with Fifth Third. Pursuant to the stock option agreement, Old Kent has granted to Fifth Third an option to purchase up to 19.9% of Old Kent's outstanding common stock at a price of $25.00 per share, exercisable only upon the occurrence of certain events. The stock option is intended to increase the likelihood that the merger will be completed and to compensate Fifth Third if the merger is not completed under certain circumstances.

DISSENTER'S RIGHTS

     Old Kent is a Michigan corporation. Under Michigan law and Old Kent's articles of incorporation, shareholders of Old Kent will not have any right to an appraisal of the "fair value" of their shares as a result of, or in connection with, the merger.


     Fifth Third shareholders who (1) do not vote to adopt the agreement and plan of merger and, (2) deliver a written demand for payment of the fair cash value of their shares of Fifth Third common stock not later than ten days after the Fifth Third special meeting, shall be entitled, if and when the merger is completed, to receive the fair cash value of their shares of Fifth Third common stock. Your right as a Fifth Third shareholder to receive the fair cash value of your shares of Fifth Third common stock, however, is contingent upon your strict compliance with the procedures set forth in Ohio Revised Code Section 1701.85, a copy of which is attached to this document as Annex E. If you wish to submit a written demand for payment of the fair cash value of your shares of Fifth Third common stock, you should deliver your demand no later than April 2, 2001 to Michael K. Keating, Secretary of Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263.


ACCOUNTING

     Fifth Third intends the merger to qualify for pooling-of-interests accounting treatment.

RECENT DEVELOPMENTS

     Fifth Third's strategy for growth includes strengthening its presence in core markets, expanding into contiguous markets and broadening its product offerings. Consistent with this strategy, in addition to the merger, Fifth Third recently acquired Ottawa Financial Corporation, a unitary savings and loan holding company headquartered in Holland, Michigan. Fifth Third also recently entered into an agreement to acquire Capital Holdings, Inc., a bank holding company headquartered in Sylvania, Ohio. Fifth Third's pending acquisition of Capital Holdings is expected to be completed before the completion of the merger with Old Kent.

COMPARATIVE MARKET PRICES AND DIVIDENDS


     Fifth Third common stock is traded on the Nasdaq National Market under the symbol "FITB" and Old Kent common stock is traded on the New York Stock Exchange under the symbol "OK." On November 17, 2000, the business day immediately preceding the public announcement of the execution of the agreement and plan of merger setting forth the terms of the merger, and on January 12, 2001, the most recent practicable date prior to the printing of this document, the market prices of Fifth Third common stock and Old Kent common stock and the equivalent price per share of Old Kent common stock giving effect to the merger were as follows:



                                                            NOVEMBER 17,     JANUARY 12,
                                                                2000            2001
                                                            ------------    -------------
Fifth Third                                                 $48.06            $  55.13
  Common Stock
  (Closing sales price)...................................
Old Kent                                                    $25.00            $  40.31
  Common Stock
  (Closing sales price)...................................
Equivalent Price Per Share of Old Kent Common Stock.......  $35.57            $  40.79


     The "Equivalent Price Per Share of Old Kent Common Stock" at each specified date in the immediately preceding table represents the closing sales price of a share of Fifth Third common stock on that date multiplied by the exchange ratio of .74, which is the number of shares of Fifth Third common stock that an Old Kent shareholder would receive for each share of Old Kent common stock owned. Shareholders should obtain current market quotations for shares of Fifth Third common stock and Old Kent common stock prior to making any decisions with respect to the merger.

     The following table sets forth (in per share amounts), for the calendar quarters indicated, the high and low sales prices and the cash dividends declared during each quarterly period. These amounts have been retroactively adjusted to reflect, in the case of Fifth Third, the 3-for-2 stock splits effected in the form of stock dividends paid July 14, 2000 and April 15, 1998, and in the case of Old Kent, the 5% stock dividends paid on July 14, 2000, July 19, 1999 and July 17, 1998:


                                      FIFTH THIRD COMMON STOCK           OLD KENT COMMON STOCK
                                    -----------------------------    -----------------------------
                                                        DIVIDENDS                        DIVIDENDS
                                     HIGH      LOW      DECLARED      HIGH      LOW      DECLARED
                                    ------    ------    ---------    ------    ------    ---------
1998:
First Quarter.....................  $39.22    $33.00     $0.113      $35.42    $31.10     $0.155
Second Quarter....................   42.08     31.67      0.113       35.79     32.34      0.155
Third Quarter.....................   44.83     32.83      0.113       36.05     26.20      0.163
Fourth Quarter....................   49.42     33.54      0.133       42.18     26.42      0.181
1999:
First Quarter.....................   50.29     41.58      0.133       42.86     37.64      0.181
Second Quarter....................   49.50     41.08      0.133       44.62     38.10      0.181
Third Quarter.....................   46.58     39.08      0.160       42.62     34.89      0.190
Fourth Quarter....................   50.29     38.58      0.160       40.24     31.96      0.210
2000:
First Quarter.....................   48.50     29.33      0.160       33.22     22.74      0.210
Second Quarter....................   48.00     37.75      0.180       34.05     26.61      0.210
Third Quarter.....................   54.75     40.94      0.180       31.25     26.56      0.220
Fourth Quarter....................   60.88     43.31      0.180       44.38     24.56      0.240
2001:
First Quarter
(through January 12, 2001)........   61.31     54.00         --       44.75     39.50         --

COMPARATIVE PER SHARE DATA

     The following table sets forth certain per share information for both Fifth Third and Old Kent at the dates indicated and for the periods then ended. The equivalent per share information is based on an exchange ratio of .74 of a share of Fifth Third common stock for each share of Old Kent common stock. Neither Old Kent nor Fifth Third can give any assurances that the following table will accurately reflect figures and values applicable at the date of completion of the merger.

                                                                                             EQUIVALENT SHARES
                                                                                              BASIS - .74 OF A
                                                                                               SHARE OF FIFTH
                                                                                                THIRD COMMON
                                            FIFTH THIRD                     OLD KENT               STOCK
                               -------------------------------------    -----------------    ------------------
                                  HISTORICAL         PRO FORMA(1)          HISTORICAL            PRO FORMA
                               ----------------    -----------------    -----------------    ------------------
                               BASIC    DILUTED    BASIC     DILUTED    BASIC     DILUTED    BASIC     DILUTED
                               -----    -------    ------    -------    ------    -------    ------    --------
EARNINGS PER SHARE
Nine Months Ended September
  30, 2000:..................  $1.35     $1.33     $ 1.46     $1.43     $ 1.42     $1.41     $1.08      $1.06
Twelve Months Ended December
  31:
    1999.....................  $1.46     $1.43     $ 1.69     $1.66     $ 2.00     $1.98     $1.25      $1.23
    1998.....................  $1.21     $1.19     $ 1.45     $1.42     $ 1.81     $1.79     $1.07      $1.05
    1997.....................  $1.18     $1.17     $ 1.39     $1.37     $ 1.65     $1.63     $1.03      $1.01
CASH DIVIDENDS DECLARED PER
  SHARE
Nine Months Ended September
  30, 2000:..................  $0.52        --     $ 0.52        --     $ 0.64        --     $0.38         --
Twelve Months Ended December
  31:
    1999.....................  $0.59        --     $ 0.59        --     $ 0.76        --     $0.43         --
    1998.....................  $0.47        --     $ 0.47        --     $ 0.66        --     $0.35         --
    1997.....................  $0.38        --     $ 0.38        --     $ 0.58        --     $0.28         --
BOOK VALUE PER SHARE
At September 30, 2000:.......  $9.61        --     $10.39        --     $11.62        --     $7.69         --
At December 31, 1999:........  $8.80        --     $ 9.72        --     $10.70        --     $7.19         --

---------------

(1) Includes the impact of Fifth Third's pending acquisition of Capital Holdings, Inc.

                                  RISK FACTORS

    In making your determination as to how to vote on the merger, you should consider the following factors:

RISKS RELATING TO THE MERGER

THE EXCHANGE RATIO IS FIXED AND WILL NOT BE ADJUSTED TO REFLECT ANY CHANGES IN STOCK VALUE PRIOR TO THE EFFECTIVE TIME OF THE MERGER.


    The precise value of the merger consideration to be paid to Old Kent's shareholders will not be known at the time of the special meetings. The agreement and plan of merger provides that .74 of a share of Fifth Third common stock will be issued in the merger in exchange for each share of Old Kent common stock. This exchange ratio is fixed and will not be adjusted to reflect any changes in the value of either Old Kent or Fifth Third common stock between the date of the agreement and plan of merger and the effective time of the merger. The value of Fifth Third common stock, however, will fluctuate prior to the effective time of the merger and may be higher or lower than on the date of the agreement and plan of merger or the date of the special meetings. There are no "walk away" or termination rights in the agreement and plan of merger which would permit Old Kent to terminate the merger if the value of Fifth Third common stock falls.


FIFTH THIRD'S SHAREHOLDERS WILL BE DILUTED BY THE MERGER.


    The merger will dilute the ownership position of the present shareholders of Fifth Third. Based on the number of shares of Old Kent and Fifth Third common stock outstanding on the record dates of the special meetings, Fifth Third will
issue to Old Kent shareholders approximately               shares of Fifth Third
common stock in the merger. As a result, Old Kent shareholders will hold
approximately     % of the Fifth Third common stock outstanding immediately
after the completion of the merger.


CERTAIN DIRECTORS AND EXECUTIVE OFFICERS OF OLD KENT WILL RECEIVE BENEFITS IN THE MERGER IN ADDITION TO THE MERGER CONSIDERATION RECEIVED BY ALL OTHER OLD KENT SHAREHOLDERS.


    Certain officers and directors of Old Kent will receive employment agreements, severance pay, accelerated stock option vesting and accelerated restricted stock vesting in connection with the merger. In addition, three members of Old Kent's board of directors will be appointed to the Fifth Third board and all of Old Kent's other directors will have an opportunity to serve on the board of Fifth Third's principal bank located in Michigan and receive payments and stock options for their service. See "Terms of the Agreement and Plan of Merger -- Interests of Certain Persons in the Merger." Accordingly, Old Kent's directors and certain executive officers may have interests in the merger that are different from, or in addition to, yours.


THE VALUE OF OLD KENT COMMON STOCK MAY VARY IN THE FUTURE.

    If the merger is not completed, the value of Old Kent common stock could increase or decrease in the future. Such value could be either higher or lower than the merger consideration being offered by Fifth Third in the merger.

POST MERGER RISKS

FIFTH THIRD'S FUTURE ACQUISITIONS WILL DILUTE YOUR OWNERSHIP OF FIFTH THIRD AND MAY CAUSE FIFTH THIRD TO BECOME MORE SUSCEPTIBLE TO ADVERSE ECONOMIC EVENTS.

    Future business acquisitions could be material to Fifth Third. Fifth Third may issue additional shares of common stock to pay for those acquisitions, which would dilute your ownership interest. Acquisitions also could require Fifth Third to use substantial cash or other liquid assets or to incur debt. In those events, Fifth Third could become more susceptible to economic downturns and competitive pressures.

IF FIFTH THIRD DOES NOT ADJUST TO RAPID CHANGES IN THE FINANCIAL SERVICES INDUSTRY, ITS FINANCIAL PERFORMANCE MAY SUFFER.

    Fifth Third's ability to maintain its history of strong financial performance and return on investment to shareholders will depend in part on Fifth Third's ability to expand its scope of available financial services as needed to meet the needs and demands of its customers. In addition to the challenge of attracting and retaining customers for traditional banking services, Fifth Third's competitors now include securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies who seek to offer one-stop financial services to their customers that may include services that banks have not been able or allowed to offer to their customers in the past. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial service providers.

DIFFICULTIES IN COMBINING THE OPERATIONS OF ACQUIRED ENTITIES WITH FIFTH THIRD'S OWN OPERATIONS MAY PREVENT FIFTH THIRD FROM ACHIEVING THE EXPECTED BENEFITS FROM ITS ACQUISITIONS.

    Fifth Third may not be able to achieve fully the strategic objectives and operating efficiencies in all of its acquisitions, including Old Kent. Inherent uncertainties exist in integrating the operations of an acquired company into Fifth Third. In addition, the markets and industries in which Fifth Third operates are highly competitive. Fifth Third also may lose key personnel, either from the acquired entities or from itself, as a result of acquisitions. These factors could contribute to Fifth Third not achieving the expected benefits from its acquisitions within the desired time frames, if at all.

FUTURE GOVERNMENTAL REGULATION AND LEGISLATION COULD LIMIT FIFTH THIRD'S FUTURE GROWTH.

    Fifth Third and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of Fifth Third and its subsidiaries. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds. The impact of any changes to these laws may negatively impact Fifth Third's ability to expand its services and to increase the value of its business. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on Fifth Third, these changes could be materially adverse to Fifth Third's shareholders.

CHANGES IN INTEREST RATES COULD REDUCE FIFTH THIRD'S INCOME AND CASH FLOWS.

    Fifth Third's income and cash flows depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond Fifth Third's control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits. Fluctuations in these areas may adversely affect Fifth Third.

                           FORWARD-LOOKING STATEMENTS


    This document, including information incorporated by reference into this document, contains or may contain forward-looking statements about Fifth Third, Old Kent and the combined company which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Fifth Third, Old Kent and the combined company, including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, those risks discussed above. Further information on other factors which could affect the financial results of Fifth Third after the merger are included in the SEC filings incorporated by reference into this document. See "Where You Can Find More Information" on page 84.

                          THE OLD KENT SPECIAL MEETING


     This document and the accompanying proxy card are being furnished to you in connection with the solicitation by the board of directors of Old Kent of proxies to be used at the Old Kent special meeting to be held at 10:00 a.m., Eastern Standard Time, on March 13, 2001, in the Gillett Auditorium at the main office of Old Kent Bank, 111 Lyon Street, N.W., Grand Rapids, Michigan, and at any adjournments thereof. This document, the enclosed notice of Old Kent's special meeting and proxy card are first being sent to you on or about January 25, 2001.


PURPOSE OF THE MEETING

     The purpose of the special meeting of Old Kent's shareholders is to consider and vote upon the proposal to approve the agreement and plan of merger relating to the merger of Old Kent with and into a newly-formed, wholly-owned subsidiary of Fifth Third. See "The Merger -- Structure of the Merger." Old Kent's shareholders also may consider and vote upon such other matters as are properly brought before the Old Kent special meeting, including a proposal to adjourn the Old Kent special meeting to permit further solicitation of proxies by the Old Kent board in the event that there are not sufficient votes to approve the agreement and plan of merger at the time of the Old Kent special meeting. However, no proxy which is voted against the agreement and plan of merger will be voted in favor of adjournment to solicit further proxies for such proposal. As of the date of this document, the Old Kent board knows of no business that will be presented for consideration at the Old Kent special meeting, other than matters described in this document.

VOTING AND REVOCABILITY OF PROXIES


     The Old Kent board of directors has fixed the close of business on January 19, 2001 as the record date for shareholders entitled to notice of and to vote at the Old Kent special meeting. Only holders of record of Old Kent common stock on that record date are entitled to notice of and to vote at the Old Kent special meeting. Each share of Old Kent common stock you own entitles you to one
vote. On the record date,                shares of Old Kent common stock were
outstanding and entitled to vote at the special meeting, held by approximately shareholders of record.



     If you are a registered shareholder, that is, if you hold your stock in your own name as registered with Old Kent's stock transfer agent, Old Kent Bank, you may vote at the Old Kent special meeting using any one of the following methods:



     - You May Vote by Mail. You may properly complete and sign the accompanying proxy card and return it in the enclosed envelope. The enclosed envelope requires no additional postage if mailed in the United States.



     - You May Vote by Telephone. You may vote by telephone by following the instructions included on the proxy card. If you vote by telephone, you do not have to mail in your proxy card.



     - You May Vote over the Internet. You may vote over the Internet by following the instructions included on the proxy card. If you vote over the Internet, you do not have to mail in your proxy card.



     - You May Vote in Person at the Meeting. If you plan to attend the special meeting and wish to vote in person, we will give you a ballot at the Old Kent special meeting. (If your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of Old Kent common stock on January 19, 2001, the record date for voting at the Old Kent special meeting.)


Michigan law and Old Kent's Bylaws allow proxy voting by electronic means.

     If you hold shares of Old Kent common stock in "street name," you must instruct your broker to vote your shares on the proposal to approve the agreement and plan of merger, following the directions provided to you by your broker. Your failure to instruct your broker to vote on the proposal to approve the agreement and plan of merger will be the equivalent of voting against the proposal. Therefore, you are encouraged to vote.

     Shareholders who execute proxies retain the right to revoke them at any time prior to their exercise. Unless revoked, the shares represented by proxies will be voted at the special meeting and all adjournments thereof. Proxies may be revoked by: (1) written notice to the Secretary of Old Kent Financial Corporation, 111 Lyon Street, N.W., Grand Rapids, Michigan 49503, (2) filing a later dated proxy prior to a vote being taken on a particular proposal at the Old Kent special meeting, (3) voting by telephone or over the Internet at a later date, or (4) attending the Old Kent special meeting and voting in person. Your latest dated proxy or vote will be counted.


     Proxies solicited by the Old Kent board will be voted in accordance with the directions given on the proxy cards. IF YOU SIGN AND RETURN YOUR PROXY CARD BUT DO NOT INDICATE YOUR VOTE ON THE PROXY CARD, YOUR PROXY WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND PLAN OF MERGER AT THE OLD KENT SPECIAL MEETING. The proxies confer discretionary authority on the persons named on the proxy cards to vote Old Kent common stock with respect to matters incident to the conduct of the Old Kent special meeting. If any other business is presented at the Old Kent special meeting, proxies will be voted in accordance with the discretion of the proxy holders. Proxies marked as abstentions will have the same effect as a vote against the proposal to adopt the agreement and plan of merger at the Old Kent special meeting. If you do not return your proxy card, vote over the Internet, vote by telephone or otherwise vote at the Old Kent special meeting, it will have the same effect as if you voted against the agreement and plan of merger at the Old Kent special meeting.


VOTE REQUIRED

     The affirmative vote of the holders of a majority of the Old Kent common stock outstanding is required to approve the agreement and plan of merger. THE OLD KENT BOARD UNANIMOUSLY RECOMMENDS THAT OLD KENT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.

     Because approval of the Old Kent proposal to approve the agreement and plan of merger requires the affirmative vote of the holders of a majority of the Old Kent common stock outstanding, abstentions and failures to vote will have the same effect as votes against the proposal. Under the National Association of Securities Dealers, Inc. conduct rules, your broker may not vote your shares on the Old Kent proposal to approve the agreement and plan of merger without instructions from you. Without your voting instructions, a broker non-vote will occur. Broker non-votes have the same effect as votes against the Old Kent proposal.

     The affirmative vote of the holders of a majority of the shares of Old Kent common stock present and voting on the matter may authorize the adjournment of the Old Kent special meeting. No proxy that is voted against the proposal to approve the agreement and plan of merger will be voted in favor of adjournment to solicit further proxies for such proposal.

SOLICITATION OF PROXIES

     Old Kent will pay all the costs of soliciting proxies, except that Fifth Third will pay the expenses of printing and mailing this document. Old Kent will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Old Kent common stock. In addition to solicitations by mail, directors, officers and employees of Old Kent may solicit proxies personally or by telephone without additional compensation.


     Old Kent has retained D.F. King & Co., Inc., a proxy solicitation firm, to assist Old Kent in soliciting proxies from its shareholders. We anticipate that the costs of these services will be approximately $8,000.


     DO NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. AS SOON AS PRACTICABLE AFTER THE COMPLETION OF THE MERGER, THE EXCHANGE AGENT WILL MAIL TRANSMITTAL FORMS WITH INSTRUCTIONS FOR THE EXCHANGE OF STOCK CERTIFICATES FOR OLD KENT STOCK TO FORMER OLD KENT SHAREHOLDERS.

                        THE FIFTH THIRD SPECIAL MEETING


     This document and the accompanying proxy card are being furnished to you in connection with the solicitation by the board of directors of Fifth Third of proxies to be used at the Fifth Third special meeting to be held at 11:00 a.m., Eastern Standard Time, on March 20, 2001, at the Aronoff Center for the Arts, Fifth Third Bank Theater, Main and 7th Streets, Cincinnati, Ohio, and at any adjournments thereof. This document, the enclosed notice of Fifth Third's special meeting and proxy card are first being sent to you on or about January 25, 2001.


PURPOSE OF THE MEETING


     The purpose of the special meeting of Fifth Third's shareholders is to approve the adoption of the agreement and plan of merger of Old Kent with and into a newly-formed, wholly-owned subsidiary of Fifth Third (see "The
Merger -- Structure of the Merger"), and the issuance of shares of Fifth Third common stock to the shareholders of Old Kent in the merger.


     Fifth Third shareholders also may consider and vote upon such other matters as are properly brought before the Fifth Third special meeting, including a proposal to adjourn the Fifth Third special meeting to permit further solicitation of proxies by the Fifth Third board in the event that there are not sufficient votes to approve these proposals at the time of the Fifth Third special meeting. However, no proxy which is voted against a proposal will be voted in favor of adjournment to solicit further proxies for such proposal. As of the date of this document, the Fifth Third board knows of no business that will be presented for consideration at the Fifth Third special meeting, other than matters described in this document.

VOTING AND REVOCABILITY OF PROXIES


     The Fifth Third board of directors has fixed the close of business on January 19, 2001 as the record date for shareholders entitled to notice of and to vote at the Fifth Third special meeting. Only holders of record of Fifth Third common stock on that record date are entitled to notice of and to vote at the Fifth Third special meeting. Each share of Fifth Third common stock you own
entitles you to one vote. On the record date,                shares of Fifth
Third common stock were outstanding and entitled to vote at the Fifth Third
special meeting, held by approximately                shareholders of record.


     You may vote at the Fifth Third special meeting using any one of the following methods:


     - You May Vote by Mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope. The enclosed envelope requires no additional postage if mailed in the United States.



     - You May Vote in Person at the Meeting. If you plan to attend the Fifth Third special meeting and wish to vote in person, we will give you a ballot at the Fifth Third special meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of Fifth Third common stock on January 19, 2001, the record date for voting at the Fifth Third special meeting.


     If you hold shares of Fifth Third common stock in "street name," you must instruct your broker to vote your shares on the proposals following the directions provided to you by your broker. Your failure to instruct your broker to vote on a proposal will be the equivalent of voting against that proposal.

     Shareholders who execute proxies retain the right to revoke them at any time prior to their exercise. Unless revoked, the shares represented by proxies will be voted at the Fifth Third special meeting and all adjournments thereof. Proxies may be revoked by: (1) written notice to the Secretary of Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, (2) filing a later dated proxy prior to a vote being taken on a particular proposal at the Fifth Third special meeting, or (3) attending the Fifth Third special meeting and voting in person.

     Proxies solicited by the Fifth Third board will be voted in accordance with the directions given on the proxy cards. IF YOU SIGN AND RETURN YOUR PROXY CARD BUT DO NOT INDICATE YOUR VOTE ON THE PROXY CARD, YOUR PROXY WILL BE VOTED AT THE FIFTH THIRD SPECIAL MEETING TO ADOPT THE AGREEMENT AND PLAN OF MERGER AND APPROVE THE ISSUANCE OF SHARES OF FIFTH THIRD COMMON STOCK TO THE SHAREHOLDERS OF OLD KENT IN THE MERGER. The proxies confer discretionary authority on the persons named on the proxy cards to vote Fifth Third common stock with respect to matters incident to the conduct of the Fifth Third special meeting. If any other business is presented at the Fifth Third special meeting, proxies will be voted in accordance with the discretion of the proxy holders. If you mark your proxy as an abstention or do not do not return your proxy card or otherwise vote at the Fifth Third special meeting, it will have the same effect as if you voted at the Fifth Third special meeting against these proposals.


VOTES REQUIRED


     The affirmative vote of the holders of at least two-thirds of the Fifth Third common stock outstanding is required to adopt the agreement and plan of merger and approve the issuance of shares of Fifth Third common stock to the shareholders of Old Kent in the merger. THE FIFTH THIRD BOARD UNANIMOUSLY RECOMMENDS THAT FIFTH THIRD SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND APPROVAL OF THE ISSUANCE OF SHARES OF FIFTH THIRD COMMON STOCK TO THE SHAREHOLDERS OF OLD KENT IN THE MERGER.



     Because approval of the Fifth Third proposal requires the affirmative vote of the holders of at least two-thirds of the Fifth Third common stock outstanding, abstentions and failures to vote will have the same effect as votes against the proposal. Under the National Association of Securities Dealers, Inc. conduct rules, your broker may not vote your shares on the Fifth Third proposal without instructions from you. Without your voting instructions, a broker non-vote will occur. Broker non-votes have the same effect as votes against the proposal.



     The affirmative vote of the holders of a majority of the shares of Fifth Third common stock present and voting on the matter may authorize the adjournment of the Fifth Third special meeting. No proxy that is voted against the proposal will be voted in favor of adjournment to solicit further proxies for such proposal.


SOLICITATION OF PROXIES

     Fifth Third will pay all the costs of soliciting proxies. Fifth Third will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Fifth Third common stock. In addition to solicitations by mail, directors, officers and employees of Fifth Third may solicit proxies personally or by telephone without additional compensation.


     Fifth Third has retained D.F. King & Co., Inc., a proxy solicitation firm, to assist Fifth Third in soliciting its shareholders. We anticipate that the costs of these services will be approximately $8,000.


     DO NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. FIFTH THIRD SHAREHOLDERS WILL RETAIN THEIR SHARES OF FIFTH THIRD COMMON STOCK IN THE MERGER.

                                   THE MERGER

     The following description summarizes all material terms of the agreement and plan of merger. We urge you to read the agreement and plan of merger, a copy of which is attached as Annex A to this document and is incorporated by reference into this document.

STRUCTURE OF THE MERGER


     Upon completion of the merger, Old Kent will merge with and into Fifth Third Financial Corporation, a newly-formed, wholly-owned subsidiary of Fifth Third. Old Kent will then be a wholly-owned subsidiary of Fifth Third.



     Fifth Third is permitted under the agreement and plan of merger to change the structure of the merger, in which case the agreement and plan of merger will be amended to allow for those changes. Fifth Third and Old Kent amended and restated the agreement and plan of merger to change the structure from a merger of Old Kent directly into Fifth Third to the merger's present structure on January 16, 2001. Fifth Third may not, however, require any changes in the structure of the merger that (1) alter or change the amount or kind of consideration to be issued to holders of the common stock of Old Kent as provided for in the agreement and plan of merger, (2) adversely affect the tax treatment of holders of Old Kent common stock as a result of receiving the merger consideration or (3) materially impede or delay completion of the transactions contemplated by the agreement and plan of merger.


CORPORATE GOVERNANCE

     After the merger is completed, the directors and officers of Fifth Third who were in office prior to the effective time of the merger will continue to serve as the directors and officers, respectively, of Fifth Third for the term for which they were elected, subject to Fifth Third's code of regulations and in accordance with law. Additionally, in the agreement and plan of merger, Fifth Third has agreed: (1) to take such actions as may be reasonably required to cause its board to be expanded by three members and to appoint three directors of Old Kent as directors of Fifth Third (one of whom will be David J. Wagner), and (2) to extend offers to all individuals who are members of the board of directors of Old Kent immediately prior to the effective time of the merger to become members of the board of directors of Fifth Third's principal bank located in Michigan (or any successor thereto) immediately after the effective time of merger.

MERGER CONSIDERATION

     Each share of Old Kent common stock (excluding treasury and other shares held by Fifth Third or Old Kent), including the Old Kent shareholder rights attached thereto, that is issued and outstanding immediately prior to the effective time of the merger will be canceled and converted, by virtue of the merger and without any further action, into the right to receive .74 of a share of Fifth Third common stock.


     This exchange ratio is subject to change if, prior to the effective time of the merger, the outstanding shares of Fifth Third common stock or Old Kent common stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization. In this case, an appropriate and proportionate adjustment shall be made to the exchange ratio.


     Each share of Old Kent series D perpetual preferred stock issued and outstanding immediately prior to the effective time of the merger shall be converted into one share of perpetual preferred stock of Fifth Third designated as Fifth Third series D perpetual preferred stock. The terms of the Fifth Third series D perpetual preferred stock shall be substantially identical to the terms of the Old Kent series D perpetual preferred stock, except for such changes as may be required to give effect to the adjustment required by Section D.5.3.E. of the Old Kent certificate of designations, preferences and rights relating thereto in respect of the merger. Each share of Old Kent series E perpetual preferred stock issued and outstanding immediately prior to the effective time of the merger shall be converted into one share of perpetual preferred stock of Fifth Third designated as

Fifth Third series E perpetual preferred stock. The terms of the Fifth Third series E perpetual preferred stock shall be substantially identical to the terms of the Old Kent series E perpetual preferred stock.

     Pursuant to Old Kent's articles of incorporation and the certificates of designation for each of the Old Kent series D perpetual preferred stock and Old Kent series E perpetual preferred stock, the holders of these shares of Old Kent perpetual preferred stock have no right to vote on the merger or to exercise dissenter's rights of appraisal.

NO FRACTIONAL SHARES


     Except as described below in "-- OK Invest Direct," only whole shares of Fifth Third common stock will be issued in connection with the merger. In lieu of fractional shares, each holder of Old Kent common stock otherwise entitled to a fractional share of Fifth Third common stock will be paid, without interest, an amount of cash equal to the amount of this fraction (rounded to the nearest thousandth) multiplied by the average closing price of a share of Fifth Third common stock for the five trading days before the closing date of the merger. No shareholder will be entitled to interest, dividends, voting rights or other rights in respect of any fractional share.


EFFECTIVE TIME OF THE MERGER

     Unless we agree otherwise, the effective time of the merger will occur on the first business day occurring at least 10 business days after all conditions contained in the agreement and plan of merger have been met or waived, including the expiration of all applicable waiting periods. Fifth Third and Old Kent have agreed to use their reasonable best efforts to cause the effective time of the merger to occur during the first week of April 2001. Old Kent and Fifth Third each will have the right, but not the obligation, to terminate the agreement and plan of merger if the effective time of the merger does not occur on or before November 20, 2001, unless the failure of the merger to occur by such date is due to the failure of the party seeking such termination to perform or observe the covenants and agreements of such party contained in the agreement and plan of merger.

EXCHANGE OF CERTIFICATES

     At or prior to the effective time of the merger, Fifth Third will deposit, or cause to be deposited, with a subsidiary of Fifth Third, or another bank or trust company reasonably acceptable to both Fifth Third and Old Kent, certificates representing the shares of Fifth Third common stock and cash in lieu of any fractional shares to be issued pursuant to the merger, in exchange for outstanding shares of Old Kent common stock. The selected entity will act as the exchange agent for the benefit of the holders of certificates of Old Kent common stock.

     After the effective time of the merger, you will cease to have any rights as a holder of Old Kent common stock, and your sole rights will pertain to the rights to receive shares of Fifth Third common stock and cash in lieu of fractional shares, if any, into which your shares of Old Kent common stock will have been converted by virtue of the merger.

     Within 10 business days after the effective time of the merger, the exchange agent will send to you a notice and letter of transmittal for use in submitting to the exchange agent, certificates formerly representing shares of Old Kent common stock to be exchanged for certificates representing shares of Fifth Third common stock (and, to the extent applicable, cash in lieu of fractional shares of Fifth Third common stock) which you are entitled to receive as a result of the merger. You will also receive instructions for handling share certificates which have been lost, stolen, destroyed or mislaid. You will not be entitled to receive any dividends or other distributions which may be payable to holders of record of Fifth Third common stock following the effective time of the merger until you have surrendered and exchanged your certificates (or, in the case of lost, stolen, destroyed or mislaid share certificates, such documentation as is reasonably required by Fifth Third) evidencing ownership of Old Kent common stock. Any dividends payable on Fifth Third common stock after the effective time of the merger will be paid to the exchange agent and, upon receipt of the certificates (or, in the case of lost, stolen, destroyed or mislaid share certificates, such documentation as is required by Fifth Third) representing Old Kent common stock, subject to any applicable escheat or similar laws relating to unclaimed funds, the exchange agent will forward to you (1) certificates representing your shares of Fifth Third common stock, (2) dividends declared thereon subsequent to the effective time of the merger, without interest, and (3) the cash value of any fractional shares, without interest. YOU SHOULD NOT SUBMIT SHARE CERTIFICATES FOR OLD KENT STOCK UNTIL YOU HAVE RECEIVED WRITTEN INSTRUCTIONS TO DO SO.

     At the effective time of the merger, the stock transfer books of Old Kent will be closed and no transfer of Old Kent stock will thereafter be made on Old Kent's stock transfer books. If a certificate formerly representing Old Kent stock is presented to Old Kent or Fifth Third, it will be forwarded to the exchange agent for cancellation and exchange for a certificate representing shares of Fifth Third stock.

     Although not required in the agreement and plan of merger, certificates representing Old Kent series D perpetual preferred stock and Old Kent series E perpetual preferred stock will be exchanged for certificates representing Fifth Third series D perpetual preferred stock and Fifth Third series E perpetual preferred stock, respectively, in a similar fashion. Fifth Third shareholders will not exchange their stock certificates in the merger.


OK INVEST DIRECT



     If approved, as expected, Old Kent's stock purchase and dividend reinvestment plan, OK Invest Direct, will be amended prior to the merger. The proposed changes to OK Invest Direct will have the effect of merging OK Invest Direct into Fifth Third's stock purchase and dividend reinvestment plan, Fifth Third Direct, in the merger. Shares of Old Kent common stock held in OK Invest Direct will be converted into whole and fractional shares of Fifth Third common stock in accordance with the exchange ratio of .74 shares of Fifth Third common stock for each share of Old Kent common stock. The converted shares will then be held in Fifth Third Direct. If the proposed changes to OK Invest Direct are not approved, then you would receive a certificate for all full shares and cash in lieu of all fractional shares of Fifth Third common stock issued in the merger, without regard to your participation in OK Invest Direct. In either event, you will receive cash in lieu of any other fractional shares and certificates for full shares of Fifth Third common stock that you might otherwise be entitled to receive in the merger for shares not held in OK Invest Direct.



     All participants in OK Invest Direct, if amended, will be enrolled automatically in Fifth Third Direct at the effective time of the merger. Prior to the merger, participants in OK Invest Direct may withdraw from the plan at any time by contacting the plan administrator at: OK Invest Direct, c/o Old Kent Bank -- Shareholder Services at 4420 44(th) Street, SE, Suite A, Grand Rapids, Michigan 49512-4011, or calling 1-800-652-2657 (ext.771-5482). After the effective time of the merger, participants in Fifth Third Direct may withdraw from the plan at any time by contacting the plan administrator at: Fifth Third Direct, c/o Fifth Third Bank, 38 Fountain Square Plaza, Mail Drop 10AT66, Cincinnati, Ohio 45263, or calling 1-800-837-2755. Shareholders may incur fees by withdrawing from either OK Invest Direct or Fifth Third Direct.


BACKGROUND OF THE MERGER

     Each of our managements and, in some instances, outside advisors have periodically updated our respective boards of directors regarding conditions in the market for financial services and the range of strategic options potentially available to our companies from time to time. In view of competition, the trend toward consolidation and other developments in the financial services industry, each of our companies over time has considered, among a range of other possible alternatives and as a part of their regular reviews of strategic options, the potential strategic implications of various business combinations. Each of our companies has expanded our operations significantly over the last several years through acquisitions and strategic combinations that were undertaken in part based on the objective of building stronger and more efficient franchises able to better compete in the current financial services environment. Each of our managements has been familiar with the operations and franchises of the other company as a result of our ongoing strategic reviews of competitors and potential alliances.

     In early October 2000, Mr. David J. Wagner, Chairman, President and Chief Executive Officer of Old Kent, and other members of Old Kent's senior management held a series of meetings to discuss conditions in the financial services market and the strategic options potentially available to Old Kent as part of their annual review of those matters. As a result of those meetings, Old Kent's senior management determined that, in view of the current financial services environment, it would be advisable to explore in greater detail a range of potential strategies, including remaining an independent company and undertaking a business combination with a similarly-sized or larger financial institution. In mid-October, the Old Kent board of directors met to consider the state of the financial services environment and the strategic recommendations of its senior management. At that meeting, the Old Kent board of directors authorized senior management to continue to explore possible strategic alternatives and to retain Merrill Lynch to assist in the consideration of those potential alternatives.

     In early November 2000, as a result of the efforts of Old Kent's senior management and financial advisors in exploring potential strategic alternatives for Old Kent, Mr. George A. Schaefer, Jr., President and Chief Executive Officer of Fifth Third, met with Mr. Wagner and expressed his belief that it would be worthwhile to explore a potential combination in greater detail. After discussing the potential advantages of a combination of our companies, Mr. Schaefer and Mr. Wagner agreed that it would be worthwhile to discuss that possibility further. The day after Mr. Schaefer and Mr. Wagner spoke, Mr. Wagner met with the Old Kent board of directors to discuss various matters relating to Old Kent including his meeting with Mr. Schaefer. After discussing those matters, Mr. Wagner and the Old Kent board of directors agreed that Mr. Wagner should engage in further discussions with Mr. Schaefer regarding the proposed transaction.

     After the Old Kent board meeting, Messrs. Schaefer and Wagner, together with members of their senior management teams, began a series of discussions with respect to the combination, including the specific terms of a potential transaction, eventually arriving at the principal financial and business terms of the transaction through arm's-length negotiations. At about the same time, Fifth Third and Old Kent entered into a customary confidentiality agreement governing the exchange of information regarding a potential transaction and commenced mutual due diligence investigations. While the discussion of the terms of the merger proceeded, legal counsel to Fifth Third and Old Kent began to draft definitive documentation with respect to the proposed merger. During this process, Mr. Schaefer and Mr. Wagner each spoke periodically with members of his company's board about the status of discussions.

     On November 16, 2000, the executive committee of the Fifth Third board held a meeting at which senior management of Fifth Third reviewed its discussions and negotiations with Old Kent regarding the proposed business combination, as well as the results of its due diligence investigation of Old Kent. Senior management of Fifth Third presented detailed financial information with respect to Old Kent and the potential transaction. Mr. Schaefer informed the other executive committee members that he had discussed the potential transaction with each member of the Fifth Third board and had obtained their verbal approvals to proceed. Also, at this meeting, Fifth Third's counsel reviewed the terms of the merger and the documents governing the transaction, including the employment agreements between Fifth Third and certain of Old Kent's executive officers described under "-- Interests of Certain Persons in the Merger," and the legal standards applicable to its decision to approve these agreements and the transactions contemplated by these agreements. After questions by, and discussion among, the members of the executive committee of the Fifth Third board, and after consideration of the factors described under "-- Recommendation of the Fifth Third Board of Directors and Reasons for the Merger," the executive committee voted unanimously to approve the agreement and plan of merger, the Old Kent stock option agreement and the transactions contemplated by those agreements. Following the conclusion of the November 16, 2000 meeting, Mr. Schaefer continued to advise members of the Fifth Third board on the status of negotiations with Old Kent.

     On November 19, 2000, the Old Kent board held a special meeting at which senior management of Old Kent reviewed its discussions and negotiations with Fifth Third regarding the proposed business combination, as well as the results of its due diligence investigation of Fifth Third. Mr. Wagner reviewed the Old Kent board's prior discussions of strategic alternatives for Old Kent, reviewed the course of discussions with Fifth Third and outlined the strategic rationale for the proposed merger. Merrill Lynch presented detailed financial information with respect to Fifth Third and the potential transaction to the Old Kent board, and Merrill Lynch rendered a written opinion that, as of November 19, 2000, the exchange ratio set forth in the merger agreement was fair to Old Kent shareholders from a financial point of view. Also, at this meeting, the Old

Kent board discussed with Old Kent's special counsel the terms of the merger and the definitive agreements governing the transaction, including the employment agreements between Fifth Third and certain of Old Kent's executive officers described under "-- Interests of Certain Persons in the Merger," and the legal and fiduciary standards applicable to its decision to approve these agreements and the transactions contemplated by these agreements. After questions by, and discussion among, the members of the Old Kent board, and after consideration of the factors described under "-- Recommendation of the Old Kent Board of Directors and Reasons for the Merger," the Old Kent board voted unanimously to approve the agreement and plan of merger, the Old Kent stock option agreement and the transactions contemplated by those agreements.

     Following the adjournment of the Old Kent board meeting, Old Kent and Fifth Third executed the agreement and plan of merger and the Old Kent stock option agreement effective as of November 20, 2000. Fifth Third and certain of the executive officers of Old Kent also entered into employment agreements to be effective upon completion of the merger. Old Kent and Fifth Third issued a joint press release on November 20, 2000 announcing the transaction. Fifth Third also received the written opinion of its financial advisor, Salomon Smith Barney, as of that date, that the exchange ratio set forth in the merger agreement was fair to Fifth Third from a financial point of view.

     On December 19, 2000, the Fifth Third board held its regularly scheduled meeting. The Fifth Third board reviewed the terms of the merger and the documents governing the transaction. The Fifth Third board also considered the factors described under " -- Recommendations of the Fifth Third Board of Directors and Reasons for the Merger" and the November 20, 2000 written opinion of Salomon Smith Barney as to the fairness of the exchange ratio from a financial point of view. The Fifth Third board ratified and approved the agreement and plan of merger and the other documents governing the transaction and unanimously recommended that Fifth Third shareholders adopt the agreement and plan of merger and approve the issuance of Fifth Third shares in the merger.


     Subsequently, in order to structure the merger as a merger of Old Kent with and into Fifth Third Financial Corporation, a newly-formed, wholly-owned subsidiary of Fifth Third, Fifth Third and Old Kent prepared an amended and restated agreement and plan of merger. This amended and restated agreement and plan of merger was approved by the Old Kent board of directors on January 15, 2001 and was approved by the Fifth Third and Fifth Third Financial Corporation boards of directors on January 16, 2001. The amended and restated agreement and plan of merger was then executed by Fifth Third, Fifth Third Financial Corporation and Old Kent on January 16, 2001.


RECOMMENDATION OF THE OLD KENT BOARD OF DIRECTORS AND REASONS FOR THE MERGER

     Old Kent's board of directors believes that the merger is fair to, and in the best interests of, Old Kent and its shareholders. Accordingly, the board of directors has unanimously approved the agreement and plan of merger and unanimously recommends that Old Kent shareholders vote "FOR" approval of the agreement and plan of merger.

     In reaching its decision to approve the agreement and plan of merger and the stock option agreement, Old Kent's board of directors consulted with Old Kent management, as well as with its financial and legal advisors, and considered a number of factors, including the following:

     - Its knowledge of Old Kent's business, operations, financial condition, earnings and prospects.

     - The business, operations, financial condition, earnings and prospects of Fifth Third. In making its determination, the board of directors took into account the results of Old Kent's due diligence review of Fifth Third.

     - The consistency of the merger with Old Kent's long-term goals of achieving superior financial performance and stockholder returns.

     - The fact that, based on the closing price of Fifth Third's common stock on the last trading day preceding the date on which Old Kent and Fifth Third entered into the agreement and plan of merger, the exchange ratio of .74 represented a 42% premium over the closing price of Old Kent's common stock on that date and a 35% premium over the average closing price of Old Kent's common stock for the 30 trading days preceding that date.

     - Its knowledge and analysis of the current environment in the financial services industry, including continued consolidation, evolving trends in technology and increasing nationwide competition.

     - Its belief that the merger presents a unique strategic opportunity to combine two superior performance banks and create one of the most competitive banking franchises in highly populated areas of the Midwest.

     - Its view that the combination of Old Kent and Fifth Third presents manageable execution risk in view of the complementary and contiguous markets and demographics served by our companies, consistent credit, risk and operating philosophies and business lines, conservative assumptions regarding synergies and a common operating platform.

     - While realizing that there can be no assurances about future results, its expectation of the financial impact of the merger on Fifth Third, as the issuer of the stock Old Kent shareholders will receive in the merger, including:

        -- the pro forma capital ratios, asset quality and efficiency ratio of the combined company;

        -- the expectation that the merger will increase Fifth Third's earnings per share beginning at completion;

        -- the expectation that the combined company could be expected to realize significant synergies, including $92 million in after-tax savings by fiscal year 2002; and

        -- the expectation that after-tax merger and integration and other nonrecurring merger related charges of approximately $235 million would be taken.

     - The structure of the merger and the terms of the agreement and plan of merger and the Old Kent stock option agreement.

     - The expectation that the merger will generally be a tax-free transaction to Old Kent and its shareholders, other than in respect of cash paid instead of fractional shares, and the expectation that the combined company will account for the merger as a pooling-of-interests.

     - The potential impact of the merger on Old Kent's customers and employees and the communities served by Old Kent, including Grand Rapids, Michigan, the location of Old Kent's headquarters. In this regard, the Old Kent board noted Fifth Third's agreement to continue Old Kent's community commitments following completion of the merger.

     - The proposed arrangements with members of management of Old Kent, including the fact that, upon completion of the merger, Mr. Wagner will assume Fifth Third's top executive role with respect to the banking operations of Fifth Third in the State of Michigan, Mr. Robert H. Warrington will serve as president of Fifth Third's mortgage banking business, Mr. Kevin T. Kabat will serve as president of Fifth Third's Grand Rapid's affiliate, three of Old Kent's directors will join the Fifth Third board of directors and Fifth Third will extend offers to all individuals who are members of the Old Kent board to become members of the board of directors of Fifth Third's principal bank located in Michigan, and the fact that certain directors and executive officers of Old Kent will receive benefits in the merger that are in addition to their interests as stockholders. See "-- Interests of Certain Persons in the Merger."

     - The opinion of Merrill Lynch that, as of November 19, 2000, the exchange ratio was fair from a financial point of view to Old Kent stockholders. See "-- Opinion of Old Kent's Financial Advisor."

     - Its determination that the merger will be in substantial compliance with all applicable laws.

     - The likelihood that the merger will be approved by the appropriate regulatory authorities. See "Terms of the Agreement and Plan of Merger -- Conditions to Closing."

     This discussion of the information and factors considered by the Old Kent board of directors is not intended to be exhaustive but includes all of the material factors it considered. In reaching its determination to approve and recommend the merger, the Old Kent board of directors did not assign any relative or specific weights to these factors. Individual directors may have given different weight to different factors.

     THE BOARD OF DIRECTORS OF OLD KENT UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF OLD KENT COMMON STOCK VOTE FOR APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.

RECOMMENDATION OF THE FIFTH THIRD BOARD OF DIRECTORS AND REASONS FOR THE MERGER


     Fifth Third's acquisition strategy historically has been to fill in its markets generally along the interstate highways in Ohio, Kentucky, Indiana and Michigan. These acquisitions have been designed to strengthen Fifth Third's ability to compete in these markets by increasing its presence, consumer access and sales force. Recently, Fifth Third has focused on expansion into the contiguous markets of Michigan and Northern Illinois. Fifth Third believes that the merger with Old Kent presents Fifth Third with a unique opportunity to expand into these attractive markets.


     In reaching its decision to approve the agreement and plan of merger and recommend the transaction to its shareholders, Fifth Third consulted with its financial and legal advisors, and considered a variety of factors, including the following:

     - Fifth Third's familiarity with and review of Old Kent's business, operations, management, markets, competitors, financial condition, earnings and prospects;

     - Old Kent's financial strength, stable credit quality and concentration in attractive Midwestern cities;

     - The business, operations, financial condition, earnings and prospects of each of Fifth Third and Old Kent;

     - Old Kent's compatible risk philosophy, credit culture, shareholder focus and operating philosophy;

     - Old Kent's management team will provide additional depth to Fifth
       Third's;

     - Old Kent will add additional product line depth in investment advisory services, commercial lending and residential mortgage lending;

     - Fifth Third's belief that after the merger the combined company will be able to continue to generate high revenue growth rates;

     - The merger will allow Fifth Third to build on its decentralized affiliate structure;

     - The merger will allow Fifth Third to expand into the Northern Illinois market (including Chicago) and to expand within the Michigan market;

     - Old Kent's markets are contiguous and similar to Fifth Third's Midwest markets;

     - The merger will add approximately one million new customers to Fifth Third's customer base;

     - The market area of the combined company has 16 million potential customers- only one in 16 of which is currently a Fifth Third customer;

     - The merger will allow Fifth Third to accomplish in one transaction what would have otherwise taken several transactions and will add significant trust and commercial banking businesses that may not have been available in other potential acquisitions;

     - The transaction is anticipated to exceed Fifth Third's internal rate of return goals;

     - The merger is expected to be immediately accretive to earnings per share, before achieving anticipated operating synergies and cost savings;

     - The anticipated effectiveness of the merger in allowing Fifth Third to enhance stockholder returns by identifying and achieving efficiencies, including identifiable and readily achievable cost savings of

       20% of Old Kent's operating expenses phased in over three years with 25% being achieved in 2001, 75% in 2002 and 100% in 2003;

     - The level of anticipated merger related charges, estimated at approximately $235 million, after taxes;

     - The opinion of Fifth Third's financial advisor, Salomon Smith Barney Inc., a copy of which is attached to this document as Annex D;

     - The structure of the merger and the terms of the agreement and plan of merger and the stock option agreement, including the fact that the fixed exchange ratio provides certainty as to the number of shares of the common stock of the combined company to be issued in the merger;

     - The merger is intended to qualify as a transaction of a type that is generally tax-free for federal income tax purposes; and

     - The merger is expected to qualify as a pooling-of-interests for accounting purposes.

     The foregoing discussion of the information and factors considered by Fifth Third is not intended to be exhaustive but is believed to include all material factors considered by Fifth Third. In reaching its determination to enter into the agreement and plan of merger, Fifth Third did not assign any relative or specific weights to the foregoing factors.

     THE FIFTH THIRD BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF FIFTH THIRD COMMON STOCK VOTE FOR ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND APPROVAL OF THE ISSUANCE OF SHARES OF FIFTH THIRD COMMON STOCK TO THE SHAREHOLDERS OF OLD KENT IN THE MERGER.

OPINION OF OLD KENT'S FINANCIAL ADVISOR

     Old Kent retained Merrill Lynch to act as its financial advisor in connection with the merger. On November 19, 2000, the board of directors of Old Kent held a meeting to evaluate the proposed merger. At this meeting, Merrill Lynch rendered its written opinion that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio was fair, from a financial point of view, to the Old Kent stockholders. [Merrill Lynch subsequently confirmed and updated its opinion in writing by delivering to the board of directors of Old Kent a written opinion dated as of the date of this document. In connection with its written opinion, Merrill Lynch confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion. It also performed procedures to update certain of its analyses and reviewed the assumptions used in its analyses and the factors considered in connection with its earlier opinion.]

     The full text of the Merrill Lynch opinion, which describes, among other things, the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch is attached as Annex C to this document and is incorporated in this document by reference. Old Kent's shareholders are urged to, and should, read Merrill Lynch's opinion carefully and in its entirety.

     Merrill Lynch's opinion is directed to the board of directors of Old Kent and addresses only the fairness, from a financial point of view, of the exchange ratio to Old Kent's shareholders. The opinion does not address any other aspect of the merger or any related transaction, nor does it constitute a recommendation to any shareholders as to how to vote at the Old Kent special meeting. The summary of the fairness opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion.

     In arriving at its opinion, Merrill Lynch, among other things:

     - reviewed certain publicly available business and financial information relating to Old Kent and Fifth Third that Merrill Lynch deemed to be relevant;

     - reviewed certain information, including financial forecasts, relating to the respective businesses, earnings, assets, liabilities and prospects of Old Kent and Fifth Third furnished to Merrill Lynch by the senior management of Old Kent and Fifth Third, as well as the amount and timing of the cost savings, revenue enhancements and related expenses expected to result from the merger furnished to Merrill Lynch by senior management of Fifth Third;

     - conducted discussions with members of senior management and representatives of Old Kent and Fifth Third concerning the matters described in the bullet points set forth above, as well as their respective businesses and prospects before and after giving effect to the merger and the expected cost savings, revenue enhancements and related expenses;

     - reviewed the market prices and certain valuation multiples for Old Kent common stock and Fifth Third common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

     - reviewed the respective publicly reported financial condition and results of operations of Old Kent and Fifth Third and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

     - compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

     - participated in certain discussions among representatives of Old Kent and Fifth Third and their respective financial and legal advisors with respect to the merger;

     - reviewed the pro forma impact of the merger;

     - reviewed a draft of the agreement and plan of merger and a draft of the related stock option agreement provided to Merrill Lynch; and

     - reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In rendering its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, or that was discussed with, or reviewed by or for Merrill Lynch, or that was publicly available, and Merrill Lynch did not assume any responsibility for independently verifying this information or undertake an independent evaluation or appraisal of the assets or liabilities of Old Kent or Fifth Third nor has Merrill Lynch been furnished any such evaluation or appraisal.

     Merrill Lynch is not an expert in the evaluation of allowances for loan losses, and neither made an independent evaluation of the adequacy of the allowances for loan losses of Old Kent or Fifth Third, nor reviewed any individual credit files of Old Kent or Fifth Third or been requested to conduct such a review and, as a result, Merrill Lynch has assumed that the aggregate allowances for loan losses for both Old Kent and Fifth Third are adequate to cover such losses and will be adequate on a pro forma basis for the combined company. In addition, Merrill Lynch did not assume any obligation to conduct, nor did Merrill Lynch conduct, any physical inspection of the properties or facilities of Old Kent or Fifth Third. With respect to the financial and operating information, including, without limitation, financial forecasts, valuations of contingencies and projections regarding under-performing or non-performing assets, net charge-offs, adequacy of reserves, future economic conditions and information on the cost savings, revenue enhancements and related expenses expected to result from the merger furnished to or discussed with Merrill Lynch by Old Kent or Fifth Third, Merrill Lynch assumed that the information was reasonably prepared and reflects the best currently available estimates and judgments of the senior management of each of Old Kent and Fifth Third as to the future financial and operating performance of Old Kent, Fifth Third or the combined entity, as the case may be, and the expected cost savings, revenue enhancements and related expenses. Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as in effect on, and on the information made available to Merrill Lynch as of, the date of its opinion.

     For purposes of rendering its opinion, Merrill Lynch assumed that, in all respects material to its analyses:

     - the merger will be completed substantially in accordance with the terms set forth in the agreement and plan of merger;

     - the representations and warranties of each party in the agreement and plan of merger and in all related documents and instruments referred to in the agreement and plan of merger are true and correct;

     - each party to the agreement and plan of merger and all related documents will perform all of the covenants and agreements required to be performed by such party under the agreement and plan of merger and any related documents;

     - all conditions to the completion of the merger will be satisfied without any waivers; and

     - in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Old Kent, Fifth Third or the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

     Merrill Lynch also assumed that the merger will be accounted for as a pooling-of-interests under U.S. generally accepted accounting principles (which we refer to in this document as "GAAP") and that it will qualify as a tax-free reorganization for federal income tax purposes. Merrill Lynch's opinion is not an expression of an opinion as to the prices at which shares of Old Kent common stock or shares of Fifth Third common stock will trade following the announcement of the merger or the prices at which the shares of common stock of Fifth Third will trade following the completion of the merger.

  Analyses of Merrill Lynch

     In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Old Kent and Fifth Third. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. The Merrill Lynch opinion was among several factors taken into consideration by the board of directors of Old Kent in making its determination to approve the agreement and plan of merger and the merger. In addition, the Old Kent board did not rely on any single analysis in making its determination. Consequently, the analyses described below should not be viewed as determinative of the decision of the board of directors of Old Kent or management of Old Kent with respect to the fairness of the exchange ratio.

     The following is a summary of the material financial analyses presented by Merrill Lynch to the board of directors of Old Kent on November 19, 2000 in connection with the rendering of its written opinion on that date. The summary is not a complete description of the analyses underlying the Merrill Lynch opinion or the presentation made by Merrill Lynch to the board of directors of Old Kent, but summarizes the material analyses performed and presented in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.

     In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Merrill Lynch believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

     CALCULATION OF TRANSACTION VALUE OF THE EXCHANGE RATIO. Merrill Lynch reviewed the terms of the merger. It noted that the exchange ratio of .74 shares of Fifth Third common stock for each share of Old Kent common stock had an implied offer value of $35.57 per share of Old Kent common stock based upon the closing price of Fifth Third common stock of $48.06 on November 17, 2000 (the last trading day preceding the Old Kent board meeting of November 19, 2000), and an implied offer value of $37.69 per share of Old Kent common stock based upon the closing price of Fifth Third common stock of $50.94 on November 10, 2000 (the last trading day prior to the Old Kent board meeting of November 13, 2000). Merrill Lynch also noted that the transaction had an implied aggregate value of approximately $5.0 billion as of November 17, 2000.

     TRANSACTION PRICING MULTIPLES. Based on an exchange ratio of .74 and the per share closing price of Fifth Third common stock on November 17, 2000 of $48.06 and on November 10, 2000 of $50.94, Merrill Lynch analyzed the implied hypothetical transaction value to Old Kent of $35.57 per share as of November 17, 2000 and $37.69 per share as of November 10, 2000 as a premium to Old Kent's per share closing stock price on those dates. Merrill Lynch also analyzed the implied hypothetical transaction value as a multiple of Old Kent's last twelve months fully diluted earnings per share, Old Kent's estimated earnings per share for the years 2000 and 2001 (based on consensus First Call earnings estimates as of November 17, 2000 of $2.32 and $2.50, respectively), and Old Kent's stated book value and its stated tangible book value (based on financial data for the period ended September 30, 2000), in each case for both of the dates mentioned. First Call is a recognized data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.

     Merrill Lynch also compared the foregoing analyses to comparable data achieved in selected domestic merger transactions in the banking industry that have occurred since December 31, 1999 and that were valued at greater than $1 billion. The following transactions were reviewed by Merrill Lynch in this process (in each case, the first named company is the acquiror and the second named company is the acquired company in the transaction): Comerica Incorporated/Imperial Bancorp, Firstar Corporation/U.S. Bancorp, FleetBoston Financial Corporation/Summit Bancorp., M&T Bank Corporation/Keystone Financial, Inc., Wells Fargo & Company/First Security Corporation, and BB&T Corporation/One Valley Bancorp, Inc. Merrill Lynch considered the earlier transactions to be reasonably similar to the merger, but none of the transactions are identical to the merger.

     The analyses performed by Merrill Lynch indicated that the per share transaction value as a premium to the closing price of Old Kent common stock on November 17, 2000 was 42.3% and to the closing price of Old Kent common stock on November 10, 2000 was 43.6%, whereas the average premium in the transactions selected by Merrill Lynch was 30.0% as measured on the announcement date of those transactions.

     Merrill Lynch's analyses also indicated that the per share transaction value as a multiple of Old Kent's last twelve months fully diluted earnings per share would be 16.0x as of November 17, 2000 and 17.0x as of November 10, 2000, as compared to the corresponding multiple for the transactions selected by Merrill Lynch of 14.1x. Merrill Lynch's analyses further indicated that the transaction value as a multiple of Old Kent's estimated earnings per share in 2000 would be 15.3x as of November 17, 2000 and 16.2x as of November 10, 2000. Merrill Lynch's analyses also indicated that the transaction value as a multiple of Old Kent's estimated earnings per share in 2001 would be 14.2x as of November 17, 2000 and 15.1x as of November 10, 2000, as compared to the corresponding multiple for the transaction selected by Merrill Lynch of 12.1x. The analysis also indicated that the per share transaction value as a multiple of Old Kent's stated book value would be 3.1x as of November 17, 2000 and 3.2x as of November 10, 2000, as compared to the corresponding multiple for the transaction selected by Merrill Lynch of 2.2x. Merrill Lynch's analyses further indicated that the per share transaction value as a multiple of Old Kent's stated tangible book value would be

3.4x as of November 17, 2000 and 3.6x as of November 10, 2000, as compared to the corresponding multiple for the transaction selected by Merrill Lynch of 2.7x. For the transactions selected by Merrill Lynch, the comparable data used was taken as of the announcement date of those transactions.

     HISTORICAL TRADING RANGE ANALYSIS. Based on an exchange ratio of .74 and the per share closing price of Fifth Third common stock of $48.06 on November 17, 2000 (the last trading day preceding the November 19, 2000 board meeting), and of $50.94 on November 10, 2000 (the last trading day prior to the Old Kent board meeting of November 13, 2000), Merrill Lynch also reviewed the historical trading price of Fifth Third common stock for different periods during the thirty-day period prior to November 17, 2000 to determine the implied per share offer value of the transaction to Old Kent stockholders and the implied premium to the price of Old Kent common stock for such periods. The following table indicates the implied per share offer value of the transaction to Old Kent stockholders and the implied premium to the price of Old Kent common stock for the periods listed.

                                                              IMPLIED VALUE TO    IMPLIED PREMIUM TO
                                                                  OLD KENT          OLD KENT PRICE
                                                              ----------------    ------------------
Fifth Third Closing Price: November 17, 2000................       $35.57                 42%
Fifth Third Closing Price: November 10, 2000................        37.69                 44
5-day Trading Average.......................................        36.93                 47
10-day Trading Average......................................        37.43                 44
20-day Trading Average......................................        37.74                 44
30-day Trading Average......................................        38.14                 45

     DISCOUNTED DIVIDEND ANALYSIS -- OLD KENT. Merrill Lynch performed a discounted dividend analysis to estimate a range of present values per share of Old Kent common stock assuming Old Kent continued to operate as a stand-alone entity. This range was determined by adding (1) the present value of the estimated future dividend stream that Old Kent could generate through December 31, 2005, and (2) the present value of the "terminal value" of Old Kent common stock.

     In calculating a terminal value of Old Kent common stock, Merrill Lynch applied multiples of 9.0x, 10.0x and 11.0x to year 2006 forecasted cash earnings. The dividend stream and terminal value were then discounted back to September 30, 2000 using discount rates of 13.0%, 14.0% and 15.0%, which rates Merrill Lynch viewed as the appropriate range of discount rates for a company with Old Kent's risk characteristics.

     In performing this analysis, Merrill Lynch used First Call consensus earnings per share estimates for 2000 and 2001 of $2.32 and $2.50, respectively. For periods after 2001, earnings per share were assumed to increase at First Call's estimated annual long-term earnings growth rate of 10.0%. Merrill Lynch also assumed an annual asset growth rate of 5.0%, and further assumed that earnings in excess of those necessary to maintain Old Kent's tangible common equity ratio at 6.50% could be paid out as dividends. Based on the above assumptions, Merrill Lynch determined that the stand-alone present value of the Old Kent common stock ranged from $25.12 to $31.34 per share.

     DISCOUNTED DIVIDEND ANALYSIS -- FIFTH THIRD. Merrill Lynch also performed a discounted dividend analysis to estimate a range of present values per share of Fifth Third common stock assuming Fifth Third continued to operate as a stand-alone entity. As was the analysis performed with regard to Old Kent, this range was determined by adding (1) the present value of the estimated future dividend stream that Fifth Third could generate through December 31, 2005, and
(2) the present value of the "terminal value" of Fifth Third common stock.

     In calculating a terminal value of Fifth Third common stock, Merrill Lynch applied multiples of 18.0x, 20.0x and 22.0x to year 2006 forecasted cash earnings. The dividend stream and terminal value were then discounted back to September 30, 2000 using discount rates of 13%, 14% and 15%, which rates Merrill Lynch viewed as the appropriate range of discount rates for a company with Fifth Third's risk characteristics.

     In performing this analysis, Merrill Lynch used First Call consensus earnings per share estimates for 2000 and 2001 of $1.88 and $2.17, respectively. For periods after 2001, earnings were assumed to increase at

First Call's estimated annual long-term earnings growth rate of 15.0%. Merrill Lynch also assumed an annual asset growth rate of 5.0%, and further assumed that earnings in excess of those necessary to maintain Fifth Third's tangible common equity ratio at 6.50% could be paid out as dividends. Based on the above assumptions, Merrill Lynch determined that the stand-alone present value of the Fifth Third common stock ranged from $45.56 to $58.02 per share.

     PRO FORMA DISCOUNTED DIVIDEND ANALYSIS. Merrill Lynch also performed a pro forma discounted dividend analysis to estimate a range of present values per share of Old Kent common stock and Fifth Third common stock based on the pro forma combined company. This range was determined by using the same valuation methodology applied in the preceding six paragraphs in terms of calculating the terminal value of the combined company and the discount rates applicable to that value. Merrill Lynch also made the same assumptions as set forth in the preceding six paragraphs, except that: (1) earnings estimates for pro forma Fifth Third are based on First Call's Combined Estimates increased at 15% after 2001; (2) synergies are assumed to equal $23.9 million after-tax in 2001 and $71.8 million after-tax in 2002, with synergies increasing at 15% annually thereafter; (3) earnings in excess of those necessary to maintain pro forma Fifth Third's tangible common equity ratio at 6.0% could be paid out to stockholders as dividends; and (4) in calculating a terminal value of pro forma Old Kent common stock and Fifth Third common stock, Merrill Lynch applied a multiple of 18.0x, 20.0x and 22.0x to year 2006 forecasted cash earnings.

     Based on the above assumptions, the present value of pro forma Fifth Third common stock ranged from $50.08 to $64.32 per share. Merrill Lynch then applied the exchange ratio to the pro forma discounted dividend values arrived at per share of pro forma Fifth Third common stock to determine a range of present values per share of Old Kent common stock, and determined that the present value of the Old Kent common stock under this analysis ranged from $37.06 to $47.59 per share.

     The analyses set forth in each of the preceding eight paragraphs do not necessarily indicate actual values or actual future results and do not purport to reflect the prices at which any securities may trade at the present or at any time in the future. The discount rates applied to Old Kent and Fifth Third referred to in these paragraphs were based on several factors, including the financial advisor's knowledge of each of Old Kent and Fifth Third and the industry in which they operate, the business risk of each company and the overall interest rate environment as of November 17, 2000. The asset growth rates applied for Old Kent and Fifth Third took into consideration several factors, including the historical asset growth of each of Old Kent and Fifth Third as well as projected long-term growth rates. Dividend discount analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

     PEER GROUP STOCK TRADING MULTIPLE ANALYSIS -- OLD KENT. Merrill Lynch compared selected operating and stock market results of Old Kent to the publicly available corresponding data for the following companies that Merrill Lynch determined were comparable to Old Kent, which companies are as follows:

     - AmSouth Bancorporation
     - BB&T Corporation
     - Comerica Incorporated
     - First Tennessee National Corporation
     - Huntington Bancshares Incorporated
     - KeyCorp
     - Marshall & Ilsley Corporation

     - M&T Bank Corporation
     - National City Bancorporation
     - National Commerce Bancorporation
     - Regions Financial Corporation
     - SouthTrust Banks, Inc.
     - Union Planters Corporation
     - Zions Bancorporation

     The following table compares selected financial data of Old Kent with corresponding median data for the companies selected by Merrill Lynch, which data is based on financial data at or for the three months ended September 30, 2000, earnings estimates from First Call as of November 17, 2000, and market prices as of November 17, 2000 (the last trading day preceding the November 19, 2000 board meeting). The calculations of price-to-2000 and price-to-2001 First Call estimated earnings per share are based on estimated earnings per share calculated in accordance with GAAP. The calculations of price-to-2000 and price-to-2001 First Call estimated cash earnings per share are based on estimated earnings per share plus amortization of intangible assets per share.

                                                                                                   FIRST
                                                                                                   CALL
                              PRICE/      PRICE/                  PRICE/               PRICE/    PROJECTED
                               2000        2001       PRICE/       2001      PRICE/    STATED    FIVE-YEAR   2000 PRICE
                             ESTIMATED   ESTIMATED     2000      ESTIMATED   STATED   TANGIBLE      EPS       EARNINGS
                               GAAP        GAAP      ESTIMATED     CASH       BOOK      BOOK      GROWTH       GROWTH
                                EPS         EPS      CASH EPS       EPS      VALUE     VALUE       RATE        RATIO
                             ---------   ---------   ---------   ---------   ------   --------   ---------   ----------
Merrill Lynch Selected
  Company Median...........    10.81x      10.08x       9.74x       9.17x     1.94x     2.39x      11.0%       119.5%
Old Kent...................    10.78       10.00       10.19        9.49      2.15      2.36       10.0        107.8

     PEER GROUP STOCK TRADING MULTIPLE ANALYSIS -- FIFTH THIRD. Merrill Lynch also compared selected operating and stock market results of Fifth Third to the publicly available corresponding data for the following companies that Merrill Lynch determined were comparable to Fifth Third, which companies are as follows:

     - Bank of America Corporation
     - Bank One Corporation
     - Firstar Corporation
     - First Union Corporation
     - FleetBoston Financial Corporation
     - National City Bancorporation
     - SunTrust Banks, Inc.
     - The PNC Financial Services Group, Inc.
     - U.S. Bancorp
     - Wachovia Corporation
     - Wells Fargo & Company

     The following table compares selected financial data of Fifth Third with corresponding median data for the companies selected by Merrill Lynch, which data is based on financial data at or for the three months ended September 30, 2000, earnings estimates from First Call as of November 17, 2000, and market prices as of November 17, 2000 (the last trading day preceding the November 19, 2000 Old Kent board meeting). The calculations of price-to-2000 and price-to-2001 First Call estimated earnings per share are based on estimated earnings per share calculated in accordance with GAAP. The calculations of price-to-2000 and price-to-2001 First Call estimated cash earnings per share are based on estimated earnings per share plus amortization of intangible assets per share.

                                                                                                   FIRST
                                                                                                   CALL
                              PRICE/      PRICE/                                       PRICE/    PROJECTED
                               2000        2001       PRICE/      PRICE/     PRICE/    STATED    FIVE-YEAR   2000 PRICE
                             ESTIMATED   ESTIMATED     2000        2001      STATED   TANGIBLE      EPS       EARNINGS
                               GAAP        GAAP      ESTIMATED   ESTIMATED    BOOK      BOOK      GROWTH       GROWTH
                                EPS         EPS      CASH EPS    CASH EPS    VALUE     VALUE       RATE        RATIO
                             ---------   ---------   ---------   ---------   ------   --------   ---------   ----------
Merrill Lynch Selected
  Company Median...........    10.83x       9.59x      10.39x       9.19x     1.99x     2.38x      10.0%       100.6
Fifth Third................    25.57       22.05       24.43       21.20      5.00      5.67       15.0        170.4

     No company or transaction used in the comparable company analyses described above is identical to Old Kent, Fifth Third, the pro forma combined company, or the merger, as the case may be. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared. Mathematical analyses (such as determining the average or median) are not of themselves meaningful methods of using comparable transaction data or comparable company data.

     IMPUTED VALUATION ANALYSIS. Merrill Lynch also analyzed certain multiples achieved in selected domestic merger transactions in the banking industry that have occurred since December 31, 1999 and that were valued at greater than $1 billion and that are referenced above to determine the imputed per share value of Old Kent common stock based on the comparable multiples achieved in those transactions. The following table sets forth the imputed per share value of Old Kent common stock, based upon selected multiples achieved in the selected transactions.

                                                                                           PRICE/
                                                             PRICE/                         2001          PRICE/
                                               PRICE/        STATED       PRICE/LAST      ESTIMATED      ONE WEEK
                                               STATED       TANGIBLE     TWELVE MONTHS      GAAP          PRIOR
                                             BOOK VALUE    BOOK VALUE         EPS            EPS       MARKET PRICE
                                             ----------    ----------    -------------    ---------    ------------
Merrill Lynch Selected Transaction
  Average..................................      2.16x         2.69x         14.07x         12.10x          1.30x
Imputed Old Kent Value Per Share...........    $25.10        $28.52         $31.23         $30.25         $34.12

     PRO FORMA FINANCIAL IMPACT. Based on an exchange ratio of .74, Merrill Lynch also analyzed the pro forma per share financial impact of the merger on
(1) Fifth Third's GAAP earnings per share as projected by First Call for each of 2001 and 2002, (2) Fifth Third's book value per share, (3) Fifth Third's tangible book value per share, and (4) Old Kent's dividend payments.

     The analyses performed indicated that the merger would be accretive to Fifth Third's estimated GAAP earnings per share for each of 2001 and 2002. The analysis with regard to Fifth Third's GAAP earnings per share for 2001 and 2002 was based on consensus First Call earnings estimates and estimated after-tax synergies of $23.9 million in 2001 and $71.8 million in 2002.

     The analyses performed also indicated that the merger would be accretive to Fifth Third's pro forma book value per share and Fifth Third's pro forma tangible book value per share. The analyses for Fifth Third's book value per share and tangible book value per share include the impact of an estimated merger-and restructuring-related charge of $285 million after-tax. The analysis performed further indicated that the merger would be dilutive to Old Kent's dividend payments.

     The actual operating and financial results achieved by the pro forma combined company may vary from projected results and variations may be material as a result of business and operational risks, and the timing, amount and costs associated with achieving cost savings and revenue enhancements, if any, as well as other factors.

     Old Kent retained Merrill Lynch based upon its experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Merrill Lynch is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In addition, in the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of Old Kent and its affiliates and Fifth Third and its affiliates for their own account and/or the accounts of their respective customers, and, accordingly, may at any time hold long or short positions in these securities. In the past two years, Merrill Lynch has provided to Old Kent and Fifth Third financial advisory, investment banking and other services unrelated to the proposed merger, and has received fees for the rendering of these services. Merrill Lynch may provide these types of services to the combined company in the future and receive fees for those services.

     Pursuant to a letter agreement between Old Kent and Merrill Lynch, dated as of November 13, 2000, Old Kent agreed to pay Merrill Lynch for financial advisory services rendered through the closing of the merger (1) a fee of $3 million upon the execution of the merger agreement, and (2) a fee of $23 million payable in cash upon the closing of the merger. Old Kent also agreed, among other things, to reimburse Merrill Lynch for certain expenses incurred in connection with the services provided by Merrill Lynch, and to indemnify Merrill Lynch and its affiliates from and against certain liabilities and expenses, which may include certain liabilities under federal securities laws, in connection with its engagement.

OPINION OF FIFTH THIRD'S FINANCIAL ADVISOR

     On November 20, 2000 Salomon Smith Barney delivered its written opinion to the Fifth Third board of directors to the effect that, as of that date and based upon and subject to the considerations set forth in the opinion, the exchange ratio was fair, from a financial point of view, to Fifth Third.

     The full text of the Salomon Smith Barney opinion, which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached as Annex D to this document and is incorporated herein by reference. The Salomon Smith Barney opinion was provided to the Fifth Third board of directors for its information and assistance, is directed only to the fairness of the exchange ratio from a financial point of view to Fifth Third and does not constitute a recommendation to any Fifth Third shareholder as to how such shareholder should vote at the Fifth Third special meeting with respect to the merger or any other matter related thereto. The description of the Salomon Smith Barney opinion set forth herein is qualified in its entirety by reference to Annex D. Fifth Third shareholders are urged to read the Salomon Smith Barney opinion in its entirety.

     In connection with the Salomon Smith Barney opinion, Salomon Smith Barney, among other things:

     - reviewed the agreement and plan of merger;

     - held discussions with certain senior officers and other representatives and advisors of Fifth Third and Old Kent concerning the business, operations and prospects of Fifth Third and Old Kent;

     - examined publicly available business and financial information relating to Fifth Third and Old Kent as well as certain financial forecasts and other information and data for Fifth Third and Old Kent which were provided to or otherwise discussed with Salomon Smith Barney by the respective managements of Fifth Third and Old Kent, including information relating to certain strategic implications and operational benefits anticipated from the merger provided or otherwise discussed with Salomon Smith Barney by the management of Fifth Third;

     - reviewed the financial terms of the merger as set forth in the agreement and plan of merger in relation to, among other things, current and historical market prices and trading volumes of the Fifth Third common stock and the Old Kent common stock, the historical and projected earnings and other operating data of Fifth Third and Old Kent, and the capitalization and financial condition of Fifth Third and Old Kent;

     - considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected that Salomon Smith Barney considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the business of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Fifth Third and Old Kent; and

     - conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at their opinion.

     In rendering their opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with them. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with them, Salomon Smith Barney was advised by the respective managements of Fifth Third and Old Kent that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Fifth Third and Old Kent, and the strategic implications and operational benefits anticipated from the merger. Salomon Smith Barney did not make nor were they provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of either Fifth Third or Old Kent and Salomon Smith Barney assumed that the aggregate allowances for loan losses are adequate to cover such losses on an individual and a pro forma combined basis. Salomon Smith Barney did not review any individual loan files relating to Old Kent or Fifth Third. Salomon Smith Barney also assumed that in the course of obtaining the necessary regulatory approvals for the merger no restrictions will be imposed that would have a material adverse effect on the contemplated benefits of the merger to Fifth Third following the merger. Fifth Third advised Salomon Smith Barney, and Salomon Smith Barney assumed, that the merger will be accounted for as a pooling-of-interests and will constitute a tax-free transaction under the Internal Revenue Code. Salomon Smith Barney's opinion as expressed below does not constitute an opinion or imply any conclusions as to the likely trading range for Fifth Third common stock following consummation of the merger. Salomon Smith Barney was not requested to consider, and their opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Fifth Third or the effect of any other transaction in which Fifth Third might engage. Salomon Smith Barney's opinion is necessarily based upon information available to them, and financial, stock market and other conditions and circumstance existing and disclosed to them, as of the date thereof.

     The following is a brief summary of the material financial analyses undertaken by Salomon Smith Barney in connection with delivering its written opinion to the Fifth Third board of directors dated as of November 20, 2000.

     EXCHANGE RATIO HISTORY. Salomon Smith Barney reviewed the exchange ratio history for the periods set forth below and calculated the implied historical exchange ratio of Fifth Third common stock to Old Kent common stock for such periods and compared the results of this analysis to the merger exchange ratio of .74 of a share of Fifth Third common stock per share of Old Kent common stock.

                                                              AVERAGE IMPLIED
TIME PERIOD                                                   EXCHANGE RATIO
-----------                                                   ---------------
January 1, 1999 to November 17, 2000........................      0.7682
January 1, 1998 to November 17, 2000........................      0.8070

     COMPARABLE TRANSACTION ANALYSIS. Salomon Smith Barney reviewed publicly available information for pending and completed merger or acquisition transactions of over $1 billion since 1999 in the banking industry. The selected transactions considered by Salomon Smith Barney included:


     - Comerica Incorporated/Imperial Bancorp


     - Firstar Corporation/U.S. Bancorp

     - FleetBoston Financial Corporation, Inc./Summit Bancorp

     - M&T Bank Corporation/Keystone Financial Inc.

     - Wells Fargo & Co./First Security Corporation

     - National Commerce Bancorporation/CCB Financial Corporation

     - BB&T Corporation/One Valley Corp.


     - Citizens Financial Group/UST Corporation


     - Fifth Third Bancorp/CNB Bancshares, Inc.

     - AmSouth Bancorporation/First American Corporation

     - HSBC Holdings, Plc./Republic New York Corporation

     - Firstar Corporation/Mercantile Bancorporation

     - Fleet Financial Group/BankBoston Corporation

     The following table compares information with respect to the merger to the ranges and medians for the selected transactions:

                                                  1999-2000 TRANSACTIONS       2000 TRANSACTIONS
                                                  -----------------------    ---------------------
                                    THE MERGER       RANGE        MEDIAN        RANGE       MEDIAN
                                    ----------    ------------    -------    -----------    ------
Premium to:
  Market price based on the
     target's market price one day
     prior to the announcement of
     the transaction..............     42.3%        2.9%-44.0%      27.2%     14.1%-33.4%    25.1%
  Market price based on the
     target's market price one
     month prior to the
     announcement of the
     transaction..................     35.5         18.7-48.4       33.7       18.7-48.4     22.7
  Deposits........................     21.2         10.1-34.2       18.3       10.1-30.4     15.0
Price to:
  LTM earnings....................     15.7x       11.2x-34.2x      18.1x     11.2x-18.1x    14.7x
  Book value......................     2.88         1.68-3.35       2.55       1.68-2.59     2.24
  Tangible book value.............     3.12         1.96-4.26       2.80       1.96-3.24     2.45
  Forward year IBES -- stand
     alone........................     14.2         10.7-19.9       14.2       10.7-14.2     12.2
  Forward year IBES -- with
     synergies....................     11.2          7.6-19.5       11.8        7.6-12.2     10.9
Ratio of acquiror's price to:
  Forward year IBES to transaction
     price to forward
     IBES -- stand alone..........     64.5%      72.2%-119.3%     106.6%    72.2%-119.3%   106.6%
  Forward year IBES to transaction
     price to forward IBES -- with
     synergies....................     50.9        51.3-101.3       77.3      51.3-101.3     79.5
  Tangible book value to
     transaction price to tangible
     book value...................     63.3         43.3-97.6       80.7       43.3-97.6     70.9
Target's LTM return on average
  assets..........................     1.47         0.48-1.97       1.24       1.11-1.97     1.30
Target's LTM return on average
  common equity...................     20.7          8.1-21.6       16.2       14.2-21.6     16.2

     DISCOUNTED CASH FLOW ANALYSIS. Salomon Smith Barney performed a sensitivity analysis to estimate the notional present value of the after tax cash flows that Old Kent could provide to equity holders through calendar year 2006 on a change-of-control basis, taking into account the impact of cost savings and the cost of restructuring charges. In connection with their analysis, Salomon Smith Barney used IBES estimates for 2001 and 2002, which were then grown at rates ranging from 6.0% to 10.0%. Applying estimated terminal values ranging from 14.0x to 22.0x estimated 2006 earnings and a discount rate of 13%, this analysis indicated a range of implied present values of approximately $35.64 to $59.01 per share of Old Kent common stock.

     Using the same assumptions, Salmon Smith Barney also performed a sensitivity analysis to estimate the internal rate of return using potential purchase prices per share of Old Kent common stock ranging from $32.00 to $38.00. This analysis resulted in a range of implied internal rates of return of 12.7% to 26.6%.

     SELECTED COMPANIES ANALYSIS. Salomon Smith Barney reviewed and compared certain financial and stock market information as well as certain asset, equity and profitability ratios of Old Kent with the following publicly traded commercial banking organizations located throughout the Unites States:


Comerica Inc.                        National Commerce Bancorporation
AmSouth Bancorporation               Huntington Bancshares, Inc.
SouthTrust Corporation               UnionBanCal Corporation
Regions Financial Corporation        BancWest Corporation
Zions Bancorporation                 Mercantile Bankshares Corporation
Union Planters Corporation           Compass Bancshares, Inc.
M & T Bank Corporation


     In addition, Salomon Smith Barney reviewed and compared certain financial and stock market information as well as certain asset, equity and profitability ratios of Old Kent with the following publicly traded commercial banking organizations located in the Midwest:

National City Corporation            TCF Financial Corporation
KeyCorp                              FirstMerit Corporation
Comerica Inc.                        Provident Financial Group, Inc.
Charter One Financial Inc.           Associated Banc-Corp
Marshall & Ilsley Corporation        Citizens Banking Corporation
Huntington Bancshares, Inc.

     Salomon Smith Barney also reviewed and compared certain financial and stock market information as well as certain asset, equity and profitability ratios of Fifth Third with the following publicly traded "large-cap" commercial banking organizations:

Wells Fargo & Co.                    PNC Financial Services Group
Bank One Corporation                 U.S. Bancorp
FleetBoston Financial                SunTrust Banks, Inc.
Firstar Corporation                  Wachovia Corporation
First Union Corp.                    KeyCorp
Mellon Financial Corporation         Comerica Inc.

     The financial data used was as of the latest twelve months ended September 30, 2000 and the market data and earnings estimates were as of November 17, 2000. Projected earnings per share were based on IBES estimates.

     The following table compares information derived by Salomon Smith Barney with respect to Fifth Third Bancorp and Old Kent and the medians indicated for the selected companies:

                                              NATIONAL COMMERCIAL      MIDWEST COMMERCIAL
                                             BANKING ORGANIZATIONS    BANKING ORGANIZATIONS
                                             ---------------------    ---------------------
                                                    MEDIAN                   MEDIAN            OLD KENT
                                             ---------------------    ---------------------    --------
Price to:
  Estimated 2000 EPS.......................          10.7x                    10.6x              10.8x
  Estimated 2001 EPS.......................          10.0                      9.7               10.0
  Book value...............................          1.46                     1.66               2.03
  Tangible book value......................          1.99                     1.91               2.19
Projected EPS growth rate 2000-2001........           8.0%                     8.3%               8.2%
Return on average assets...................          1.29                     1.37               1.47
Return on average equity...................          16.6                     18.8               20.7
Net interest margin........................          4.16                     3.73               4.06
Ratio of non-interest income to revenues...          28.5                     36.6               36.9
Overhead ratio.............................          53.4                     55.7               57.7

                                              NATIONAL COMMERCIAL      MIDWEST COMMERCIAL
                                             BANKING ORGANIZATIONS    BANKING ORGANIZATIONS
                                             ---------------------    ---------------------
                                                    MEDIAN                   MEDIAN            OLD KENT
                                             ---------------------    ---------------------    --------
Ratio of non-performing assets to loans and
  other real estate owned..................          0.74                     0.83               0.75
Multiple of loan loss reserves to
  non-performing assets....................          1.75x                    1.37x              1.90x
Tangible common equity ratio...............          6.49%                    6.20%              6.50%

                                                              LARGE-CAP COMMERCIAL
                                                              BANKING ORGANIZATIONS
                                                              ---------------------
                                                                     MEDIAN            FIFTH THIRD
                                                              ---------------------    -----------
Price to:
  Estimated 2000 EPS........................................          10.7x               25.6x
  Estimated 2001 EPS........................................           9.5                22.0
  Book value................................................          1.80                4.43
  Tangible book value.......................................          2.16                4.93
Projected EPS growth rate 2000-2001.........................          12.6%               16.0%
Return on average assets....................................          1.60                1.94
Return on average equity....................................          19.8                20.0
Net interest margin.........................................          4.15                3.78
Ratio of non-interest income to revenues....................          43.1                38.6
Overhead ratio..............................................          55.3                41.3
Ratio of non-performing assets to loans and other real
  estate owned..............................................          0.88                0.65
Multiple of loan loss reserves to non-performing assets.....          1.75x               2.28x
Tangible common equity ratio................................          6.19%               8.91%

     HISTORICAL CONTRIBUTION ANALYSIS. Salomon Smith Barney analyzed the relative historical contribution of Fifth Third and Old Kent to selected balance sheet and income statement items for the pro forma combined company. At or for the twelve-month period ending September 30, 2000, Salomon Smith Barney calculated the following contributions, which were compared to the Fifth Third and Old Kent pro forma ownership percentages of approximately 82% and 18%, respectively.

                                                              FIFTH THIRD    OLD KENT
                                                              -----------    --------
Total loans.................................................     62.7%         37.3%
Total assets................................................     66.3          33.7
Total deposits..............................................     60.3          39.7
Total equity................................................     73.5          26.5
Net interest income.........................................     66.5          33.5
Non interest income.........................................     68.0          32.0
Total revenue...............................................     67.1          32.9
Net operating income........................................     73.1          26.9

     SUMMARY ACCRETION ANALYSIS. Salomon Smith Barney analyzed the pro forma impact of the merger on estimated EPS for Fifth Third for 2001 and 2002 and estimated tangible book value per share for 2001. Salomon Smith Barney assumed cost savings of 20%, as projected by the management of Fifth Third, and that these cost savings were 25% implemented in 2001 and 75% implemented in 2002. Based upon median IBES EPS estimates as of November 16, 2000, Salomon Smith Barney estimated that the merger should add 11.3% to Fifth Third's estimated EPS in 2001 and 12.5% in 2002, as well as 10.5% to Fifth Third's estimated tangible book value in 2001.

     The preceding discussion is a summary of the material financial analyses undertaken by Salomon Smith Barney in connection with its written opinion dated November 20, 2000, but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in the Salomon Smith Barney opinion. In addition, Salomon Smith Barney considered the results of all such analyses and did not assign relative weights to any of the analyses, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Salomon Smith Barney's view of the actual value of Fifth Third or a combination of Fifth Third and Old Kent.

     In performing its analyses, Salomon Smith Barney made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Fifth Third or Old Kent. The analyses performed by Salomon Smith Barney are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the exchange ratio to Fifth Third from a financial point of view and were provided to the Fifth Third board of directors. No company or transaction used as a comparison in the analyses is identical to Fifth Third or Old Kent or to the merger. The analyses do not purport to be appraisals or to reflect the prices at which a company might be sold. Because such estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Fifth Third or Old Kent, none of Fifth Third, Old Kent, Salomon Smith Barney or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. In addition, as described above, the Salomon Smith Barney opinion was one of many factors taken into consideration by the Fifth Third board of directors in making its determination to approve the merger.

     Fifth Third has agreed to pay Salomon Smith Barney the following cash fees:
$200,000 payable upon the engagement of Salomon Smith Barney, $800,000 payable upon the execution of the agreement and plan of merger, $1,500,000 payable upon the mailing of this document and $7,500,000 upon the consummation of the merger. In addition, Fifth Third has agreed to reimburse Salomon Smith Barney for its reasonable out-of-pocket expenses incurred in connection with the services provided by it and to indemnify and hold harmless Salomon Smith Barney and certain related parties from and against certain liabilities and expenses, including certain liabilities under the federal securities laws, incurred in connection with its engagement.

     Salomon Smith Barney, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Fifth Third selected Salomon Smith Barney as its financial advisor because Salomon Smith Barney is a nationally recognized investment banking firm that has substantial experience in investment banking in general, including transactions similar to the proposed merger, and because of its familiarity with, and prior work for, Fifth Third.

     Salomon Smith Barney has in the past provided investment banking services to Fifth Third unrelated to the merger, for which services Salomon Smith Barney received compensation. In the ordinary course of their business, Salomon Smith Barney, and their affiliates may actively trade or hold the securities of Fifth Third and Old Kent for their own account or for the account of their customers and, accordingly, may at any time hold long or short position in such securities. In addition, Salomon Smith Barney and other affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Fifth Third, Old Kent and their respective affiliates.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     As a condition to the consummation of the merger, each of Fifth Third and Old Kent will receive an opinion from its counsel, Cleary, Gottlieb, Steen & Hamilton and Wachtell, Lipton, Rosen & Katz, respectively, that, for federal income tax purposes, the merger will constitute a "reorganization" within the meaning of Section 368 (a) of the Internal Revenue Code and Old Kent, Fifth Third and Fifth Third Financial Corporation will each be a party to the reorganization within the meaning of Section 368(b) of the Code.


     The opinions will be based on factors, assumptions and representations set forth in the opinions, including representations contained in certificates of officers of Fifth Third and Old Kent. An opinion of counsel represents only counsel's best legal judgment on the matters addressed in the opinion, and has no binding effect on the Internal Revenue Service or any court, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. Neither Fifth Third nor Old Kent has requested or will request a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger.

     Provided that the merger constitutes a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, for federal income tax purposes:

     - no gain or loss will be recognized by a shareholder of Old Kent who receives solely Fifth Third common stock in exchange for Old Kent common stock in the merger, except with respect to any cash received instead of a fractional share interest in Fifth Third common stock;

     - the aggregate federal income tax basis of the Fifth Third common stock received (including fractional shares deemed received and redeemed as described below) by an Old Kent shareholder who receives solely Fifth Third common stock in exchange for Old Kent common stock in the merger will equal the aggregate federal income tax basis of the Old Kent common stock surrendered in exchange therefor;

     - the holding period of the Fifth Third common stock received (including any fractional share deemed received and redeemed as described below) by an Old Kent shareholder will include the period during which the Old Kent common stock surrendered in exchange therefor was held, provided that the Old Kent common stock was held as a capital asset by such shareholder;

     - a holder of Old Kent common stock who receives cash in lieu of a fractional share of Fifth Third common stock will be treated as having received the fractional share and then as having had the fractional share redeemed and will, in general, recognize capital gain under Section 302 of the Internal Revenue Code on, the excess of the amount received for the fractional share over the shareholder's adjusted basis in the fractional share; and

     - a holder of Fifth Third common stock who perfects dissenter's rights with respect to such person's shares of Fifth Third common stock will, in general, recognize capital gain or loss under Section 302 of the Internal Revenue Code on the difference between the amount received for perfecting dissenter's rights and the shareholder's adjusted basis in the shareholder's shares of Fifth Third common stock.

     The foregoing discussion is intended only as a summary of the material federal income tax consequences of the merger. The foregoing discussion does not address the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances (for example, individuals who receive Fifth Third common stock in exchange for Old Kent common stock acquired as a result of the exercise of employee stock options or otherwise as compensation) or to taxpayers subject to special treatment under the Internal Revenue Code (for example, insurance companies, financial institutions, dealers in securities, traders in securities that elect to apply a mark-to-market method of accounting, tax-exempt organizations, holders that hold Old Kent common stock as part of a hedge, straddle, constructive sale or conversion transaction, foreign corporations, foreign partnerships, or other foreign entities and individuals who are not citizens or residents of the United States).

     No information is provided herein with respect to the tax consequences, if any, of the merger under applicable state, local, foreign and other tax laws. The foregoing discussion is based upon the provisions of the Internal Revenue Code, applicable Treasury regulations thereunder, Internal Revenue Service rulings, and judicial decisions as in effect as of the date of this document. There can be no assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively and could affect the accuracy of such discussion.

     You are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the application of federal, state, local, foreign and other tax laws.

ACCOUNTING TREATMENT

     The merger is intended to qualify for pooling-of-interests accounting treatment. Under pooling-of-interests accounting treatment, as of the effective time of the merger, the assets and liabilities of Old Kent will be added to those of Fifth Third at their recorded book values and the shareholders' equity account of Old Kent will be included on Fifth Third's consolidated balance sheet.

RESALE OF FIFTH THIRD COMMON STOCK BY AFFILIATES

     The shares of Fifth Third common stock to be issued to shareholders of Old Kent in connection with the merger have been registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" of Old Kent or Fifth Third at the time of the special meetings. Generally, an affiliate includes a director, an executive officer or a 10% or more shareholder of Old Kent or Fifth Third at the time of the special meeting.

     Rule 145 under the Securities Act restricts the public sale of Fifth Third common stock received in the merger by affiliates. During the first year following the effective time of the merger, affiliates of Old Kent who do not become affiliates of Fifth Third may publicly resell the Fifth Third common stock received by them in connection with the merger upon compliance with the following conditions of Rule 144:

     - Fifth Third must have satisfied its reporting requirements under the Exchange Act for the 12 months preceding the proposed sale;

     - the number of shares sold in any three-month period is limited to the greater of (1) one percent of Fifth Third's shares outstanding, or (2) the average weekly trading volume during the four calendar weeks preceding the first sale; and

     - the shares must be sold by a broker in a routine open market transaction that does not involve the solicitation of orders for purchase.

     Shares of Fifth Third common stock sold by (1) an affiliate's spouse or relative living in the affiliate's household, (2) any trust or estate in which the affiliate or person listed in (1) collectively owns 10% or more of the beneficial interest or of which any of these persons serves as trustee or executor, (3) any corporation in which the affiliate or any person specified in
(1) beneficially owns at least 10% of an equity interest, (4) any person to whom the affiliate donated shares, or (5) any person who acquired the shares from the affiliate as a result of the affiliate defaulting on an obligation secured by a pledge of the shares, will be aggregated with the number of shares sold by the affiliate for purposes of determining whether the volume limitations of Rule 144 are exceeded.

     After the first year following the completion of the merger, affiliates of Old Kent who are not affiliates of Fifth Third may resell their shares publicly without regard to the volume limitation or manner of sale requirement so long as Fifth Third has satisfied its reporting requirements under the Exchange Act during the prior 12-month period. If Fifth Third has not satisfied its reporting requirements, affiliates may not publicly resell their shares of Fifth Third common stock received in the merger until two years have elapsed since completion of the merger. At that time, the shares may be sold without any restriction.

     Sales and other dispositions of Fifth Third common stock by any affiliate of Old Kent who becomes an affiliate of Fifth Third in connection with the merger, must be made in compliance with the requirements of Rule 144 set forth above until such person has not been an affiliate of Fifth Third for at least three months and a period of at least two years has elapsed since the date the shares were acquired in connection with the merger.

     If the shares are pledged or donated in compliance with Rule 145, the shares will remain subject to Rule 145 in the hands of the recipient until the restrictive period applicable to the affiliate transferor has expired.

     The agreement and plan of merger provides that Old Kent will use its reasonable best efforts to cause each person who is deemed by Old Kent to be an affiliate (for purposes of Rule 145 and for purposes of qualifying the merger for pooling-of-interests accounting treatment) of Old Kent to execute and deliver to Fifth Third a written agreement intended to ensure compliance with the Securities Act and to ensure that the merger will qualify as a pooling-of-interests. Under that agreement, among other things, affiliates of Old Kent may not dispose of any shares received in the merger during the period beginning 30 days before the effective time of the merger and ending when financial results covering at least 30 days of post-merger operations of Fifth Third have been published. The agreement and plan of merger requires Fifth Third to use its best efforts to publish such financial results as promptly as reasonably practical after the effective time of the merger, but in no event later than July 31, 2001.

     Fifth Third has agreed to use its reasonable best efforts to cause each person who may be deemed an affiliate of it to execute and deliver to Fifth Third a letter intended to ensure that the merger will qualify as a pooling-of-interests.

     Fifth Third has also agreed, subject to certain conditions, to cause the Fifth Third board of directors to adopt a resolution providing that, to the extent that any directors and executive officers of Old Kent who will become affiliates of Fifth Third would be deemed, for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended, to have "acquired" shares and/or options to purchase shares of Fifth Third common stock as a result of the merger, such "acquisitions" are intended to be exempt from liability under
Section 16(b) of the Exchange Act. The Old Kent board of directors has adopted a resolution providing that, to the extent that any directors and executive officers of Old Kent would be deemed, for purposes of Section 16(b) of the Exchange Act, to have "sold" their Old Kent common stock and options to purchase Old Kent common stock as a result of the merger, such "sales" are intended to be exempt from liability under Section 16(b) of the Exchange Act.

DISSENTER'S RIGHTS

     Shareholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled under relevant state laws to appraisal or dissenter's rights in connection with the proposed transaction depending on the circumstances. Additionally, as in the case of Old Kent, these rights may be supplemented or conferred by a corporation's articles of incorporation. These rights generally confer on shareholders who oppose a merger or the consideration to be received in a merger the right to receive, in lieu of the consideration being offered in the merger, the fair value for their shares as determined in a judicial appraisal proceeding.

     Old Kent shareholders are not entitled to appraisal or dissenter's rights under either Michigan law or Old Kent's articles of incorporation in connection with the merger. No such rights will arise because the Old Kent common stock is held of record by more than 2,000 persons and the merger was approved by the requisite board of directors action under Old Kent's articles of incorporation.


     Fifth Third has been advised by its counsel that the Ohio statutes applicable to the merger do not appear to require shareholder approval nor give rise to dissenter's rights for Fifth Third shareholders, but that Ohio law is uncertain on these issues. Accordingly, Fifth Third has determined that it will solicit the requisite shareholder vote and offer dissenter's rights as if those Ohio statutes would apply. However, Fifth Third shareholders are entitled to relief as a dissenting shareholder under Ohio Revised Code Section 1701.85 only if they comply strictly with all of the procedural and other requirements of
Section 1701.85, a copy of which is attached hereto as Annex E. The following is a description of the material terms of Section 1701.85.


     A Fifth Third shareholder who wishes to perfect his rights as a dissenting shareholder in the event the agreement and plan of merger is adopted:

     - must be a record holder of the shares of Fifth Third common stock as to which he seeks relief on the record date;

     - must not vote his shares of Fifth Third common stock in favor of adoption of the agreement and plan of merger; and
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

     - must deliver to Fifth Third, not later than ten days after the Fifth Third special meeting, a written demand for payment of the fair cash value of the shares as to which he seeks relief. The written demand must state the name of the shareholder, his address, the number and class of shares as to which he seeks relief and the amount claimed as the fair cash value for those shares.

     Voting against the adoption of the agreement and plan of merger will not satisfy the requirements of a written demand for payment. Any written demand for payment should be mailed or delivered to Michael K. Keating, Secretary of Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263. Because the written demand must be delivered to Fifth Third within the ten-day period following the Fifth Third special meeting, we recommend that a dissenting shareholder use certified or registered mail, return receipt requested, to confirm that he has made a timely delivery.

     If Fifth Third sends the dissenting shareholder, at the address specified in his demand, a request for the certificate(s) representing his shares, the dissenting shareholder must deliver the certificate(s) to Fifth Third within 15 days of the date Fifth Third sent the request. Fifth Third will endorse the certificate(s) with a legend to the effect that the shareholder has demanded the fair cash value of the shares represented by the certificate(s). Fifth Third will then return such shares to the dissenting shareholder. If the shareholder fails to deliver the certificate(s) within 15 days of the request, Fifth Third may terminate his right to dissent. Fifth Third must notify the shareholder of its election to terminate his rights as a dissenting shareholder within 20 days after the lapse of the 15-day period.

     If the dissenting shareholder and Fifth Third cannot agree on the fair cash value per share of the shares of Fifth Third common stock, either may, within three months after the service of the written demand by the shareholder, file a petition in the Court of Common Pleas of Hamilton County, Ohio. If the court finds that the shareholder is entitled to be paid the fair cash value of any shares, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value.

     The fair cash value of a share of Fifth Third common stock to which a dissenting shareholder is entitled under Section 1701.85 will be determined as of the day prior to the Fifth Third special meeting. Fair cash value will be computed as the amount a willing seller and willing buyer would accept or pay if neither was compelled to sell or buy, excluding any appreciation or depreciation in market value resulting from the merger. Notwithstanding the foregoing, the fair cash value may not exceed the amount specified in the shareholder's written demand. The court will make a finding as to the fair cash value of a share and render judgment against Fifth Third for its payment with interest at such rate and from such date as the court considers equitable. The court will assess or apportion the costs of the proceedings as it considers equitable.

     The rights of any dissenting shareholder will terminate if:

     - the dissenting shareholder has not complied with Section 1701.85, unless Fifth Third, by its board of directors, waives this failure;

     - Fifth Third abandons or is finally enjoined or prevented from carrying out, or the shareholders of Fifth Third rescind their adoption of, the agreement and plan of merger;

     - the dissenting shareholder withdraws his written demand with the consent of Fifth Third, by its board of directors; or

     - Fifth Third and the dissenting shareholder have not agreed upon the fair cash value per share of the Fifth Third common stock and neither has timely filed or joined in a petition in an appropriate court for a determination of the fair cash value of the shares.

     When a dissenting shareholder exercises his rights under Section 1701.85, all other rights with respect to such Fifth Third common stock will be suspended until Fifth Third purchases the shares, or the right to receive fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive fair cash value be terminated other than by the purchase of the shares by Fifth Third.

     Because a proxy card which does not contain voting instructions regarding the proposal to adopt the agreement and plan of merger will be voted for adoption of agreement and plan of merger, a Fifth Third shareholder who wishes to exercise dissenters' rights must either: (1) not sign and return the proxy card or otherwise vote at the Fifth Third special meeting, or (2) vote against or abstain from voting on the adoption of the agreement and plan of merger.

     For a discussion of the tax consequences to a Fifth Third shareholder who exercises dissenter's rights, see "The Merger -- Material Federal Income Tax Consequences."

                   TERMS OF THE AGREEMENT AND PLAN OF MERGER

REPRESENTATIONS AND WARRANTIES


     Fifth Third, Fifth Third Financial Corporation and Old Kent have made numerous representations and warranties to each other relating to, among other things, the following:


     - their incorporation, good standing, corporate power and similar corporate matters;

     - their capitalization;

     - their authorization, execution, delivery and performance and the enforceability of the agreement and plan of merger and the absence of violations;

     - tax treatment;

     - compliance with laws and regulations;

     - the absence of material changes since December 31, 1999;

     - their SEC and other regulatory filings; and

     - their financial statements.

     The agreement and plan of merger also contains, among other things, representations and warranties of Old Kent relating to employee benefit matters, the non-applicability of anti-takeover provisions and certain material contracts of Old Kent and a representation and warranty by Fifth Third that the shares of Fifth Third common stock issued in the merger will be duly and validly issued, fully-paid, non-assessable and free of preemptive rights.

CONDUCT OF OLD KENT PENDING THE MERGER

     Prior to the effective time of the merger, except as expressly contemplated or permitted by the agreement and plan of merger or the stock option agreement, Old Kent has agreed to, and to cause its subsidiaries to:

     - conduct its business in the ordinary course;

     - use its reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and to retain the services of its key officers and key employees;

     - take no action that would adversely affect or delay the ability of the parties to obtain any required regulatory approvals, to perform the covenants and agreements under the agreement and plan of merger or stock option agreement, or to consummate the transactions contemplated by the agreement and plan of merger or stock option agreement.

       In addition, Fifth Third and Old Kent have agreed to:

     - use their reasonable best efforts to have the registration statement, of which this proxy statement-prospectus forms a part, declared effective as promptly as practicable under the Securities Act of 1933;

     - cooperate with each other and use their reasonable best efforts to prepare and file promptly all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to complete the merger and to comply with the terms and conditions of the permits, consents, approvals and authorizations of those governmental entities;

     - upon request, furnish each other with all information concerning themselves and their subsidiaries, directors, officers and shareholders and any other matters as may be necessary or advisable in connection with the merger;

     - upon reasonable notice and subject to applicable laws, provide each other access to all of their properties, books, contracts, commitments and records and furnish information concerning their businesses, properties and personnel, subject to the restrictions and for the purposes set forth in the agreement and plan of merger; and

     - use their reasonable best efforts to take all necessary actions to comply promptly with all legal requirements that may be imposed on a party or its subsidiaries to consummate the merger, and to obtain any material consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party that is required to be obtained in connection with the merger.

     Furthermore, prior to the effective time, except as expressly contemplated by the agreement and plan of merger or specified in a schedule to the agreement and plan of merger, Old Kent has agreed that, without the consent of Fifth Third, it and its subsidiaries will not, among other things:

INDEBTEDNESS

     - other than in the ordinary course of business consistent with past practice:

          1. incur any indebtedness for borrowed money, other than the refinancing of short-term indebtedness and intercompany indebtedness,

          2. assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, corporation or entity, or

          3. make any loan or advance;

DIVIDENDS AND STOCK REPURCHASES

     - make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except for:

          1. regular quarterly cash dividends at a rate not in excess of $.24 per share of Old Kent common stock and such dividends required by the Old Kent perpetual preferred stock,

          2. dividends paid by any of its subsidiaries to Old Kent or any of its wholly-owned subsidiaries, and

          3. the acceptance of shares of Old Kent common stock as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting of restricted stock, in each case in accordance with past practice and the terms of the applicable award agreements;

CAPITAL STOCK

     - adjust, split, combine or reclassify any capital stock;

     - grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock other than:

          1. pursuant to the Old Kent rights agreement or any renewal or replacement of that agreement, and

          2. grants to newly hired employees of Old Kent, other than officers who will be Old Kent affiliates, made in the ordinary course of business consistent with past practice under the Old Kent stock plans;

     - issue any additional shares of capital stock, except:

          1. pursuant to the exercise of stock options outstanding as of November 20, 2000 or issued to newly hired employees of Old Kent in compliance with the preceding bullet point,

          2. pursuant to the stock option agreement,

          3. pursuant to the Old Kent rights agreement or any renewal or replacement of that agreement,

          4. upon conversion of the Old Kent series D perpetual preferred stock, or

          5. under the Old Kent Invest Direct Plan, the Old Kent Employee Stock Purchase Plan, the Directors Deferred Compensation Plan and the Officers Deferred Stock Plan;

     - take any action, or fail to take any action, that results in the aggregate number of shares of Old Kent common stock outstanding immediately prior to the effective time of the merger exceeding 150 million shares.

COMPENSATION

     - increase the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer, employee or director other than for increases in the ordinary course of business consistent with past practice as agreed to with Fifth Third and other than as required by applicable law or existing agreements;

     - pay any pension or retirement allowance not required by any existing plan or agreement or by applicable law;

     - pay any bonus other than customary year-end bonuses for fiscal year 2000 (Fifth Third has agreed, however, that Old Kent may pay quarterly and annual bonuses consistent with historical practice);

     - become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than in the ordinary course of business consistent with past practice or as required by applicable law;

     - except as required under any existing plan, grant or agreement, accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other equity-based compensation;

     - except as required by the terms of such plans, make any contribution to the defined benefit plans or discretionary contributions to any benefit plans;

     - take any action to amend the defined benefit plans which would reduce or restrict the availability of surplus under any defined benefit plan;

DISPOSITIONS AND ACQUISITIONS

     - sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any person or any claims held by any person, in each case other than in the ordinary course of business consistent with past practice or as required by applicable law;

     - except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

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

CONTRACTS

     - except for transactions in the ordinary course of business consistent with past practice, terminate or waive any material provision of the contracts of Old Kent specified in the agreement and plan of merger, or make any change in any instrument or agreement governing the terms of any of its securities or material leases or contracts, other than normal renewals of contracts and leases without material adverse changes of terms;

ACQUISITION PROPOSALS

     - solicit or encourage from any third party, enter into any negotiations, discussions or agreements in respect of, authorize any individual, corporation or other entity to take any of the prohibited actions or provide or cause to be provided any confidential information in connection with, any inquiries or proposals relating to the disposition of all or a significant portion of its business or assets, the acquisition of 15% or more of its voting securities, or the merger, consolidation or similar business combination transaction involving it or any of its subsidiaries with any corporation or other entity; or waive any provision of the Old Kent rights agreement or any applicable confidentiality agreement in respect of any such proposal;

SETTLING CLAIMS

     - settle any claim, action or proceeding requiring Old Kent or any of its subsidiaries to pay any monetary damages in excess of $500,000 or subjecting Old Kent or any of its subsidiaries to any material restrictions on its current or future business or operations;

ADVERSE ACTIONS

     - knowingly take, or fail to take, any action that is reasonably likely to jeopardize the treatment of the merger as a pooling-of-interests for accounting purposes or prevent or impede the merger from qualifying as a reorganization for federal income tax purposes;

     - take any action that is intended or is reasonably likely to result in any of the conditions to the merger set forth in the agreement and plan of merger not being satisfied, or in violation of any provision of the agreement and plan of merger, except, in every case, as may be required by applicable law;

AMENDMENTS TO GOVERNING DOCUMENTS

     - amend its articles of incorporation or its bylaws, amend or redeem the rights issued under the Old Kent rights agreement, or otherwise take any action to exempt any person or entity (other than Fifth Third or its subsidiaries) or any action taken by such person or entity (other than Fifth Third or its subsidiaries) from the Old Kent rights agreement or any state anti-takeover law or similar restrictive provisions of Old Kent's organizational documents, or terminate, amend or waive any provisions of any third-party confidentiality or standstill agreements;

INVESTMENT PORTFOLIO

     - other than in prior consultation with Fifth Third, restructure or materially change its investment securities portfolio or its gap position through purchases, sales or otherwise;

     - other than in prior consultation with Fifth Third, materially change the manner in which the portfolio is classified or reported;

ACCOUNTING

     - implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

TAX

     - file or amend any tax return other than in the ordinary course of business, make or change any material tax election, settle or compromise any material tax liability or, except as required by applicable law, change any method of accounting for tax purposes;

APPROVAL

     - take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any regulatory agency or governmental entity required for the merger; or

OTHER AGREEMENTS

     - agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of these prohibited actions.

CONDUCT OF FIFTH THIRD PENDING THE MERGER

     Prior to the effective time, except as expressly contemplated or permitted by the agreement and plan of merger, Fifth Third has agreed that, without the consent of Old Kent, it and its subsidiaries will not:

AMENDMENTS TO GOVERNING DOCUMENTS

     - amend its articles of incorporation or code of regulations in a manner that would adversely affect the economic benefits of the merger to Old Kent shareholders;

ADVERSE ACTIONS

     - knowingly take, or fail to take, any action that is reasonably likely to jeopardize the treatment of the merger as a pooling-of-interests for accounting purposes or prevent or impede the merger from qualifying as a reorganization for federal income tax purposes (provided that Fifth Third is not limited in its ability to exercise its rights under the stock option agreement);

     - take any action that is intended or is reasonably likely to result in any of the conditions to the merger set forth in the agreement and plan of merger not being satisfied, or in violation of any provision of the agreement and plan of merger, except, in every case, as may be required by applicable law;

APPROVAL

     - take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any regulatory agency or governmental entity required for the merger; or

OTHER AGREEMENTS

     - agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of these prohibited actions.

DIVIDENDS

     The agreement and plan of merger also provides that Old Kent and Fifth Third will coordinate the timing of the declaration and payment of dividends to ensure that each company's shareholders will receive dividends prior to the merger and will not receive more or less than one dividend for any quarter.

CONDITIONS TO CLOSING

     The agreement and plan of merger must be approved by the affirmative vote of holders of at least a majority of the outstanding shares of Old Kent common stock and the issuance of shares as Fifth Third common stock to shareholders of Old Kent in the merger must be approved by the affirmative vote of a majority of the shares of Fifth Third common stock represented at the Fifth Third special meeting. The merger also must be approved by the Federal Reserve Board. Fifth Third filed the appropriate applications on January 5, 2001.



     As a result of the acquisition of Old Kent, Fifth Third will also acquire Old Kent's non-banking subsidiaries. A notice with respect to these entities has been filed by Fifth Third with the Federal Reserve Board under Section 4(c)(8) of the Bank Holding Company Act. If approved by the Federal Reserve Board, the acquisition of these entities is exempt from the general filing and approval requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to in this document as the "HSR Act"), as amended by the Gramm-Leach-Bliley Act, Public Law 106-102; provided, that a copy of the Federal Reserve Board application and related materials are contemporaneously submitted to the Premerger Notification Office of the Federal Trade Commission at least 30 days prior to consummation of the transaction. However, prior to the expiration of that period, the FTC could extend the period by requesting additional information or documentary material relevant to the merger. In addition, at any time prior to or after completion of the merger, the FTC or the Department of Justice could take action under the federal antitrust laws, including seeking to enjoin the merger or seeking conditions to the merger. Similarly, state antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or to impose conditions on the merger. Fifth Third and Old Kent made the required notice filing in January, 2001.


     No assurance can be given that the required governmental approvals will be forthcoming.

     Each party's obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions:

     - approval of the agreement and plan of merger by Old Kent and Fifth Third shareholders;

     - authorization for listing on the Nasdaq National Market of the shares of Fifth Third common stock that are to be issued to Old Kent shareholders upon completion of the merger;

     - receipt of all regulatory approvals required to complete the merger and all those approvals remaining in effect and all statutory waiting periods with respect to those approvals having expired;

     - no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or any of the other transactions contemplated by the agreement and plan of merger being in effect, and no statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits, materially restricts or makes illegal completion of the merger;


     - receipt by Fifth Third and Old Kent of the opinions of their respective tax counsel, Cleary, Gottlieb, Steen & Hamilton and Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Fifth Third and Old Kent, as the case may be, dated as of the closing date, that the merger will be treated as a reorganization for federal income tax purposes and that Old Kent, Fifth Third and Fifth Third Financial Corporation will each be a party to the reorganization;


     - receipt on the closing date of the merger by each of Fifth Third and Old Kent of a letter from their respective independent accountants, Deloitte & Touche LLP and Arthur Andersen LLP, addressed to Fifth Third or Old Kent, as the case may be, that the merger will qualify for pooling-of-interests accounting treatment;

     - the representations and warranties of the other party will be true and correct in all material respects as of November 20, 2000 and, except to the extent those representations and warranties speak as of an earlier date, as of the closing date of the merger as though made on the closing date. For purposes of this condition, those representations and warranties will be deemed to be true and correct, unless the failure or failures of those representations and warranties to be true and correct would have or would be reasonably likely to have a material adverse effect on the party making the representation or on the combined company; and

     - each party will have performed in all material respects all obligations required to be performed by it under the agreement and plan of merger at or prior to the closing date.

     We cannot assure you if, or when, we will obtain the required regulatory approvals necessary to consummate the merger, or whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before November 20, 2001, either Fifth Third or Old Kent may terminate the agreement and plan of merger, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the agreement and plan of merger to perform or observe the covenants and agreements of that party set forth in the agreement and plan of merger.

TERMINATION; AMENDMENT; WAIVER

     The parties may terminate the agreement and plan of merger and abandon the merger at any time prior to the effective time, whether before or after approval by the holders of Old Kent or Fifth Third common stock:

     - by written agreement of Fifth Third and Old Kent, with board of directors' approval;

     - by the board of directors of either party if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger and that denial has become final and non-appealable, or any governmental entity of competent jurisdiction has issued a final non-appealable order enjoining or otherwise prohibiting the completion of the transactions contemplated by the agreement and plan of merger;

     - by either Fifth Third or Old Kent if the approval of Fifth Third or Old Kent shareholders required for the completion of the merger has not been obtained at the applicable special meeting of shareholders;

     - by the board of directors of either party if the merger is not completed on or before November 20, 2001, unless the failure of the closing to occur by this date is due to the failure of the party seeking to terminate the agreement and plan of merger; and

     - by the board of directors of either party, so long as the terminating party is not then in breach of the agreement and plan of merger, if:

          1. there has been a breach of any of the covenants or agreements or any of the representations or warranties set forth in the agreement and plan of merger on the part of the non-terminating party;

          2. the breach, individually or in the aggregate, would constitute, if occurring or continuing on the closing date, the failure of the conditions described under "-- Conditions to Closing;" and

          3. the breach is not cured within 45 days following written notice to the party committing the breach or cannot by virtue of its nature or timing be cured prior to the closing date.

     Subject to compliance with applicable law and the ability of the parties to change the method of effecting the combination of Fifth Third and Old Kent, Fifth Third and Old Kent may amend the agreement and plan of merger by action taken or authorized by their respective boards of directors at any time before or after approval of the agreement and plan of merger by Fifth Third or Old Kent shareholders.

     At any time prior to the effective time, Fifth Third and Old Kent, by action taken or authorized by their respective boards of directors, may, if legally allowed:

     - extend the time for the performance of any of the obligations or other acts of the other party;

     - waive any inaccuracies in the representations and warranties contained in the agreement and plan of merger or in any document delivered pursuant to the agreement and plan of merger; and

     - waive compliance with any of the agreements or conditions contained in the agreement and plan of merger.

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

     However, after any approval of the agreement and plan of merger by the shareholders of Old Kent, there may not be, without further approval of those shareholders, any extension or waiver of the agreement and plan of merger or any portion of the agreement and plan of merger which reduces the amount or changes the form of the consideration to be delivered to the holders of Old Kent common stock under the agreement and plan of merger, other than as contemplated by the agreement and plan of merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Some members of Old Kent's management and the Old Kent board of directors have interests in the merger that are in addition to their interests as Old Kent shareholders generally. As described below, some of the executive officers of Old Kent have entered into agreements with Fifth Third that will, effective upon completion of the merger, provide for their employment with Fifth Third and for certain severance benefits. In addition, completion of the merger will constitute a change in control of Old Kent for purposes of determining the entitlement of the executive officers of Old Kent to certain severance and other benefits. Furthermore, three of Old Kent's directors will join the Fifth Third board of directors and Fifth Third will extend offers to all individuals who are members of the Old Kent board to become members of the board of directors of Fifth Third's principal bank located in Michigan.

     The Old Kent board of directors was aware of these interests and considered them, among many other matters, in approving the agreement and plan of merger and the transactions contemplated by the agreement and plan of merger.

     MR. WAGNER'S EMPLOYMENT AGREEMENT WITH FIFTH THIRD. David J. Wagner, Chairman of the Board, President and Chief Executive Officer of Old Kent, has entered into an agreement relating to his employment with Fifth Third upon completion of the merger. Mr. Wagner's employment agreement will supersede his existing Executive Severance Agreement with Old Kent.

     Under his employment agreement, beginning upon completion of the merger and ending on the second anniversary of completion, Mr. Wagner will serve as Fifth Third's top executive with respect to the banking operations of Fifth Third in the State of Michigan. During the employment term, Mr. Wagner will be paid an annual base salary of not less than $900,000 and will have an annual target bonus opportunity of $1,200,000 based on achievement of performance goals. Under his employment agreement, Mr. Wagner will also be appointed to serve as a member of the Fifth Third board of directors upon completion of the merger.

     Under his employment agreement, Mr. Wagner will be granted a number of shares of restricted stock that have a fair market value based on the closing price of Fifth Third common stock on the last business day prior to completion of the merger equal to the amount that would be payable to Mr. Wagner as severance under his Old Kent Executive Severance Agreement if his employment were terminated without cause immediately after completion of the merger. In addition, Fifth Third will also grant Mr. Wagner an option to purchase 200,000 shares of Fifth Third common stock with an exercise price equal to the fair market value of the stock on the date of grant. The options will vest 50,000 six months after the date of grant, 50,000 on the first anniversary of the date of grant, 50,000 on the second anniversary of the date of grant and 50,000 on the third anniversary of the date of grant or, if earlier, upon a change of control of Fifth Third. The restrictions on the shares of restricted stock will lapse on the second anniversary of completion of the merger or, if earlier, upon a change of control of Fifth Third.

     Mr. Wagner has agreed that upon termination of his employment, in consideration for relinquishing his retirement benefits under Old Kent's benefit plans and for agreeing to abide by the restrictive covenants described below, Mr. Wagner will also be entitled to an annual aggregate defined benefit retirement income of $1 million until he attains age 55, an annual retirement benefit of $1.25 million from age 55 until he attains age 60 and an annual retirement benefit of $1.5 million for life thereafter. Upon his death, his current spouse, should she survive Mr. Wagner, will be paid an annual benefit of 50% of Mr. Wagner's retirement benefit for her life, with the benefit increasing, if applicable, as if Mr. Wagner were still alive. After termination of his employment with Fifth Third, Mr. Wagner and his current spouse generally will be entitled to medical and dental benefits on the same basis that those benefits were provided to Mr. Wagner immediately prior to the date of termination for the remainder of his life and that of his current spouse.
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

     Mr. Wagner's agreement also provides that he will be entitled to participate in the employee benefit plans of Fifth Third (other than retirement plans) that generally apply to senior executives of Fifth Third on a basis at least as favorable as that provided to those executives.

     Mr. Wagner's agreement further provides that if his employment is terminated during the employment term by Fifth Third without cause, by him for good reason, or as a result of his death or disability, he will be entitled to, among other things:

     - any unpaid portion of his base salary and bonus through the second anniversary of the agreement;

     - all options he will receive under his agreement as described above will vest and all restricted shares he will receive under his agreement as described above will cease to be restricted; and

     - all compensation and benefits payable to him under the terms of Fifth Third's compensation and benefits plans.

     If any payments received under Mr. Wagner's employment agreement are subjected to the excise tax imposed under Section 4999 of the Internal Revenue Code, his agreement provides for an additional payment to him to restore him to the same after-tax position which he would have been in if the excise tax had not been imposed.

     For the period beginning upon completion of the merger and ending three years after the later of (1) Mr. Wagner's termination of employment and (2) the date that Mr. Wagner ceases receiving the payments contemplated by his agreement (other than retirement benefits), Mr. Wagner has agreed not to engage in any activities that compete with Fifth Third.

     MR. WARRINGTON'S AND MR. KABAT'S EMPLOYMENT AGREEMENTS WITH FIFTH
THIRD. Robert H. Warrington, Vice Chairman of Old Kent and Chairman of Old Kent Mortgage Company, and Kevin T. Kabat, Vice Chairman of Old Kent and President of Old Kent Bank, have entered into agreements relating to their employment with Fifth Third upon completion of the merger. The employment agreements for Messrs. Warrington and Kabat will supersede certain existing severance agreements in effect between each of them and Old Kent. Messrs. Warrington and Kabat will each be paid an annual base salary of not less than $450,000. In addition, Mr. Kabat will have a guaranteed annual bonus of $300,000, and Mr. Warrington will have an annual target bonus opportunity of 90% of his annual base salary and a guaranteed minimum annual bonus of $300,000.

     Under Mr. Warrington's employment agreement, beginning upon completion of the merger and ending on the second anniversary of completion, Mr. Warrington will serve as president of Fifth Third's mortgage company. Under Mr. Kabat's employment agreement, beginning upon completion of the merger and ending on the third anniversary of completion, Mr. Kabat will serve as president of Fifth Third's affiliate headquartered in Grand Rapids, Michigan.

     Under their employment agreements, Messrs. Warrington and Kabat will each be granted 40,000 shares of restricted stock and an option to purchase 150,000 shares of Fifth Third common stock with an exercise price equal to the fair market value of the stock on the date of grant. The options will vest 37,500 six months after the date of grant, 37,500 on the first anniversary of the date of grant, 37,500 on the second anniversary of the date of grant, and 37,500 on the third anniversary of the date of grant or, if earlier, upon a change of control of Fifth Third. The restrictions on the shares of restricted stock will lapse on the second anniversary of completion of the merger or, if earlier, upon a change of control of Fifth Third.

     In addition, Messrs. Warrington and Kabat will be entitled to participate in employee benefit plans of Fifth Third on a basis at least as favorable as that provided to other senior executives.

     In connection with the merger, both Messrs. Warrington and Kabat will receive all payments and benefits payable under their respective executive severance agreements with Old Kent as if each of Messrs. Warrington and Kabat were terminated without cause on the date of completion of the merger.

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

     The employment agreements of Messrs. Warrington and Kabat further provide that if his respective employment is terminated during the employment term by Fifth Third other than for cause, by him for good reason, or by reason of his death or disability, he will be entitled to, among other things:

     - any unpaid portion of his base salary and bonus through the second anniversary of the agreement;

     - all benefits set forth in Section 3.3 of his Old Kent Executive Severance Agreement;

     - all options he will receive under his agreement as described above will vest and all restricted shares he will receive under his agreement as described above will cease to be restricted; and

     - all compensation and benefits payable to him under the terms of Fifth Third's compensation and benefits plans.

     If any payments received under their employment agreements are subjected to the excise tax imposed under Section 4999 of the Internal Revenue Code, each agreement provides for an additional payment to the executive to restore him to the same after-tax position which he would have been in if the excise tax had not been imposed.

     For the period beginning upon completion of the merger and ending three years after the later of (1) Mr. Warrington's termination of employment or (2) the date that Mr. Warrington ceases receiving any of the payments contemplated by his agreement (other than retirement benefits), Mr. Warrington has agreed not to engage in any activities that compete with Fifth Third. For the period beginning upon completion of the merger and ending four years after completion, Mr. Kabat has agreed not to engage in any activities that compete with Fifth Third.


     EXECUTIVE SEVERANCE AGREEMENTS. Old Kent has change in control agreements with 25 executive officers (including Messrs. Wagner, Warrington and Kabat) and certain other employees of Old Kent providing for payment in the event of termination of employment under certain circumstances in connection with a change in control of Old Kent. The completion of the merger will be a change in control for purposes of those agreements. The agreements provide that each eligible executive will receive a lump sum payment of one, two or three times his or her highest annual rate of base salary in effect on or before the date of termination plus his or her bonus earned for the fiscal year preceding the year of termination. The lump sum payment also will include a ratable share of his or her unpaid targeted annual bonus for the year of termination.


     In addition, each eligible executive will be entitled to continuation of health care, life and accidental death and dismemberment, and disability insurance coverage for one, two or three years after the date of termination. These benefits will be provided at the same premium cost and coverage level as in effect at the date of termination, subject to adjustment for changes in the premium costs or coverage for continuing employees. The continuation of welfare benefits will terminate if the executive is entitled to substantially similar benefits from a subsequent employer. The change in control agreements also require Old Kent to pay the costs of outplacement services for the executives during the two year period following termination in an amount not to exceed 15% of the executive's base salary as of the date of termination.

     All of the severance agreements provide that if payments to the executive are subjected to the excise tax imposed under Section 4999 of the Internal Revenue Code, Old Kent and its successor will pay the executive an amount equal to the excise tax plus all taxes on such payment.


     The aggregate amounts that would be payable as severance to those 25 executive officers of Old Kent (other than Mr. Wagner) are estimated to be approximately $42 million based on certain assumptions and currently available information.


     EXECUTIVE BENEFITS TRUST. Old Kent has established a rabbi trust as required under the terms of the change in control agreements and under certain other employee benefit plans. As a result of entering into the agreement and plan of merger, Old Kent was required to fund the trust (except to the extent that it was already funded) in amounts necessary to pay each executive the following: (i) cash severance amounts and Section 4999 excise tax gross-up payments that each executive would be entitled to receive under his or her

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


severance agreement, (ii) all other amounts required by the severance agreements, (iii) benefits under each of the other executive compensation plans and (iv) $100,000 to pay reasonable fees and expenses of the trustee. The trust is irrevocable and may not be amended without the consent of a majority of the executives and beneficiaries who remain entitled to benefits under the executive compensation plans, except as required to comply with tax laws and ERISA. Upon entering into the agreement and plan of merger, Old Kent was required to fund, and did fund, the trust in the amount of $70.5 million. Of this amount, most relates to the executive officers.



     STOCK-BASED RIGHTS. The agreement and plan of merger provides that, upon completion of the merger, each outstanding and unexercised stock option to acquire shares of Old Kent common stock granted under the Old Kent stock plans will cease to represent the right to acquire shares of Old Kent common stock and will be converted into and become a right with respect to Fifth Third common stock, and the Old Kent stock plans will be assumed by Fifth Third. Upon completion of the merger, under the terms of Old Kent's existing stock plans and agreements, all restrictions will lapse with respect to previously granted restricted common stock held by Old Kent's executive officers and all shares subject to previously granted stock options and rights held by those officers will become exercisable in accordance with the terms of the respective grants under Old Kent stock plans. The Old Kent executive officers hold options to purchase an aggregate of approximately 1.3 million shares of Old Kent common stock that will become exercisable as a result of the merger and hold approximately 168,000 restricted shares that will cease to be restricted as a result of the merger.


     INDEMNIFICATION AND LIABILITY INSURANCE. The agreement and plan of merger provides that in the event of any threatened or actual claim or proceeding in which any person who is or has been a director, officer or employee of Old Kent or any of its subsidiaries is, or is threatened to be, made a party based in whole or in part on, or pertaining to, the fact that the person was a director, officer or employee of Old Kent or any of its subsidiaries, or the agreement and plan of merger, the stock option agreement or the transactions contemplated by these agreements, Fifth Third will, subject to the conditions set forth in the agreement and plan of merger, indemnify that person to the fullest extent permitted by law, Old Kent's articles of incorporation, Old Kent's bylaws, or agreements existing on November 20, 2000 against any liability or expense incurred in connection with any of these claims or proceedings (including certain advances for reasonable fees and expenses). Old Kent has previously entered into indemnification agreements with each of its directors. Fifth Third shall also keep in force for a six-year period, a policy of directors' and officers' liability insurance providing coverage for acts or omissions of the type currently covered by Old Kent's existing directors' and officers' liability insurance for acts or omissions occurring on or prior to the effective time of the merger, but only to the extent that this insurance may be purchased or kept in full force at commercially reasonable costs. Fifth Third and Old Kent have agreed that these costs shall be commercially reasonable so long as they do not exceed 200% of the annual costs currently paid for such coverage by Old Kent. However, if Fifth Third is unable to maintain such a policy within such cost limitation, it must use its best reasonable efforts to obtain as much comparable insurance as is available for such amount.

EFFECT ON OLD KENT'S EMPLOYEES

     FIFTH THIRD EMPLOYEE BENEFIT PLANS. The agreement and plan of merger requires that, until December 31, 2001, the benefits to be provided to employees of Old Kent and its subsidiaries as of the effective time shall be substantially similar, in the aggregate, to the benefits provided under the benefit plans and programs provided by Old Kent or its subsidiaries, as the case may be, to such employees as of November 20, 2000. From and after December 31, 2001, the benefits to be provided to these employees shall be the benefit plans (other than Fifth Third's defined benefit pension plan which has been frozen) and programs provided to similarly situated employees of Fifth Third. Fifth Third is required, from and after the effective time of the merger, to:

     - comply with the Old Kent benefit plans and other contractual commitments of Old Kent to its current and former employees in accordance with their terms and honor all employee benefit obligations to current and former employees of Old Kent and its subsidiaries under these plans or the applicable contractual commitment;
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

     - provide these employees credit for the most recent period of uninterrupted service with Old Kent or any of its subsidiaries prior to the effective time of the merger under employee benefit plans of Fifth Third or its subsidiaries (other than Fifth Third's noncontributory cash balance defined benefit pension plan);

     - not apply a pre-existing condition limitation (to the extent such limitation did not apply under comparable Old Kent plans) and eligibility waiting periods under group health plans of Fifth Third to be waived with respect to these employees (and their eligible dependents) who become participants in such group health plans; and

     - assume all contracts and agreements with employees of Old Kent, which agreements were entered into prior to November 20, 2000, and all obligations thereunder.

     From and after the effective time of the merger until December 31, 2001, Fifth Third is required to honor all vacation and paid time off of these employees accrued as of the effective time of the merger, in accordance with Old Kent policy as in effect on November 20, 2000. From and after the effective time of the merger, an Old Kent employee who is terminated (as defined in the applicable Old Kent severance plan or policy as in effect on the date hereof) during the period commencing at the effective time of the merger and ending on the 12-month anniversary thereof shall be entitled to receive the greater of:
(1) the severance payments and benefits under the applicable Old Kent severance plan or policy as in effect on November 20, 2000 and (2) the severance payments and benefits under Fifth Third's severance plan or policy as in effect on the date of termination of such employee.

                      TERMS OF THE STOCK OPTION AGREEMENT

GENERAL

     Simultaneously with the execution of the agreement and plan of merger, Old Kent and Fifth Third entered into a stock option agreement pursuant to which Old Kent granted Fifth Third an irrevocable option to purchase from Old Kent a number of shares of Old Kent common stock equal to up to 19.9% of the issued and outstanding Old Kent common stock, without giving effect to shares issued or issuable under the option, subject to certain adjustments. The exercise price of the Old Kent option is $25.00 per share, subject to certain adjustments. Entering into the stock option agreement was a condition to Fifth Third's willingness to enter into the agreement and plan of merger, and, accordingly, the Old Kent board of directors approved the issuance of the stock option to induce Fifth Third to enter into the agreement and plan of merger.

     The stock option agreement increases the likelihood that the merger will be completed in accordance with the terms of the agreement and plan of merger and compensates Fifth Third if the merger is not completed. The existence of the Old Kent stock option could significantly increase the cost to a potential acquiror of acquiring Old Kent. In addition, the exercise or repurchase of the Old Kent stock option is likely to prohibit another acquiror from accounting for an acquisition of Old Kent using the "pooling-of-interests" accounting method for a period of two years following the exercise or repurchase. Consequently, aspects of the stock option agreement may discourage persons who might be interested in acquiring all of or a significant interest in Old Kent from considering or proposing an acquisition, even if these persons were prepared to offer to pay consideration with a higher current market price than the shares of Fifth Third common stock to be received under the agreement and plan of merger.

     Some rights and obligations of Fifth Third and Old Kent under the stock option agreement are subject to receipt of required regulatory approvals. For example, Fifth Third must obtain the approval of the Federal Reserve Board to acquire more than 5% of the outstanding shares of Old Kent common stock. Accordingly, Fifth Third has included in its applications with the Federal Reserve Board a request for approval of the right of Fifth Third to exercise its rights under the stock option agreement, including its right to purchase more than 5% of the outstanding shares of Old Kent common stock.

     The option will become exercisable, subject to regulatory approval, only if both an initial triggering event and a subsequent triggering event occur prior to an exercise termination event. "Initial Triggering Event," "Subsequent Triggering Event" and "Exercise Termination Event" are defined below.

     An "Initial Triggering Event" means the occurrence of any of the following:

     - Old Kent or any of its subsidiaries, without Fifth Third's prior written consent, enters into an agreement to engage in (1) a merger or consolidation, or any similar transaction involving Old Kent or any of its significant subsidiaries, (2) a purchase or other acquisition of all or substantially all of the assets or deposits of Old Kent or any of its significant subsidiaries, (3) a purchase or other acquisition of beneficial ownership of securities representing 15% or more of the voting power of Old Kent, or (4) any substantially similar transaction (we refer to these transactions in this document as "Acquisition Transactions");

     - Old Kent, any of its significant subsidiaries, or the Old Kent Board of Directors, without Fifth Third's prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose to engage in an Acquisition Transaction;

     - the Old Kent board of directors fails to recommend that its shareholders approve the agreement and plan of merger with Fifth Third in anticipation of an Acquisition Transaction;

     - the Old Kent board of directors publicly withdraws or modifies, or publicly announces its intention to withdraw or modify, in any manner adverse to Fifth Third, its recommendation that its shareholders approve the agreement and plan of merger in anticipation of engaging in an Acquisition Transaction;

     - a third party acquires beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the outstanding shares of Old Kent common stock;

     - a third party makes a bona fide proposal to Old Kent or its shareholders by public announcement or written communication that becomes the subject of public disclosure to engage in an Acquisition Transaction;

     - Old Kent breaches and does not cure within a specified time period any covenant or obligation in the agreement and plan of merger after an overture is made by a third party to engage in an Acquisition Transaction, if following that breach Fifth Third would be entitled to terminate the agreement and plan of merger; or

     - any third party, other than in connection with a transaction to which Fifth Third has given its prior written consent, files an application or notice with the Federal Reserve Board, or another federal or state bank regulatory authority, which has been accepted for processing, for approval to engage in an Acquisition Transaction.

     A "Subsequent Triggering Event" means the occurrence of any of the following events:

     - any person acquires beneficial ownership of 25% or more of the then-outstanding shares of Old Kent common stock; or

     - the occurrence of an Initial Triggering Event described above in the first bullet point of the definition of Initial Triggering Event, except that the percentage referred to in the definition of "Acquisition Transaction" is 25%.

     An "Exercise Termination Event" means the occurrence of any of the following events:

     - the effective time of the merger;

     - termination of the agreement and plan of merger in accordance with its terms if the termination occurs prior to the occurrence of an Initial Triggering Event, except in the case of the termination of the agreement and plan of merger by Fifth Third as a result of an uncured, volitional and material breach by Old Kent of any of its representations, warranties, covenants or agreements; or

     - the date that is 12 months after the termination of the agreement and plan of merger.
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

     As of the date of this document, to the knowledge of Fifth Third and Old Kent, no Initial Triggering Event or Subsequent Triggering Event has occurred.

REPURCHASE OF THE OPTION

     The stock option agreement permits Fifth Third to require Old Kent to repurchase the option, and any shares purchased under the option, if a "Repurchase Event" occurs at a time after a Subsequent Triggering Event has occurred, but prior to the occurrence of an Exercise Termination Event. A "Repurchase Event" occurs (1) upon the completion of an Acquisition Transaction or (2) upon the acquisition by any person of the beneficial ownership of 50% or more of the then outstanding shares of Old Kent common stock.

     After the occurrence of a Repurchase Event but prior to the occurrence of an Exercise Termination Event, any holder of the option may require Old Kent, or any successor to Old Kent, to repurchase the option at a price equal to the amount by which the "Market/Offer Price" exceeds the exercise price, multiplied by the number of shares for which the option may then be exercised. In addition, within 90 days after the occurrence of a Repurchase Event, any holder of shares purchased under the option may require Old Kent, or any successor to Old Kent, to repurchase those shares at a price equal to the Market/Offer Price multiplied by the number of option shares designated for repurchase.

     The term "Market/Offer Price" means the highest of:

     - the price per share of Old Kent common stock at which a tender offer or exchange offer for the Old Kent common stock has been made;

     - the price per share of Old Kent common stock to be paid by any third party under an agreement with Old Kent;

     - the highest closing price for shares of Old Kent common stock within the six-month period immediately preceding the date of the repurchase request; and

     - in the event of a sale of all or a substantial portion of Old Kent's assets, the sum of the price paid in the sale for these assets and the net current market value of the remaining assets of Old Kent as determined by a nationally recognized investment banking firm divided by the number of shares of Old Kent common stock outstanding at the time of the sale.

SUBSTITUTE OPTION

     In some situations, the option will convert into an option to purchase the shares of a successor to Old Kent. These situations include Old Kent entering into any of the following types of agreements at any time prior to an Exercise Termination Event:

     - an agreement to consolidate with or merge into any person, other than Fifth Third or one of its subsidiaries, unless Old Kent is the continuing or surviving corporation;

     - an agreement to permit any third party to merge into Old Kent where Old Kent is the continuing or surviving corporation and the then outstanding shares of Old Kent common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or the then outstanding shares of Old Kent common stock after the merger will represent less than 50% of the outstanding voting shares and voting share equivalents of the merged corporation; or

     - an agreement to sell or otherwise transfer all or substantially all of Old Kent's assets to any third party.

     If Old Kent enters into any of those agreements, then the applicable agreement must provide that, upon completion of the transaction, the Old Kent stock option will be converted into, or exchanged for, an option to purchase securities, at the election of the holder, of either the acquiring person or any person that controls the acquiring person on substantially the same terms as the Old Kent stock option.

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

CASH SURRENDER VALUE

     Fifth Third may, at any time during which Old Kent would be required to repurchase the option or any option shares, surrender the option (together with any option shares issued to and then owned by the holder of the option) to Old Kent in exchange for a cash payment equal to the "Surrender Price," except that Fifth Third may not exercise this right if Old Kent has previously repurchased the option (or any portion of the option) or any option shares as described above. The "Surrender Price" is equal to $150 million plus, if applicable, the aggregate purchase price previously paid by Fifth Third with respect to any option shares, minus, if applicable, the sum of (A) the excess of (1) the net cash, if any, received by Fifth Third in an arm's-length sale of option shares (or any other securities into which these option shares were converted or exchanged) to any party not affiliated with Fifth Third over (2) the aggregate of the purchase price paid by Fifth Third with respect to these option shares and (B) the net cash amounts, if any, received by Fifth Third in any arm's-length sale of a portion of the option to any party not affiliated with Fifth Third.

MAXIMUM PROFIT LIMITATION

     The stock option agreement limits Fifth Third's Total Profit to $200 million. "Total Profit" means the aggregate pre-tax amount of the following:

     - the excess of (1) the net cash amounts or fair market value of any property received by Fifth Third pursuant to the sale of the option or the option shares to any unaffiliated party, other than any amount received by Fifth Third upon the repurchase of the option or the option shares, respectively, by Old Kent, after payment of applicable brokerage or sales commissions and discounts, over (2) Fifth Third's aggregate purchase price for those option shares;

     - all amounts received by Fifth Third upon the repurchase of the option or the option shares by Old Kent; and

     - all equivalent amounts with respect to the substitute option and substitute option shares.

     In addition, Fifth Third may not exercise the stock option for a number of shares as would, as of the date of exercise, result in a Notional Total Profit of more than $200 million and, if exercise of the option would otherwise result in the Notional Total Profit exceeding that amount, Fifth Third, in its discretion, may take any of several permitted steps so that the Notional Total Profit will not restrict any subsequent exercise of the option which at that time complies with this limitation. As used in the stock option agreement, "Notional Total Profit" means, with respect to any number of option shares, the Total Profit, determined as of the date of the proposed exercise assuming that the option was exercised on that date for that number of shares, and assuming that those shares, together with all other option shares held by Fifth Third and its affiliates as of that date, were sold for cash at the closing market price for the Old Kent common stock as of the close of business on the preceding trading day (less customary brokerage commissions).

ADJUSTMENT

     The stock option agreement provides for adjustment to the number of shares and the exercise price of the option upon the occurrence of certain changes to the capital structure of Old Kent or certain other events or transactions.

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

                              FIFTH THIRD BANCORP

DESCRIPTION OF BUSINESS


     Fifth Third is an Ohio corporation organized in 1975 as a bank holding company registered under the Bank Holding Company Act and subject to regulation by the Federal Reserve Board. In 2000, Fifth Third elected to become a financial holding company under that act. Fifth Third, with its principal office located in Cincinnati, owns all of the outstanding stock of five commercial banks and one federal savings bank with 668 offices in Ohio, Kentucky, Indiana, Illinois, Michigan, Florida and Arizona. Those institutions are: Fifth Third Bank; Fifth Third Bank, Florida; Fifth Third Bank, Northern Kentucky, Inc.; Fifth Third Bank, Kentucky, Inc.; Fifth Third Bank, Indiana; and Fifth Third Bank, Southwest, F.S.B.


     At September 30, 2000, Fifth Third, its affiliated banks and other subsidiaries had consolidated total assets of approximately $44.4 billion, consolidated total deposits of approximately $25.5 billion and consolidated total shareholders' equity of approximately $4.4 billion.

     Fifth Third, through its subsidiaries, engages primarily in commercial, retail and trust banking, investment services and leasing activities and also provides credit life, accident and health insurance, discount brokerage services and property management for its properties. Those subsidiaries consist of The Fifth Third Company, Fifth Third Securities, Inc., The Fifth Third Leasing Company, Fifth Third Insurance Services, Inc., Fifth Third Mortgage Company, Fifth Third Mortgage Insurance Reinsurance Company, Midwest Payment Systems, Inc., Fifth Third International Company, Fifth Third Investment Company, Fifth Third Community Development Corporation, Fifth Third Trade Services Limited, Fifth Third Real Estate Capital Markets Co., and Heartland Capital Management, Inc. Fifth Third's affiliates provide a full range of financial products and services to the retail, commercial, financial, governmental, educational and medical sectors, including a wide variety of checking, savings and money market accounts, and credit products such as credit cards, installment loans, mortgage loans and leasing. Each of the banking affiliates has deposit insurance provided by the Federal Deposit Insurance Corporation through either the Bank Insurance Fund or the Savings Association Insurance Fund.

     Fifth Third, through its banking subsidiaries, also participates in several regional shared ATM networks, including "Money Station," "Honor" and "Star." These networks include approximately 6,500, 42,000 and 70,000 ATMs, respectively. All Fifth Third banking subsidiaries also participate in the "PLUS System(R)" network, which is an international ATM network with approximately 490,000 ATMs.

     Fifth Third is a corporate entity legally separate and distinct from its subsidiaries. The principal source of Fifth Third's income is dividends from its subsidiaries. There are certain regulatory restrictions as to the extent to which the subsidiaries can pay dividends or otherwise supply funds to Fifth Third. See "Description of Capital Stock and Comparative Rights of
Shareholders -- Dividends."

RECENT DEVELOPMENTS

     Fifth Third's strategy for growth includes strengthening its presence in core markets, expanding into contiguous markets and broadening its product offerings.

     Fifth Third believes it has an excellent track record in integrating acquired businesses. Since 1989, Fifth Third has completed over 30 acquisitions, which have contributed to its growth. Consistent with this strategy, in addition to the merger with Old Kent, Fifth Third recently acquired Ottawa Financial Corporation and entered into an agreement to acquire Capital Holdings, Inc.


     OTTAWA FINANCIAL CORPORATION. On December 8, 2000, Fifth Third acquired Ottawa Financial Corporation, a unitary savings and loan holding company based in Holland, Michigan which owns AmeriBank. As of September 30, 2000, Ottawa had total assets of approximately $1.1 billion, deposits of approximately $732.8 million and shareholders' equity of approximately $83.2 million. Fifth Third issued approximately 3.7 million shares of Fifth Third common stock to shareholders of Ottawa in that merger. Based on the fair market value per share of Fifth Third common stock as of December 8, 2000, the closing date of this merger, these shares had an aggregate value of approximately $207.9 million. This merger was accounted for as a purchase.


     CAPITAL HOLDINGS, INC. On October 24, 2000, Fifth Third agreed to acquire Capital Holdings, Inc., a one bank holding company based in Sylvania, Ohio which owns Capital Bank, N.A. As of September 30, 2000, Capital Holdings had total assets of approximately $1.1 billion, deposits of approximately $873.9 million and shareholders' equity of approximately $94.6 million.


     In connection with the acquisition of Capital Holdings, shareholders of Capital Holdings will receive .638 of a share of Fifth Third common stock for each outstanding share of Capital Holdings capital stock. Fifth Third expects to issue approximately 5.07 million shares of Fifth Third common stock to shareholders of Capital Holdings. Based on the fair market value per share of Fifth Third common stock as of January 12, 2001, these shares would have an aggregate value of approximately $279.5 million. This merger is subject to shareholder and regulatory approval. Fifth Third expects that its acquisition of Capital Holdings will be accounted for as a pooling-of-interests and will be completed before the merger with Old Kent.


ADDITIONAL INFORMATION

     For more detailed information about Fifth Third, reference is made to the Fifth Third Annual Report on Form 10-K for the year ended December 31, 1999, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, and Current Reports on Form 8-K filed with the SEC on June 21, July 17 and November 20, 2000, which are incorporated into this document by reference. See "Where You Can Find More Information." More information about Fifth Third is also contained in its 1999 Annual Report to Shareholders which is available through Fifth Third's website at http://www.53.com/ investor/annual_report/index.htm.

                         OLD KENT FINANCIAL CORPORATION

DESCRIPTION OF BUSINESS

     Old Kent Financial Corporation is a financial services organization that operates as a registered financial holding company headquartered in Grand Rapids, Michigan. Its principal banking subsidiary is Old Kent Bank. Old Kent's principal markets for financial services presently are the Michigan, Illinois, and Northern Indiana communities in which Old Kent Bank is located and the areas immediately surrounding those communities.

     As of September 30, 2000, Old Kent had, on a consolidated basis, assets of approximately $22.5 billion, deposits of approximately $16.8 billion, and shareholders' equity of approximately $1.6 billion.

     The services offered by Old Kent's subsidiaries cover a wide range of banking, fiduciary and other financial services. These include commercial, mortgage, and retail loans, business and personal checking accounts, savings and retirement accounts, time deposit instruments, ATMs, debit cards and other electronically accessed banking services, money transfer services, safe deposit facilities, cash management, real estate and lease financing, international banking services, investment management and trust services, personal investment and related advisory services, brokerage and investment advisory services, and access to insurance products.

     Old Kent's executive offices are located at 111 Lyon Street, N.W., Grand Rapids, Michigan 49503, and its telephone number at that address is (616) 771-5000.

ADDITIONAL INFORMATION


     For more detailed information about Old Kent, reference is made to the Old Kent Annual Report on Form 10-K for the year ended December 31, 1999, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, and Current Reports on Form 8-K filed with the SEC on January 24, February 14, February 22, March 2, April 5, April 25, April 28, May 19, June 20, June 21, July 27, October 12, October 16, October 17, October 19, October 27 and November 21, 2000 and January 16, 2001 which are incorporated into this document by reference. See "Where You Can Find More Information."

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Condensed Combined Financial Information is based on the historical financial statements of Fifth Third, Old Kent and Capital Holdings and has been prepared to illustrate the effects of the acquisitions described below. The Unaudited Pro Forma Condensed Combined Financial Information is presented for illustration purposes only in accordance with the assumptions set forth below, and is not necessarily indicative of the operating results or financial position that would have occurred if Fifth Third's mergers with Old Kent and Capital Holdings had been consummated nor is it necessarily indicative of future operating results or financial position of the combined company.


     The Unaudited Pro Forma Condensed Combined Financial Information reflects the following transactions using the pooling-of-interests method of accounting:
(1) pending merger of Fifth Third and Old Kent; and (2) pending merger of Fifth Third and Capital Holdings.



     The Unaudited Pro Forma Condensed Combined Balance Sheet assumes Fifth Third's mergers with Old Kent and Capital Holdings were consummated on September 30, 2000.



     The Unaudited Pro Forma Condensed Combined Statements of Income for the nine months ended September 30, 2000 and the years ended December 31, 1999, 1998 and 1997 present the combined results of operations of Fifth Third, Old Kent and Capital Holdings as if the mergers had been effective at the beginning of each period presented.



     The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with Fifth Third's Consolidated Financial Statements and notes thereto incorporated by reference in this document and Old Kent's Consolidated Financial Statements and notes thereto incorporated by reference in this document. The documents incorporated by reference are listed under the heading "Where You Can Find More Information" on page 84.


     Fifth Third expects that substantial benefits will be achieved from the mergers with Old Kent and Capital Holdings including operating cost savings and revenue enhancements. The pro forma earnings do not reflect any potential savings or revenue enhancements which are expected to result from the consolidation of operations of Fifth Third, Old Kent and Capital Holdings and are not necessarily indicative of the results of future operations. No assurances can be given with respect to the ultimate level of expense savings and revenue enhancements to be realized.

                      FIFTH THIRD BANCORP AND SUBSIDIARIES
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2000
                                    ($000'S)


                                     FIFTH THIRD      OLD KENT       CAPITAL
                                     BANCORP AND      FINANCIAL     HOLDINGS,      PRO FORMA      PRO FORMA
                                     SUBSIDIARIES    CORPORATION       INC.       ADJUSTMENTS     COMBINED
                                     ------------    -----------    ----------    -----------    -----------
ASSETS
  Cash and Due From Banks..........  $   779,589     $   654,298    $   20,296     $      --     $ 1,454,183
  Securities Available for Sale....   14,847,612       3,391,554       227,928            --      18,467,094
  Securities Held to Maturity......       44,110         562,762            --            --         606,872
  Other Short-Term Investments.....      200,381          44,624            --            --         245,005
  Loans Held for Sale..............      437,466         934,793            --            --       1,372,259
  Loans and Leases.................   25,861,725      15,617,327       823,989            --      42,303,041
  Reserve for Credit Losses........     (383,923)       (223,913)      (11,846)      (42,000)(3)    (661,682)
                                     -----------     -----------    ----------     ---------     -----------
         Net Loans and Leases......   25,477,802      15,393,414       812,143       (42,000)     41,641,359
  Bank Premises and Equipment......      498,990         277,808        10,188       (42,000)(3)     744,986
  Accrued Income Receivable........      348,414         170,133         7,609            --         526,156
  Other Assets.....................    1,761,536       1,089,214         6,503       (10,000)(3)   2,847,253
                                     -----------     -----------    ----------     ---------     -----------
         Total Assets..............  $44,395,900     $22,518,600    $1,084,667     $ (94,000)    $67,905,167
                                     ===========     ===========    ==========     =========     ===========
LIABILITIES AND SHAREHOLDERS'
  EQUITY
  Total Deposits...................  $25,474,581     $16,758,128    $  873,886     $      --     $43,106,595
  Federal Funds Borrowed...........    3,598,709         782,550        13,660            --       4,394,919
  Short-Term Bank Notes............    2,900,536              --            --            --       2,900,536
  Other Short-Term Borrowings......    1,695,180       2,567,202        39,206            --       4,301,588
  Accrued Taxes, Interest and
    Expenses.......................    1,157,945         304,001        10,280       141,000(3)    1,613,226
  Other Liabilities................      238,478          55,394         4,111            --         297,983
  Long-Term Debt...................    4,721,842         349,779        48,900            --       5,120,521
  Guaranteed Preferred Beneficial
    Interests in Convertible
    Preferred Debentures...........      172,500         100,000            --            --         272,500
                                     -----------     -----------    ----------     ---------     -----------
         Total Liabilities.........   39,959,771      20,917,054       990,043       141,000      62,007,868
                                     -----------     -----------    ----------     ---------     -----------
SHAREHOLDERS' EQUITY
  Preferred Stock:
    Series D Perpetual.............           --           7,250            --            --           7,250
    Series E Perpetual.............           --           2,000            --            --           2,000
  Common Stock.....................    1,033,188         137,029         1,178        96,885(2)    1,268,280
  Capital Surplus..................      620,893         562,127        60,513       (96,993)(2)   1,146,540
  Retained Earnings................    3,102,851         935,640        35,468      (235,000)(3)   3,838,959
  Net Unrealized Losses on
    Securities Available for
    Sale...........................     (156,031)        (42,500)       (2,427)           --        (200,958)
  Treasury Stock...................     (164,772)             --          (108)          108(2)     (164,772)
                                     -----------     -----------    ----------     ---------     -----------
         Total Shareholders'
           Equity..................    4,436,129       1,601,546        94,624      (235,000)      5,897,299
                                     -----------     -----------    ----------     ---------     -----------
         Total Liabilities and
           Shareholders' Equity....  $44,395,900     $22,518,600    $1,084,667     $ (94,000)    $67,905,167
                                     ===========     ===========    ==========     =========     ===========


See accompanying notes to the unaudited pro forma condensed combined financial information.

                      FIFTH THIRD BANCORP AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                    FOR NINE MONTHS ENDED SEPTEMBER 30, 2000
                   ($000'S, EXCEPT SHARES AND PER SHARE DATA)

                                   FIFTH THIRD       OLD KENT       CAPITAL
                                   BANCORP AND      FINANCIAL      HOLDINGS,      PRO FORMA      PRO FORMA
                                  SUBSIDIARIES     CORPORATION        INC.       ADJUSTMENTS      COMBINED
                                  -------------    ------------    ----------    -----------    ------------
Interest Income.................  $  2,427,356     $  1,227,978    $   60,512    $       --     $  3,715,846
Interest Expense................     1,328,198          644,423        35,658            --        2,008,279
                                  ------------     ------------    ----------    ----------     ------------
Net Interest Income.............     1,099,158          583,555        24,854            --        1,707,567
Provision for Credit Losses.....        65,926           40,201         1,375            --          107,502
                                  ------------     ------------    ----------    ----------     ------------
Net Interest Differential.......     1,033,232          543,354        23,479            --        1,600,065
                                  ------------     ------------    ----------    ----------     ------------

Other Operating Income:
  Service Charges on Deposits...       160,631           61,119           488            --          222,238
  Other Operating Income........       581,971          269,159         1,240            --          852,370
                                  ------------     ------------    ----------    ----------     ------------
Total Other Income..............       742,602          330,278         1,728            --        1,074,608
                                  ------------     ------------    ----------    ----------     ------------
Operating Expenses:
  Salaries, Wages and
    Benefits....................       395,097          283,406         6,607            --          685,110
  Equipment and Occupancy
    Expenses....................        94,836           81,554         1,246            --          177,636
  Other Operating Expenses......       356,434          223,678         4,251            --          584,363
                                  ------------     ------------    ----------    ----------     ------------
Total Operating Expenses........       846,367          588,638        12,104            --        1,447,109
                                  ------------     ------------    ----------    ----------     ------------
Earnings Before Income Taxes....       929,467          284,994        13,103            --        1,227,564

Applicable Income Taxes.........       302,984           89,554         4,333            --          396,871
                                  ------------     ------------    ----------    ----------     ------------
Net Income......................       626,483          195,440         8,770            --          830,693
Dividend on Preferred Stock.....            --             (555)           --            --             (555)
                                  ------------     ------------    ----------    ----------     ------------
Net Income Available to Common
  Shareholders..................  $    626,483     $    194,885    $    8,770    $       --     $    830,138
                                  ============     ============    ==========    ==========     ============

Average Shares Outstanding:
  Basic.........................   464,201,545      137,333,000     7,048,190                    570,324,710
  Diluted.......................   475,624,871      138,620,000     7,283,791                    582,850,730

Earnings Per Share:
  Basic.........................  $       1.35     $       1.42    $     1.24                   $       1.46
  Diluted.......................  $       1.33     $       1.41    $     1.20                   $       1.43

See accompanying notes to the unaudited pro forma condensed combined financial information.

                      FIFTH THIRD BANCORP AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                   ($000'S, EXCEPT SHARES AND PER SHARE DATA)


                                    FIFTH THIRD        OLD KENT       CAPITAL
                                    BANCORP AND       FINANCIAL      HOLDINGS,      PRO FORMA      PRO FORMA
                                    SUBSIDIARIES     CORPORATION        INC.       ADJUSTMENTS      COMBINED
                                   --------------    ------------    ----------    -----------    ------------
Interest Income..................   $ 2,738,082      $  1,461,363    $   65,786    $       --     $  4,265,231
Interest Expense.................     1,333,491           688,245        36,818            --        2,058,554
                                    -----------      ------------    ----------    ----------     ------------
Net Interest Income..............     1,404,591           773,118        28,968            --        2,206,677
Provision for Credit Losses......       134,057            35,388         2,310            --          171,755
                                    -----------      ------------    ----------    ----------     ------------
Net Interest Differential........     1,270,534           737,730        26,658            --        2,034,922
                                    -----------      ------------    ----------    ----------     ------------
Other Operating Income:
    Service Charges on
      Deposits...................       174,257            78,153           569            --          252,979
    Other Operating Income.......       703,429           378,577         1,663            --        1,083,669
                                    -----------      ------------    ----------    ----------     ------------
Total Other Income...............       877,686           456,730         2,232            --        1,336,648
                                    -----------      ------------    ----------    ----------     ------------

Operating Expenses:
    Salaries, Wages and
      Benefits...................       505,075           381,224         7,888            --          894,187
    Equipment and Occupancy
      Expenses...................       122,072           107,345         1,529            --          230,946
    Other Operating Expenses.....       494,809           277,310         5,370            --          777,489
                                    -----------      ------------    ----------    ----------     ------------
Total Operating Expenses.........     1,121,956           765,879        14,787            --        1,902,622
                                    -----------      ------------    ----------    ----------     ------------
Earnings Before Income Taxes.....     1,026,264           428,581        14,103            --        1,468,948
Applicable Income Taxes..........       358,035           149,463         4,608            --          512,106
                                    -----------      ------------    ----------    ----------     ------------
Net Income.......................       668,229           279,118         9,495            --          956,842
Dividend on Preferred Stock......            --              (740)           --            --             (740)
                                    -----------      ------------    ----------    ----------     ------------
Net Income Available to Common
  Shareholders...................   $   668,229      $    278,378    $    9,495    $       --     $    956,102
                                    ===========      ============    ==========    ==========     ============

Average Shares Outstanding:
    Basic........................   459,178,812       139,003,000     6,135,009                    565,955,168
    Diluted......................   471,855,758       140,594,000     6,324,889                    579,930,597

Earnings Per Share:
    Basic........................   $      1.46      $       2.00    $     1.55                   $       1.69
    Diluted......................   $      1.43      $       1.98    $     1.50                   $       1.66


See accompanying notes to the unaudited pro forma condensed combined financial information.

                      FIFTH THIRD BANCORP AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                        FOR YEAR ENDED DECEMBER 31, 1998
                   ($000'S, EXCEPT SHARES AND PER SHARE DATA)


                                    FIFTH THIRD        OLD KENT       CAPITAL
                                    BANCORP AND       FINANCIAL      HOLDINGS,      PRO FORMA      PRO FORMA
                                    SUBSIDIARIES     CORPORATION        INC.       ADJUSTMENTS      COMBINED
                                   --------------    ------------    ----------    -----------    ------------
Interest Income..................   $ 2,585,927      $  1,466,230    $   55,568    $       --     $  4,107,725
Interest Expense.................     1,315,947           726,027        31,751            --        2,073,725
                                    -----------      ------------    ----------    ----------     ------------
Net Interest Income..............     1,269,980           740,203        23,817            --        2,034,000
Provision for Credit Losses......       123,489            52,930         1,230            --          177,649
                                    -----------      ------------    ----------    ----------     ------------
Net Interest Differential........     1,146,491           687,273        22,587            --        1,856,351
                                    -----------      ------------    ----------    ----------     ------------

Other Operating Income:
  Service Charges on Deposits....       155,786            74,401           395            --          230,582
  Other Operating Income.........       597,758           339,219         1,286            --          938,263
                                    -----------      ------------    ----------    ----------     ------------
Total Other Income...............       753,544           413,620         1,681            --        1,168,845
                                    -----------      ------------    ----------    ----------     ------------

Operating Expenses:
  Salaries, Wages and Benefits...       454,373           361,551         6,611            --          822,535
  Equipment and Occupancy
    Expenses.....................       112,108            99,453         1,192            --          212,753
  Other Operating Expenses.......       499,726           242,599         4,731            --          747,056
                                    -----------      ------------    ----------    ----------     ------------
Total Operating Expenses.........     1,066,207           703,603        12,534            --        1,782,344
                                    -----------      ------------    ----------    ----------     ------------
Earnings Before Income Taxes.....       833,828           397,290        11,734            --        1,242,852
Applicable Income Taxes..........       287,316           136,152         3,805            --          427,273
                                    -----------      ------------    ----------    ----------     ------------
Net Income.......................       546,512           261,138         7,929            --          815,579
Dividend on Preferred Stock......            --              (740)           --            --             (740)
                                    -----------      ------------    ----------    ----------     ------------
Net Income Available to Common
  Shareholders...................   $   546,512      $    260,398    $    7,929    $       --     $    814,839
                                    ===========      ============    ==========    ==========     ============

Average Shares Outstanding:
  Basic..........................   452,002,289       143,962,000     6,007,458                    562,366,927
  Diluted........................   463,127,454       145,888,000     6,110,595                    574,983,134

Earnings Per Share:
  Basic..........................   $      1.21      $       1.81    $     1.32                   $       1.45
  Diluted........................   $      1.19      $       1.79    $     1.30                   $       1.42


See accompanying notes to the unaudited pro forma condensed combined financial information.

                      FIFTH THIRD BANCORP AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                   ($000'S, EXCEPT SHARES AND PER SHARE DATA)


                                      FIFTH THIRD
                                        BANCORP        OLD KENT       CAPITAL
                                          AND          FINANCIAL     HOLDINGS,     PRO FORMA      PRO FORMA
                                      SUBSIDIARIES    CORPORATION      INC.       ADJUSTMENTS     COMBINED
                                      ------------    -----------    ---------    -----------    -----------
Interest Income.....................  $ 2,477,612     $ 1,455,829    $  47,593    $       --     $ 3,981,034
Interest Expense....................    1,304,077         722,055       27,026            --       2,053,158
                                      -----------     -----------    ---------    ----------     -----------
Net Interest Income.................    1,173,535         733,774       20,567            --       1,927,876
Provision for Credit Losses.........      116,946          59,673        1,005            --         177,624
                                      -----------     -----------    ---------    ----------     -----------
Net Interest Differential...........    1,056,589         674,101       19,562            --       1,750,252
                                      -----------     -----------    ---------    ----------     -----------
Other Operating Income:
  Service Charges on Deposits.......      132,340          66,544          313            --         199,197
  Other Operating Income............      458,088         247,798          892            --         706,778
                                      -----------     -----------    ---------    ----------     -----------
Total Other Income..................      590,428         314,342        1,205            --         905,975
                                      -----------     -----------    ---------    ----------     -----------
Operating Expenses:
  Salaries, Wages and Benefits......      402,338         333,765        5,669            --         741,772
  Equipment and Occupancy
    Expenses........................      103,886          91,402          903            --         196,191
  Other Operating Expenses..........      343,678         188,565        4,179            --         536,422
                                      -----------     -----------    ---------    ----------     -----------
Total Operating Expenses............      849,902         613,732       10,751            --       1,474,385
                                      -----------     -----------    ---------    ----------     -----------
Earnings Before Income Taxes........      797,115         374,711       10,016            --       1,181,842
Applicable Income Taxes.............      267,736         126,880        3,234            --         397,850
                                      -----------     -----------    ---------    ----------     -----------
Net Income..........................      529,379         247,831        6,782            --         783,992
Dividend on Preferred Stock.........           --            (740)          --            --            (740)
                                      -----------     -----------    ---------    ----------     -----------
Net Income Available to Common
  Shareholders......................  $   529,379     $   247,091    $   6,782    $       --     $   783,252
                                      ===========     ===========    =========    ==========     ===========
Average Shares Outstanding:
  Basic.............................  446,796,159     150,116,000    5,699,712                   561,518,415
  Diluted...........................  454,240,608     151,803,000    5,927,454                   570,356,544
Earnings Per Share:
  Basic.............................  $      1.18     $      1.65    $    1.19                   $      1.39
  Diluted...........................  $      1.17     $      1.63    $    1.14                   $      1.37


See accompanying notes to the unaudited pro forma condensed combined financial information.

                      FIFTH THIRD BANCORP AND SUBSIDIARIES
                        NOTES TO THE UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1 -- BASIS OF PRESENTATION


     The Unaudited Pro Forma Condensed Combined Financial Information has been prepared assuming Fifth Third's mergers with both Old Kent and Capital Holdings will be accounted for under the pooling-of-interests method and is based on the historical consolidated financial statements of Fifth Third, Old Kent and Capital Holdings.


NOTE 2 -- SHAREHOLDERS' EQUITY


     For the merger of Fifth Third and Old Kent, each share of Old Kent common stock outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive .74 of a share of Fifth Third common stock. Old Kent had 137.0 million shares of common stock outstanding at September 30, 2000, which will be exchanged for approximately 101.4 million shares of Fifth Third common stock. The common stock in the Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the par value amount of the Fifth Third shares issued.


     For the merger of Fifth Third and Capital Holdings, each share of Capital Holdings common stock outstanding immediately prior to the effective time of the merger will be cancelled and converted in to the right to receive .638 of a share of Fifth Third common stock. Capital Holdings had 7.0 million shares of common stock outstanding at September 30, 2000, which will be exchanged for approximately 4.5 million shares of Fifth Third common stock. The common stock in the Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the par value amount of the Fifth Third shares issued.

     Pro forma retained earnings reflects an adjustment for estimated merger-related charges as described in Note 3 below.

     Fifth Third's treasury stock at September 30, 2000 represents shares purchased in anticipation of reissuance in connection with the purchase of Ottawa Financial Corporation. The treasury shares were reissued upon the December 8, 2000 consummation of the transaction, the pro forma effects of which are immaterial. Pro forma treasury stock reflects the elimination of Capital Holdings treasury stock.

     On December 19, 2000, Fifth Third rescinded the board of directors' authorization dated June 20, 2000 to purchase up to five percent of Fifth Third's outstanding shares of common stock on the open market.

NOTE 3 -- MERGER-RELATED CHARGES

     In connection with the merger of Fifth Third and Old Kent, the combined company expects to incur pretax merger-related charges of approximately $304 million. These charges are expected to include approximately $42 million for conforming Old Kent's loan quality measurements to those of Fifth Third and for the change in intent in the management of certain commercial loans; $42 million in occupancy and equipment charges (including lease termination costs, elimination of duplicate facilities and write-off of equipment); $10 million in the write-off of capitalized software and other assets; $77 million in employee-related costs (including change-in-control and severance payments); $50 million in conversion costs and contract terminations; $47 million in balance sheet restructuring charges to comply with Fifth Third's asset liability management policies; and $36 million in other merger-related costs (including investment banker and other professional fees).

     The merger-related charges and the related tax effect have been reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2000, and have not been reflected in the Unaudited Pro Forma Condensed Combined Statements of Income as they are not expected to have a continuing impact on the operations of the combined company.

               SELECTED HISTORICAL FINANCIAL DATA OF FIFTH THIRD

     The following table sets forth certain historical financial data concerning Fifth Third for the five years ended December 31, 1999 and the nine months ended September 30, 2000 and 1999. This data is based on information contained in Fifth Third's 1999 Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as well as Fifth Third's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, which are incorporated by reference into this document. Financial data for all periods has been restated to reflect the second quarter 1998 mergers with CitFed Bancorp, Inc. and State Savings Company and the fourth quarter 1999 mergers with CNB Bancshares, Inc. and Peoples Bank Corporation of Indianapolis. These mergers were accounted for as poolings-of-interest. All share and per share information has been retroactively adjusted to reflect the 3-for-2 stock splits effected in the form of stock dividends paid on July 14, 2000, April 15, 1998, July 15, 1997 and January 12, 1996.

                              NINE MONTHS ENDED
                                SEPTEMBER 30,                               YEARS ENDED DECEMBER 31,
                           ------------------------    ------------------------------------------------------------------
                            2000(1)         1999        1999(2)       1998(3)         1997        1996(4)         1995
                           ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                                      (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS:
Interest income..........  $2,427,356    $2,012,224    $2,738,082    $2,585,927    $2,477,612    $2,272,049    $1,949,924
Interest expense.........   1,328,198       963,521     1,333,491     1,315,947     1,304,077     1,189,309     1,045,392
                           ----------    ----------    ----------    ----------    ----------    ----------    ----------
Net interest income......   1,099,158     1,048,703     1,404,591     1,269,980     1,173,535     1,082,740       904,532
Provision for credit
  losses.................      65,926        90,310       134,057       123,489       116,946        82,880        54,819
                           ----------    ----------    ----------    ----------    ----------    ----------    ----------
Net interest income after
  provision for credit
  losses.................   1,033,232       958,393     1,270,534     1,146,491     1,056,589       999,860       849,713
Other operating income...     742,602       649,865       877,686       753,544       590,428       494,024       407,160
Operating expenses.......     846,367       777,055     1,121,956     1,066,207       849,902       833,361       675,398
                           ----------    ----------    ----------    ----------    ----------    ----------    ----------
Income before income
  taxes..................     929,467       831,203     1,026,264       833,828       797,115       660,523       581,475
Applicable income
  taxes..................     302,984       279,241       358,035       287,316       267,736       217,647       192,458
                           ----------    ----------    ----------    ----------    ----------    ----------    ----------
Net income...............  $  626,483    $  551,962    $  668,229    $  546,512    $  529,379    $  442,876    $  389,017
                           ==========    ==========    ==========    ==========    ==========    ==========    ==========
COMMON SHARE DATA:
Earnings per share.......  $     1.35    $     1.21    $     1.46    $     1.21    $     1.18    $     0.99    $     0.91
Earnings per diluted
  share..................        1.33          1.19          1.43          1.19          1.17          0.97          0.88
Cash dividends declared
  per share..............        0.52          0.43          0.59          0.47          0.38          0.33          0.28
Book value at period
  end....................        9.61          8.44          8.80          8.38          7.52          7.02          6.10
Average shares
  outstanding (000's)....     464,202       457,369       459,179       452,002       446,796       448,762       428,251
Average diluted shares
  Outstanding (000's)....     475,625       471,157       471,856       463,127       454,241       458,640       442,878

---------------

(1) Operating expenses for the first nine months of 2000 include $33.5 million of pretax merger-related and special charges ($23.1 million after tax, or $.05 per diluted share). For comparability, excluding the impact of these charges, net income, earnings per share and earnings per diluted share would have been $649.5 million, $1.40 and $1.38, respectively.

(2) Provision for credit losses and operating expenses for 1999 include $26.2 million and $82.1 million of pretax merger-related charges ($83.8 million after tax, or $.18 per diluted share). For comparability, excluding the impact of these charges, net income, earnings per share and earnings per diluted share would have been $752.0 million, $1.64 and $1.61, respectively.

(3) Provision for credit losses and operating expenses for 1998 include $16.7 million and $121.3 million of pretax merger-related charges ($98.7 million after tax, or $.21 per diluted share). For comparability, excluding the impact of these charges, net income, earnings per share and earnings per diluted share would have been $645.2 million, $1.42 and $1.40, respectively.

(4) Operating expenses for 1996 include the impact of the special SAIF assessment of $49.6 million pretax ($31.3 million after tax, or $.07 per diluted share). For comparability, excluding the impact of this assessment, net income, earnings per share and earnings per diluted share would have been $474.1 million, $1.05 and $1.03, respectively.

                                      SEPTEMBER 30,                                    DECEMBER 31,
                                -------------------------   -------------------------------------------------------------------
                                  2000(1)        1999         1999(2)       1998(3)        1997         1996(4)        1995
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                            (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
FINANCIAL CONDITION AT
  PERIOD END:
Securities....................  $14,891,722   $12,893,537   $12,816,671   $11,305,815   $10,530,928   $10,145,613   $ 7,476,140
Loans and leases..............   25,861,725    25,250,958    24,963,620    22,356,524    21,898,954    20,207,880    18,422,675
Assets........................   44,395,900    41,446,488    41,589,512    37,092,266    35,180,173    33,135,051    28,301,971
Deposits......................   25,474,581    25,006,594    26,083,560    24,495,784    24,289,566    23,306,020    20,825,573
Short-term borrowings.........    8,194,425     8,979,955     8,374,133     4,514,636     4,391,386     4,263,311     2,474,043
Long-term debt and convertible
  subordinated notes..........    4,894,342     2,543,739     1,976,272     3,236,090     2,305,341     1,795,069     1,781,708
Shareholders' equity..........    4,436,129     3,907,742     4,077,031     3,795,054     3,358,540     3,135,413     2,658,637
RATIOS:
PROFITABILITY RATIOS:
Return on average assets......         1.87%         1.89%         1.68%         1.51%         1.57%         1.42%         1.47%
Return on average
  shareholders' equity........         19.1%         18.9%         16.9%         15.4%         17.2%         15.3%         15.9%
Net interest margin...........         3.77%         4.05%         3.99%         3.93%         3.86%         3.83%         3.76%
Overhead ratio(5).............         44.3%         44.3%         47.6%         51.1%         46.8%         51.4%         50.1%
Other operating income to
  total income(6).............         40.3%         48.8%         38.4%         36.9%         33.2%         30.9%         30.6%
Dividend payout...............         39.1%         35.9%         41.0%         39.8%         32.4%         33.6%         32.3%
CAPITAL RATIOS:
Average shareholders' equity
  to average assets...........         9.83%         9.97%         9.95%         9.80%         9.16%         9.28%         9.24%
Tier 1 risk-adjusted
  capital.....................        12.88%        13.15%        12.16%        12.47%        11.28%        11.84%        11.75%
Total risk-adjusted capital...        14.71%        15.12%        14.00%        14.44%        13.44%        14.31%        14.67%
Tier 1 leverage...............         9.99%        10.15%         9.81%        10.09%         9.15%         8.84%         9.28%
RATIO OF EARNINGS TO FIXED
  CHARGES:(7)
Including deposit interest....         1.70x         1.86x         1.76x         1.63x         1.61x         1.55x         1.55x
Excluding deposit interest....         2.87x         3.38x         3.12x         3.00x         3.12x         3.23x         3.20x
CREDIT QUALITY RATIOS:
Reserve for credit losses to
  nonperforming assets........       467.40%       385.64%       474.06%       364.44%       265.41%       228.08%       206.69%
Reserve for credit losses to
  loans and leases
  outstanding.................         1.48%         1.48%         1.47%         1.48%         1.43%         1.41%         1.47%
Net charge-offs to average
  loans and leases
  outstanding.................         0.26%         0.36%         0.36%         0.47%         0.43%         0.40%         0.23%
Nonperforming assets to loans,
  leases and other real estate
  owned.......................         0.32%         0.38%         0.31%         0.41%         0.54%         0.62%         0.71%

---------------

(1) Operating expenses for the first nine months of 2000 include merger-related and special charges totaling $33.5 million pretax ($23.1 million after tax, or $.05 per diluted share). For comparability, excluding the impact of these charges, return on average assets, return on average equity and the overhead ratio were 1.94%, 19.8% and 42.6%, respectively.

(2) Provision for credit losses and operating expenses for 1999 include charges of $26.2 million and $82.1 million of pretax merger-related charges ($83.8 million after tax, or $.18 per diluted share). For comparability, excluding the impact of these charges, return on average assets, return on average equity and the overhead ratio were 1.89%, 19.0% and 44.1%, respectively.

(3) Provision for credit losses and operating expenses for 1998 include $16.7 million and $121.3 million of pretax merger-related charges ($98.7 million after tax, or $.21 per diluted share). For comparability, excluding the impact of these charges, return on average assets, return on average equity and the overhead ratio were 1.78%, 18.2% and 45.3%, respectively.

(4) Operating expenses for 1996 include the impact of the special SAIF assessment of $49.6 million pretax ($31.3 million after tax, or $.07 per diluted share). For comparability, excluding the impact of this assessment, return on average assets, return on average equity and the overhead ratio were 1.52%, 16.3% and 48.3%, respectively.

(5) Operating expenses divided by the sum of taxable-equivalent net interest income and other operating income.

(6) Other operating income excluding securities gains and losses as a percent of net interest income and other operating income excluding securities gains and losses.

(7) Earnings represent income before income taxes plus fixed charges. Fixed charges include interest expense and the proportion deemed representative of the interest factor of rental expense. Fifth Third had no preferred stock outstanding during any period presented. Accordingly, its ratio of earnings to combined fixed charges and preferred stock dividends is the same as its ratio of earnings to fixed charges.

                 SELECTED HISTORICAL FINANCIAL DATA OF OLD KENT


     The following table sets forth certain historical financial data concerning Old Kent for the five years ended December 31, 1999 and the nine months ended September 30, 2000 and 1999. This information is based on information contained in Old Kent's Current Report on Form 8-K filed with the SEC on January 16, 2001 containing restated financial statements for the fiscal years ended December 31, 1999, 1998 and 1997, as well as Old Kent's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, which are incorporated by reference in this document. All share and per share information has been retroactively adjusted to reflect the 5% stock dividends paid in July of each year presented and a 2-for-1 stock split paid in December 1997.


                                     NINE MONTHS ENDED
                                       SEPTEMBER 30,                           YEARS ENDED DECEMBER 31,
                                  -----------------------   --------------------------------------------------------------
                                   2000(1)      1999(2)      1999(2)      1998(3)        1997         1996         1995
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                          (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS:
Interest income.................  $1,227,978   $1,088,508   $1,461,363   $1,466,230   $1,455,829   $1,348,940   $1,288,835
Interest expense................     644,423      510,125      688,245      726,027      722,055      662,873      627,761
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net interest income.............     583,555      578,383      773,118      740,203      733,774      686,067      661,074
Provision for credit losses.....      40,201       22,518       35,388       52,930       59,673       40,765       25,124
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net interest income after
  provision for credit losses...     543,354      555,865      737,730      687,273      674,101      645,302      635,950
Other operating income..........     330,278      343,649      456,730      413,620      314,342      254,792      209,733
Operating expenses..............     588,638      582,262      765,879      703,603      613,732      585,419      547,020
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income before income taxes......     284,994      317,252      428,581      397,290      374,711      314,675      298,663
Applicable income taxes.........      89,554      111,372      149,463      136,152      126,880      102,863       94,098
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income......................     195,440      205,880      279,118      261,138      247,831      211,812      204,565
Dividend on Preferred Stock.....        (555)        (555)        (740)        (740)        (740)        (940)      (1,106)
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net Income Available to Common
  Shareholders..................  $  194,885   $  205,325   $  278,378   $  260,398   $  247,091   $  210,872   $  203,459
                                  ==========   ==========   ==========   ==========   ==========   ==========   ==========
COMMON SHARE DATA:
Earnings per share..............  $     1.42   $     1.47   $     2.00   $     1.81   $     1.65   $     1.38   $     1.32
Earnings per diluted share......        1.41         1.46         1.98         1.79         1.63         1.37         1.31
Cash dividends declared per
  share.........................        0.64         0.55         0.76         0.66         0.58         0.52         0.48
Book value at period end........       11.62        10.77        10.70        11.11        11.04        10.42        10.06
Average shares outstanding
  (000's).......................     137,333      139,349      139,003      143,962      150,116      152,884      154,421
Average diluted shares
  outstanding (000's)...........     138,620      140,998      140,594      145,888      151,803      154,408      156,007

---------------

(1) Provision for credit losses, securities losses included in operating income and operating expenses for the first nine months of 2000 include $12.0 million, $11.4 million and $42.0 million, respectively, of pretax merger-related charges ($43.6 million after tax, or $.31 per diluted share). For comparability, excluding the impact of these charges, net income, earnings per share and earnings per diluted share would have been $239.0 million, $1.73 and $1.72, respectively.

(2) Operating expenses for the nine months ended September 30, 1999 and the twelve months ended December 31, 1999 include $26.0 million of pretax merger-related charges ($17.6 million after tax, or $.13 per diluted share). For comparability, excluding the impact of these charges, net income, earnings per share and earnings per diluted share would have been $223.5 million, $1.60 and $1.58, respectively, for the nine months ended September 30, 1999, and $296.7 million, $2.13 and $2.11, respectively, for the full year of 1999.


(3) Provision for credit losses and operating expenses for 1998 include $3.5 million and $25.0 million of pretax merger-related charges ($19.7 million after tax, or $.13 per diluted share). For comparability, excluding the impact of these charges, net income, earnings per share and earnings per diluted share would have been $280.8 million, $1.95 and $1.92, respectively.

                                        SEPTEMBER 30,                                    DECEMBER 31,
                                  -------------------------   -------------------------------------------------------------------
                                    2000(1)       1999(2)       1999(2)       1998(3)        1997          1996          1995
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                              (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
FINANCIAL CONDITION AT
  PERIOD END:
Securities......................  $ 3,954,316   $ 3,967,123   $ 3,847,093   $ 5,204,060   $ 5,088,953   $ 5,167,529   $ 5,645,187
Loans and leases................   15,617,327    13,029,280    13,901,663    11,787,940    12,007,193    11,389,512    10,066,081
Assets..........................   22,518,600    20,242,256    20,600,287    21,148,686    20,079,905    18,801,964    17,635,721
Deposits........................   16,758,128    15,660,840    15,772,245    16,518,243    15,319,440    15,225,484    14,065,361
Short-term borrowings...........    3,349,752     2,554,493     2,824,034     2,548,454     2,597,514     1,529,077     1,629,482
Long-term debt and convertible
  subordinated notes............      449,779       200,000       200,000       200,000       200,000       200,000       100,000
Shareholders' equity............    1,601,546     1,500,270     1,485,764     1,576,325     1,646,083     1,559,448     1,541,555
RATIOS:
PROFITABILITY RATIOS:
Return on average assets........         1.21%         1.33%         1.36%         1.29%         1.27%         1.17%         1.19%
Return on average shareholders'
  equity........................         17.3%         18.1%         18.5%         16.6%         15.5%         13.9%         14.3%
Net interest margin.............         4.05%         4.21%         4.22%         4.09%         4.17%         4.17%         4.24%
Overhead ratio(4)...............         63.2%         62.0%         61.0%         59.9%         57.8%         61.4%         61.8%
Other operating income to total
  income(5).....................         36.0%         36.9%         36.7%         36.5%         30.7%         27.1%         24.7%
Dividend payout.................         45.4%         37.7%         38.5%         36.6%         35.6%         38.2%         36.6%
CAPITAL RATIOS:
Average shareholders' equity to
  average assets................         6.99%         7.39%         7.35%         7.83%         8.25%         8.45%         8.42%
Tier 1 risk-adjusted capital....         8.54%         9.73%         9.48%        10.04%        10.90%        10.75%        11.94%
Total risk-adjusted capital.....        11.66%        11.61%        11.33%        11.94%        12.82%        12.69%        13.98%
Tier 1 leverage.................         7.22%         7.32%         7.47%         7.22%         7.74%         7.55%         8.03%
RATIO OF EARNINGS TO FIXED
  CHARGES:(6)
Including deposit interest......         1.44x         1.62x         1.62x         1.55x         1.52x         1.47x         1.48x
Excluding deposit interest......         2.81x         4.08x         4.02x         3.66x         3.97x         4.39x         4.33x
RATIO OF EARNINGS TO FIXED
  CHARGES AND PREFERRED STOCK
  DIVIDENDS:(7)
Including deposit interest......         1.44x         1.62x         1.62x         1.54x         1.52x         1.47x         1.47x
Excluding deposit interest......         2.80x         4.04x         3.99x         3.63x         3.94x         4.33x         4.25x
CREDIT QUALITY RATIOS:
Reserve for credit losses to
  nonperforming assets..........       246.37%       296.47%       267.40%       233.06%       229.46%       270.99%       268.95%
Reserve for credit losses to
  loans and leases
  outstanding...................         1.43%         1.59%         1.48%         1.70%         1.64%         1.75%         2.02%
Net charge-offs to average loans
  and leases outstanding........         0.21%         0.17%         0.23%         0.42%         0.48%         0.44%         0.18%
Nonperforming assets to loans,
  leases and other real estate
  owned.........................         0.58%         0.54%         0.55%         0.73%         0.71%         0.65%         0.75%


---------------

(1) Provision for credit losses, securities losses included in operating income and operating expenses for the first nine months of 2000 include $12.0 million, $11.4 million and $42.0 million, respectively, of pretax merger-related charges ($43.6 million after tax, or $.31 per diluted share). For comparability, excluding the impact of these charges, return on average assets, return on average equity and the overhead ratio were 1.48%, 20.8% and 58.7%, respectively.

(2) Operating expenses for the nine months ended September 30, 1999 and the twelve months ended December 31, 1999 include $26.0 million of pretax merger-related charges ($17.6 million after tax, or $.13 per diluted share). For comparability, excluding the impact of these charges, return on average assets, return on average equity and the overhead ratio were 1.45%, 19.6% and 59.2%, respectively, for the nine months ended September 30, 1999, and 1.44%, 19.6% and 59.0%, respectively, for the full year of 1999.


(3) Provision for credit losses and operating expenses for 1998 include $3.5 million and $25.0 million of pretax merger-related charges ($19.7 million after tax, or $.13 per diluted share). For comparability, excluding the impact of these charges, return on average assets, return on average equity and the overhead ratio were 1.39%, 17.8% and 57.8%, respectively.


(4) Operating expenses divided by the sum of taxable-equivalent net interest income and other operating income.

(5) Other operating income excluding securities gains and losses as a percent of net interest income and other operating income excluding securities gains and losses.

(6) Earnings represent income before income taxes plus fixed charges. Fixed charges include interest expense and the proportion deemed representative of the interest factor of rental expense.

(7) Earnings represent income before income taxes plus fixed charges. Fixed charges include interest expense and the proportion deemed representative of the interest factor of rental expense. Preferred stock dividends are grossed up to a pretax basis based on a 34% effective tax rate.

                  DESCRIPTION OF CAPITAL STOCK AND COMPARATIVE
                             RIGHTS OF SHAREHOLDERS

     Fifth Third is a corporation organized under the laws of the State of Ohio. Old Kent is a corporation organized under the laws of the State of Michigan.


     Fifth Third is authorized to issue 650,000,000 shares of Fifth Third common stock, no par value, and 500,000 shares of preferred stock, no par value. As of
January 19, 2001, Fifth Third had outstanding           shares of Fifth Third
common stock and no shares of Fifth Third preferred stock. In accordance with the terms of the agreement and plan of merger, Fifth Third will issue 7,250 shares of a newly-created class of Series D perpetual preferred stock and 2,000 shares of a newly-created class of Series E perpetual preferred stock, which classes of preferred stock shall be substantially identical to the Series D and Series E perpetual preferred stock of Old Kent which is described below. Pursuant to article fourth of Fifth Third's articles of incorporation, the board of directors of Fifth Third may, without further action of the shareholders: (1) divide into one or more new series the authorized shares of Fifth Third preferred stock which have not previously been designated, (2) fix the number of shares constituting any new series, and (3) fix the dividend rates, payment dates, whether dividend rights shall be cumulative or non-cumulative, conversion rights, redemption rights (including sinking fund provisions) and liquidation preferences. Except as otherwise provided by law, holders of any series of Fifth Third preferred stock shall not be entitled to vote on any matter.



     Old Kent is authorized to issue 300,000,000 shares of Old Kent common stock, $1.00 par value per share, and 25,000,000 shares of Old Kent preferred stock, no par value, of which 3,000,000 shares are designated Series A preferred stock, 500,000 shares are designated Series B preferred stock, 1,000,000 shares are designated Series C preferred stock, 7,250 shares are designated Series D perpetual preferred stock, and 2,000 shares are designated Series E perpetual preferred stock. The 1,000,000 shares of Series C preferred stock are reserved for issuance pursuant to Series C Preferred Stock Purchase Rights governed by a rights agreement and none are outstanding. As of January 19, 2001, Old Kent had
outstanding           shares of Old Kent common stock, 7,250 shares of Old Kent
Series D perpetual preferred stock and 2,000 shares of Old Kent Series E perpetual preferred stock. Pursuant to Article III of Old Kent's restated articles of incorporation, the board of directors of Old Kent may, without further action from the shareholders, except for with respect to the Series A preferred shares: (1) divide into one or more new series the authorized shares of Old Kent preferred stock which have not previously been designated, (2) fix the number of shares constituting any new series, (3) fix the dividend rates, payment dates, whether dividends rights should be cumulative or non-cumulative, redemption rights, liquidation rights, conversion or exchange rights, voting rights and all other rights permitted but not inconsistent with the restated articles.


     The Old Kent Series A preferred stock and Series B preferred stock purchase rights for which Series B preferred stock was reserved for issuance have been retired and there is no existing authorization for the issuance of either series.

     Each share of Old Kent common stock has attached to it the number of Series C Preferred Stock Purchase Rights represented by each share of Old Kent common stock, as long as the Old Kent rights are not separately transferable. As of the date of this document, each share of Old Kent common stock represents .4113 of an Old Kent right. Each Old Kent right entitles the shareholder to purchase one one-hundredth of a share of Series C preferred stock at a price of $160. The number of Old Kent Rights represented by each share of Old Kent common stock is subject to adjustment upon the occurrence of certain events set forth in the Old Kent rights agreement.

     The Old Kent Series D and Series E perpetual preferred stock is not redeemable at the option of either Old Kent or the holder. The holder of Old Kent Series D perpetual preferred stock has the option to convert his or her stock into Old Kent common stock, subject to regulatory approval. If a change of control of Old Kent occurs that is not approved by the holders of a majority of the outstanding shares of Old Kent Series E perpetual preferred stock, the holders of Old Kent Series E perpetual preferred stock have the right to convert those shares into the right to receive a cash payment. Old Kent may not engage in a merger in which Old Kent is not the surviving entity unless the surviving entity issues to the holders of Series D and Series E
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perpetual preferred stock other series of preferred stock with powers, preferences and special rights substantially identical to those of the Series D and Series E perpetual preferred stock.

     Set forth below is a description of Fifth Third common stock and Old Kent common stock. This description and analysis are brief summaries of relevant provisions of the articles of incorporation and code of regulations of Fifth Third and Ohio law and of the restated articles of incorporation and bylaws of Old Kent and Michigan law and are qualified in their entirety by reference to those documents.

VOTING RIGHTS

     Holders of both Fifth Third common stock and Old Kent common stock are generally entitled to one vote per share on all matters submitted to a vote of shareholders.

     Old Kent Series D and Series E perpetual preferred stock do not carry any voting rights, except as required by Michigan law, but Old Kent may not issue any securities ranking, as to dividends or rights upon liquidation, senior to or on parity with the Old Kent Series D and Series E perpetual preferred stock, without the prior approval of holders of a majority of shares of Old Kent Series D or Series E perpetual preferred stock, as the case may be.

     CLASSIFICATION OF BOARD OF DIRECTORS. Fifth Third's code of regulations provides for the division of its board of directors into three classes of approximately equal size. Directors of Fifth Third's board of directors are elected for three-year terms, and the terms of office of approximately one-third of the members of the classified board of directors expire each year. This classification of the board of Fifth Third may make it more difficult for a shareholder to acquire immediate control of Fifth Third and remove management by means of a hostile takeover. Since the terms of approximately one-third of the incumbent directors expire each year, at least two annual elections are necessary for the shareholders to replace a majority of directors, whereas a majority of the directors of a non-classified board of directors may be replaced in one annual meeting.

     The Old Kent board is also classified. The Old Kent board is divided into three classes, each to be as nearly equal in members as possible. Directors serve until the annual meeting of the shareholders held in the third year following their year of election. As a result of the classification of the Old Kent board, a minimum of two annual meetings of shareholders would be necessary for a majority of the members of the Old Kent board to stand for election.


     PREFERRED STOCK. As stated above, Fifth Third is authorized to issue 500,000 shares of Fifth Third preferred stock, and its board of directors may designate various characteristics and rights of Fifth Third preferred stock, including conversion rights. As mentioned previously, Fifth Third will issue shares of newly-created classes of Series D and Series E perpetual preferred stock having terms substantially identical to Old Kent's Series D and Series E perpetual preferred stock in connection with the merger. Fifth Third's board of directors may also authorize the conversion of shares of other classes of Fifth Third preferred stock into any number of shares of Fifth Third common stock and thus dilute the outstanding shares of Fifth Third common stock. Subject to the board's fiduciary duties, Fifth Third could issue convertible preferred stock with the purpose or effect of deterring or preventing a takeover of Fifth Third.


     Old Kent's restated articles of incorporation contain a similar provision that could be utilized with a similar purpose or effect. As stated above, Old Kent is authorized to issue 25,000,000 shares of Old Kent preferred stock, and its board of directors may designate various characteristics and rights of Old Kent preferred stock, including conversion rights. Accordingly, Old Kent's board of directors may authorize the conversion of shares of Old Kent preferred stock into any number of shares of Old Kent common stock and thus dilute the outstanding shares of Old Kent common stock.

     CUMULATIVE VOTING. The holders of Fifth Third common stock have the right to vote cumulatively in the election of directors. Under applicable Ohio law, unless a corporation's articles of incorporation are amended to provide that no shareholder of the corporation may cumulate his or her voting power, each shareholder has the right to vote cumulatively in the election of directors of the corporation if (1) written notice is given by any shareholder of the corporation to the president, a vice president or the secretary of such corporation, not
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less than forty-eight hours before the time fixed for holding the meeting at which directors are to be elected, indicating that the shareholder desires that voting for the election of directors be cumulative, and (2) announcement of the giving of this notice is made upon the convening of the meeting by the chairman or the secretary or by or on behalf of the shareholder giving the notice. In this event, each shareholder will be entitled to cumulate the voting power he or she possesses and to give one nominee as many votes as the number of directors to be elected multiplied by the number of his or her shares, or to distribute these votes on the same principle among two or more candidates, as each shareholder sees fit. The availability of cumulative voting rights enhances the ability of minority shareholders to obtain representation on the board of directors.

     Old Kent shareholders do not have a right to vote cumulatively in the election of directors. Therefore, each share of Old Kent common stock is entitled to one vote in the election of any director.

DIVIDENDS

     Holders of Fifth Third common stock are entitled to dividends as and when declared by the board of directors of Fifth Third out of funds legally available for the payment of dividends. Fifth Third has, in the past, declared and paid dividends on a quarterly basis, and intends to continue to do so in the immediate future in such amounts as the board of directors shall determine.

     Holders of Old Kent common stock have a right to dividends on the shares of common stock, but only when and as determined by the board of directors. Before the board of directors may declare and pay a dividend, however, Old Kent must pay or declare full cumulative dividends on all shares having a priority over the Old Kent common stock as to dividends; and Old Kent must make all required sinking or retirement fund payments on all classes of preferred shares and on any other stock of Old Kent ranking as to dividends or assets prior to the Old Kent common stock.

     Old Kent Series D and Series E preferred stock are entitled to dividends that are payable quarterly at the annual rate of 8%, based on their stated value of $1,000. The obligation to pay dividends is cumulative. Old Kent Series D perpetual preferred stock is senior as to dividends to the Old Kent Series E perpetual preferred stock, Old Kent Series C preferred stock and Old Kent common stock and Old Kent Series E perpetual preferred stock is senior as to Old Kent Series C preferred stock and Old Kent common stock.

     Most of the revenues of Fifth Third and Old Kent available for payment of dividends derive from amounts paid to each corporation by its respective subsidiaries. Under applicable banking law, the total dividends declared in any calendar year by a national bank or a state-chartered bank may not, without the approval of the Comptroller of the Currency, the Federal Reserve Board, or the FDIC, as the case may be, exceed the aggregate of the bank's net profits and retained net profits for the preceding two years. Old Kent Bank is also subject to limits on dividends under the Michigan Banking Code. No affiliate of Fifth Third has ever been prohibited from declaring dividends or restricted in paying any dividends declared. No affiliate of Old Kent has been prohibited from declaring dividends or restricted in paying any dividends declared in recent history.

     If, in the opinion of the applicable regulatory authority, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), the authority may require, after notice and hearing, that the bank cease and desist from the practice. The Federal Reserve Board has similar authority with respect to bank holding companies. In addition, the Federal Reserve Board, the Comptroller of the Currency and the Federal Deposit Insurance Corporation have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Finally, the regulatory authorities have established guidelines with respect to the maintenance of appropriate levels of capital by a bank, bank holding company or savings association under their jurisdiction. Compliance with the standards set forth in these guidelines could limit the amount of dividends which Fifth Third and Old Kent, and their respective affiliates, may pay in the future.

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PREEMPTIVE RIGHTS

     Neither shareholders of Fifth Third nor shareholders of Old Kent have preemptive rights.

RIGHTS UPON LIQUIDATION


     In the event of any liquidation, dissolution or winding up of Fifth Third, so long as it has not issued preferred stock, the holders of Fifth Third common stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Fifth Third (including the payment of all fees, taxes and other expenses incidental thereto), the remaining assets of Fifth Third available for distribution. Once the Fifth Third Series D and Series E perpetual preferred stock is issued, these series of preferred stock will have priority over the holders of Fifth Third common stock in the event of liquidation or dissolution. If other series of Fifth Third preferred stock are issued, the holders of such other series of preferred stock may also have priority over the holders of Fifth Third common stock in the event of liquidation or dissolution.


     In the event of any liquidation, dissolution or winding up of Old Kent, so long as it has not issued preferred stock, the holders of Old Kent common stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of Old Kent (including the payment of all fees, taxes and other expenses incidental thereto), the remaining assets of Old Kent available for distribution.

     Old Kent has Series D and E perpetual preferred stock outstanding. Old Kent Series D perpetual preferred stock ranks on parity with the Old Kent Series E perpetual preferred stock, and both Old Kent Series D and Series E perpetual preferred stock are senior to the Old Kent Series C preferred stock and the Old Kent common stock as to rights upon liquidation.


     If additional shares of Old Kent preferred stock are issued, the holders of such preferred stock may have priority over the holders of Old Kent common stock in the event of liquidation or dissolution.


INDEMNIFICATION AND PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

     Fifth Third's code of regulations provides for the indemnification of each director and officer of the corporation, to the fullest extent permitted by Ohio law, against all expenses and liabilities reasonably incurred by or imposed on him or her in connection with any proceeding or threatened proceeding in which he or she may become involved by reason of his or her being or having been a director or officer.

     Old Kent's restated articles of incorporation provide for the indemnification of each director and executive officer of the corporation, to the fullest extent permitted by Michigan law, against all expenses and liabilities incurred by or imposed on him or her in connection with any actual or threatened proceeding in which he or she may become involved by reason of his or her being or having been a director or officer of Old Kent or serving at the request of Old Kent as a director or officer of another organization. Old Kent may purchase insurance to protect itself and any such director, officer or other person. Directors of Old Kent are not personally liable to Old Kent or its shareholders for monetary damages for breach of fiduciary duty except where liability cannot be limited under Michigan law.

     Under Michigan law, subject to certain exceptions, a director is protected from monetary liability for breaches of his or her fiduciary duties. Michigan law provides for such a limitation on director liability if the articles of incorporation contain a provision to that effect. The Old Kent restated articles of incorporation contain such a provision. Such a provision does not, however, eliminate or limit director liability to the corporation or its shareholders for intentional infliction of harm on the corporation or its shareholders or intentional criminal acts, certain dividends and distributions or loans to directors, officers and employees that are contrary to Michigan law, or any financial benefit received by a director to which he or she is not entitled. The grant of indemnification in the context of a derivative or other comparable suit may have a circular effect, inasmuch as any damages recovered in such action will be offset by the cost of indemnification. If the merger is consummated, Fifth Third will assume all such obligations of Old Kent for the indemnification of its officers and directors. See "Terms of the Agreement and Plan of Merger -- Interests of Certain Persons in the Merger."

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     Fifth Third does not have any additional indemnification agreements with its directors or executive officers. Old Kent has entered into indemnification agreements with each of its directors which generally require indemnification and the advancement of expenses to the full extent permitted by law.

SHAREHOLDERS' MEETINGS; QUORUM

     Special meetings of Fifth Third's shareholders may be called at any time by the board of directors or by the shareholders of Fifth Third upon the written application of the holders of at least 25% of all Fifth Third capital stock entitled to vote on the matters to be considered at the meeting. These applications must set forth the purpose or purposes of the meeting. Special meetings of Old Kent's shareholders may be called by resolution by a majority of the entire board of directors of Old Kent, or by the chairman of the board or chief executive officer of the corporation.

     The presence in person or by proxy of the holders of a majority of the shares of stock entitled to vote at a meeting on every matter that is to be voted on constitutes a quorum under Fifth Third's code of regulations. Old Kent's bylaws provide that shares entitled to cast a majority of the votes at the meeting shall constitute a quorum, except where a larger number is required by law or the restated articles of incorporation.

QUALIFICATION OF DIRECTORS

     Old Kent's bylaws provide that each director shall be at least 21 years of age. Fifth Third has no similar provisions.

REMOVAL OF DIRECTORS

     Ohio law provides that the directors may remove any director: (1) if by order of court he has been found to be of unsound mind, or if he is adjudicated a bankrupt; or (2) if within sixty days, or within such other period of time as is prescribed in the articles or the regulations, from the date of his election he does not qualify by accepting in writing his election to the office or by acting at a meeting of the directors, and by acquiring the qualifications specified in the articles or the regulations; or if, for such period as is prescribed in the articles or the regulations, he ceases to hold the required qualifications.

     Where, as in the case of Fifth Third, the shareholders have a right to vote cumulatively in the election of directors, then, unless the articles or the regulations expressly provide that no director may be removed from office or that removal of directors requires a greater vote than that specified in this division, all the directors, all the directors of a particular class, or any individual director may be removed from office, without assigning any cause, by the vote of the holders of a majority of the voting power entitling them to elect directors in place of those to be removed, except that, unless all the directors, or all the directors of a particular class, are removed, no individual director shall be removed if the votes of a sufficient number of shares are cast against his removal that, if cumulatively voted at an election of all the directors, or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director.

     Fifth Third's code of regulations provide that no director shall be removed without cause during his term of office and that any director may be removed for cause at any time by the action of the holders of record of a majority of the outstanding shares of Fifth Third common stock entitled to vote thereon at a meeting of the shareholders, and the vacancy in the board of directors caused by such removal may be filled by action of the shareholders at such meeting or any subsequent meeting.

     Michigan law provides that the shareholders may remove one or more directors, by majority vote of the shares entitled to vote to elect directors, with or without cause unless the articles state that directors may only be removed for cause. Old Kent's restated articles of incorporation provide that directors may only be removed for cause.

     Old Kent's articles of incorporation further provide that cause shall exist if, and only if, (1) the director is convicted of a felony that is no longer subject to appeal; (2) the director has been found liable for negligence or misconduct in performance of his duty to the corporation in a matter of substantial importance and such finding is no longer subject to appeal; (3) the director has become mentally incompetent and that
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incompetence has affected his ability to perform; (4) the director's acts or omissions are deemed, by the remainder of the board, to be in derogation of the director's duties; or (5) the Board of Governors of the Federal Reserve System require such removal. In (1) and (2) above, the removal must be approved by a majority vote of all shares entitled to vote on directors. In (3), (4) and (5) above, the removal must be approved by at least 75% of the total number of directors.

AMENDMENT TO CHARTER DOCUMENTS

     Ohio law provides that except in certain circumstances, amendments to a corporation's articles of incorporation must be adopted by the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of the corporation on the proposal or, if the articles provide or permit, by the affirmative vote of a greater or lesser proportion, but not less than a majority, of this voting power, and by such affirmative vote of the holders of shares of any particular class as is required by the articles.

     Except for amendments by the Fifth Third board of directors concerning the fixing of the terms of any series of Fifth Third preferred stock, Fifth Third's articles of incorporation contain no other provisions concerning amendments.

     Michigan law provides that a corporation may amend its articles of incorporation if the amendment is lawful, and a majority of the outstanding shares entitled to vote approves the amendment. Certain amendments may be voted on by a single class, if the amendment would increase or decrease the number of authorized shares of the class or of other classes so as to affect the class adversely. Certain provisions of Old Kent's articles of incorporation may only be amended by a vote of 75% of outstanding shares unless certain board approvals are obtained.

     Ohio law provides that the code of regulations of a corporation may be amended, or new regulations may be adopted, by the shareholders at a meeting held for that purpose, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation on the proposal, or may be amended, or new regulations may be adopted, without a meeting by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power on the proposal, or if the articles or regulations so provide or permit, by the affirmative vote or written consent of the holders of shares entitling them to exercise a greater or lesser proportion but not less than a majority of the voting power.

     Fifth Third's code of regulations provide that, except for certain provisions regarding the election and removal of directors (which may only be amended by the vote or consent of two-thirds of the voting power of Fifth Third), the Fifth Third code of regulations may be altered, amended or repealed at a meeting held for this purpose by the affirmative vote of the holders of shares of Fifth Third common stock entitling them to exercise a majority of the voting power or may be adopted without a meeting by the written consent of the holders of shares of Fifth Third common stock entitling them to exercise two-thirds of the voting power.

     The Old Kent bylaws may be amended, altered, changed, added to or repealed by ordinary vote by the shareholders of Old Kent at a regular or special meeting if notice of such action is contained in the notice of such meeting. The board of directors may amend, alter, change, add to or repeal the Old Kent bylaws by ordinary vote at any regular or special meeting of the directors.

VACANCIES ON THE BOARD OF DIRECTORS

     Ohio law provides that, unless the articles or the regulations otherwise provide, the remaining directors, though less than a majority of the whole authorized number of directors, may, by the vote of a majority of their number, fill any vacancy in the board for the unexpired term. A vacancy exists if the shareholders increase the authorized number of directors but fail at the meeting at which the increase is authorized, or an adjournment of that meeting, to elect the additional directors provided for, or if the shareholders fail at any time to elect the whole authorized number of directors. In case of any removal of a director pursuant to clause (3) in " -- Removal of Directors" above, a new director may be elected at the same meeting for the unexpired term of each director removed. Failure to elect a director to fill the unexpired term of any director removed is deemed to create a vacancy in the board.

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     Fifth Third's code of regulations provide that, except for vacancies created by the removal of a director (which is filled as stated above in "-- Removal of Directors"), in the case of any increase in the number of directors, or any vacancy created by the death, resignation or otherwise of a director, the additional director or directors may be elected, or, as the case may be, the vacancy or vacancies may be filled either: (1) by the Fifth Third board of directors at any meeting by the affirmative vote of a majority of the remaining directors (though less than a quorum), or (2) by the holders of Fifth Third common stock entitled to vote thereon, either at an annual meeting of shareholders or at a special meeting called for that purpose.

     Old Kent's restated articles of incorporation and bylaws provide that, subject to the rights of the holders of any series of preferred stock then outstanding, any vacancies in the board of directors resulting from death, incapacity, an increase in the number of directors, resignation, disqualification, or removal from office shall be filled only by a majority vote of the directors then in office, even though less than a quorum, and directors so chosen shall hold office until the next election of directors by the shareholders. No decrease in the number of authorized directors constituting the Old Kent board will shorten the term of any incumbent director.

ADVANCE NOTICE REQUIREMENTS FOR NEW BUSINESS AND NOMINATIONS OF DIRECTORS AT MEETINGS OF SHAREHOLDERS

     Old Kent's restated articles of incorporation and bylaws contain special procedures for shareholders to bring business before an annual meeting of shareholders and for the election of directors.

     Under Old Kent's bylaws, the only business which may be conducted at an annual meeting of shareholders is that business brought before the meeting by the board of directors or by any shareholder who is entitled to vote and who complied with the notice procedures set forth in Old Kent's bylaws. For business to be brought before an annual meeting by a shareholder, the shareholder must be a shareholder of record and must have given timely notice in writing to the Secretary of Old Kent. To be timely, a shareholder's notice must be delivered or mailed to and received at the offices of the secretary of Old Kent not less than 120 days prior to the date corresponding to the date on which Old Kent's proxy statement or notice of meeting was first released to shareholders in connection with the last preceding annual meeting in the case of an annual meeting; provided, however, that, in the case of a special meeting, or in the event that the date of the annual meeting is changed by more than thirty days from the anniversary date of the preceding annual meeting, such notice by the shareholder to be timely must be so delivered not later than seven days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting.

     A shareholder's notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting:

     - a brief description of the matter the shareholder desires to present,

     - the name and record address of the shareholder who proposed such matter,

     - the class and number of shares of Old Kent's capital stock that are beneficially owned by the shareholder,

     - any material interest of such shareholder in such business, and

     - the exact text of any resolution the shareholder proposes to present.

     Old Kent's restated articles of incorporation provide that nominations for election to the Old Kent board of directors may be made only by the board of directors or by any shareholder entitled to vote for the election of directors who complies with the notice procedures set forth in Old Kent's restated articles of incorporation. Such nominations, other than those made by the board of directors, must be made by timely notice in writing to the Secretary of Old Kent. To be timely, a shareholder's notice must be delivered or mailed to and received at the office of the Secretary of Old Kent not less than 120 days prior to the date of the meeting in the case of an annual meeting and 7 days after the date of notice in the case of a special meeting.

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     The shareholder's notice must set forth, as to each person the shareholder proposes to nominate for election or re-election as a director, the following:

     - the name, age, business address and residence address of such nominee;

     - the principal employment or occupation of such nominee;

     - the number of shares of capital stock of Old Kent which are owned by such nominee;

     - a statement that such nominee is willing to be nominated; and

     - such other information as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee.

     Fifth Third does not have any similar provisions.

SUBSCRIPTION, CONVERSION, REDEMPTION RIGHTS; STOCK NONASSESSABLE

     Neither Fifth Third common stock nor Old Kent common stock have subscription or conversion rights, and there are no mandatory redemption provisions applicable thereto. Shares of Fifth Third common stock issued to shareholders of Old Kent pursuant to the agreement and plan of merger will be validly issued, fully paid and non-assessable, and will not, upon such issuance, be subject to preemptive rights of any shareholder of Fifth Third.

APPROVAL OF MERGERS, CONSOLIDATIONS OR SALE OF ASSETS

     A merger, consolidation or disposition of all or substantially all of Fifth Third's assets requires approval by a two-thirds vote of the outstanding voting shares of Fifth Third common stock. A merger, consolidation or disposition of all or substantially all of Old Kent's assets requires approval of only a majority of the outstanding voting shares of Old Kent common stock.

CHANGE-OF-CONTROL PROVISIONS

     The articles of incorporation and code of regulations of Fifth Third contain various provisions which could make more difficult a change-of-control of Fifth Third or discourage a tender offer or other plan to restructure Fifth Third. The ability of Fifth Third to issue shares of Fifth Third preferred stock may have the effect of delaying, deferring or preventing a change-of-control of Fifth Third. Fifth Third's classified board of directors may also make it more difficult for a shareholder to acquire immediate control of Fifth Third. Additionally, Ohio law contains provisions which would also make more difficult a change-of-control of Fifth Third or discourage a tender offer or other plan to restructure Fifth Third. The following discussion of some of these provisions is qualified in its entirety by reference to those particular statutory and regulatory provisions.

     OHIO CONTROL SHARE ACQUISITION ACT. Section 1701.831 of the Ohio Revised Code, the Ohio Control Share Acquisition Act, provides that any "control share acquisition" of an Ohio issuing public corporation shall be made only with the prior authorization of the shareholders of the issuing public corporation in accordance with the provisions of the Ohio Control Share Acquisition Act. A "control share acquisition" is defined under the Ohio Control Share Acquisition Act to mean the acquisition, directly or indirectly, by any person of shares of an issuing public corporation that, when added to all other shares of the issuing public corporation such person owns, would entitle such person, directly or indirectly, to exercise voting power in the election of directors within the following ranges: more than 20%; more than 33%; and a majority.

     The Ohio Control Share Acquisition Act also requires that the acquiring person must deliver an acquiring person statement to the Ohio issuing public corporation. The Ohio issuing public corporation must then call a special meeting of its shareholders to vote upon the proposed acquisition within 50 days after receipt of such acquiring person statement, unless the acquiring person agrees to a later date.

     The Ohio Control Share Acquisition Act further specifies that the shareholders of the Ohio issuing public corporation must approve the proposed control share acquisition by certain percentages at a special meeting
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of shareholders at which a quorum is present. In order to comply with the Ohio
Control Share Acquisition Act, the acquiring person may only acquire the shares of the Ohio issuing public corporation upon the affirmative vote of (1) a majority of the voting power of the shares of the Ohio issuing public corporation common stock that is represented in person or by proxy at the separate special meeting, and (2) a majority of the voting power of the shares of the Ohio issuing public corporation common stock that is represented in person or by proxy at the special meeting excluding those shares of the Ohio issuing public corporation common stock deemed to be "interested shares" for purposes of the Ohio Control Share Acquisition Act.

     "Interested shares" are defined under the Ohio Control Share Acquisition Act to mean shares in respect of which the voting power is controlled by any of the following persons: (1) an acquiring person; (2) any officer of the Ohio issuing public corporation; or (3) any employee who is also a director of the Ohio issuing public corporation. "Interested shares" also include shares of the Ohio issuing public corporation common stock that are acquired by any person after the date of the first public disclosure of the proposed merger and the date of the special meeting, if either: (a) the aggregate consideration paid by such person, and any person acting in concert with him for such shares of the Ohio issuing public corporation common stock exceeds $250,000, or (b) the number of shares acquired by such person, and any person acting in concert with him, exceeds one-half of one percent of the outstanding shares of the Ohio issuing public corporation common stock.

     OHIO MERGER MORATORIUM STATUTE. Chapter 1704 of the Ohio Revised Code prohibits an issuing public corporation from engaging in certain transactions with an interested shareholder for a period of three years following the date on which the person became an interested shareholder unless, prior to such date, the directors of the issuing public corporation approve either the transaction or the acquisition of shares pursuant to which such person became an interested shareholder. Fifth Third is an issuing public corporation for purposes of the statute. An interested shareholder is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, including affiliates and associates, to exercise or direct the exercise of 10% of the voting power of the issuing public corporation in the election of directors.

     The transactions restricted by Chapter 1704 include:

     - any merger, consolidation, combination, or majority share acquisition between or involving an issuing public corporation and an interested shareholder or an affiliate or associate of an interested shareholder;

     - certain transfers of property, dividends, and issuance or transfers of shares, from or by an issuing public corporation or a subsidiary of an issuing public corporation to, with, or for the benefit of an interested shareholder or an affiliate or associate of an interested shareholder unless such transaction is in the ordinary course of business of the issuing public corporation on terms no more favorable to the interested shareholder than those acceptable to third parties as demonstrated by contemporaneous transactions; and

     - certain transactions which (1) increase the proportionate share ownership of an interested shareholder, (2) result in the adoption of a plan or proposal for the dissolution, winding up of the affairs, or liquidation of the issuing public corporation if such plan is proposed by or on behalf of the interested shareholder, or (3) pledge or extend the credit or financial resources of the issuing public corporation to or for the benefit of the interested shareholder.

     After the initial three-year moratorium has expired, an issuing public corporation may engage in a transaction subject to Chapter 1704 if: (1) the acquisition of shares pursuant to which the person became an interested shareholder received the prior approval of the board of directors of the issuing public corporation, (2) the transaction subject to Chapter 1704 is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the issuing public corporation and by the holders of shares representing at least a majority of voting shares which are not beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or (3) the transaction subject to Chapter 1704 meets certain statutory tests designed to ensure that it be economically fair to all shareholders.

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

     OHIO TENDER OFFER PROCEDURES. Ohio law also provides that an offeror may not make a tender offer or request an invitation for tenders that would result in the offeror beneficially owning more than 10% of any class of the target company's equity securities unless such offeror files certain information with the Ohio Division of Securities and provides such information to the target company and the offerees within Ohio. The Ohio Division of Securities may suspend the continuation of the control bid if it determines that the offeror's filed information does not provide full disclosure to the offerees of all material information concerning the control bid. The statute also provides that an offeror may not acquire any equity security of a target company within two years of the offeror's previous acquisition of any equity security of the same target company pursuant to a control bid unless the Ohio offerees may sell such security to the offeror on substantially the same terms as provided by the previous control bid. The statute does not apply to a transaction if either the offeror or the target company is a savings and loan or bank holding company and the proposed transaction requires federal regulatory approval.

     DISSENTER'S RIGHTS. Under Ohio law, shareholders have the right to dissent from certain corporate actions and receive the fair cash value for their shares if they follow certain procedures. Shareholders entitled to relief as dissenting shareholders under Ohio law are:

     - shareholders of an Ohio corporation dissenting from certain amendments to the corporation's articles of incorporation;

     - shareholders of an Ohio corporation that is being merged or consolidated into a surviving or new entity;

     - shareholders of a surviving Ohio corporation to a merger who are entitled to vote on the adoption of an agreement of merger (but only as to the shares so entitling them to vote);

     - shareholders, other than the parent corporation, of an Ohio subsidiary corporation that is being merged into its parent corporation;

     - shareholders of an acquiring corporation in a combination or a majority share acquisition who are entitled to vote on such transaction (but only as to the shares so entitling them to vote); and

     - shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged.

     The restated articles of incorporation and bylaws of Old Kent also contain various provisions which could make more difficult a change-in-control of Old Kent or discourage a tender offer or other plan to restructure Old Kent. The ability of Old Kent to issue shares of Old Kent preferred stock may have the effect of delaying, deferring or preventing a change-in-control of Old Kent. Old Kent's classified board of directors may also make it more difficult for a shareholder to acquire immediate control of Old Kent. Additionally, Michigan law contains provisions that would also make more difficult a change-in-control of Old Kent or discourage a tender offer or other plan to restructure Old Kent. The following discussion of some of these provisions is qualified in its entirety by reference to those particular statutory and regulatory provisions.

     SHAREHOLDER RIGHTS PLAN. The board of directors of Old Kent has adopted a shareholder rights plan. This plan is designed to protect the shareholders of Old Kent against unsolicited attempts to acquire control of Old Kent in a manner that does not offer a fair price to all of the shareholders.

     Each full Old Kent Right, when exercisable, entitles a shareholder of Old Kent to purchase one one-hundredth of a share of Series C Preferred Stock from Old Kent at a price of $160. The Old Kent Rights become exercisable if (1) a person or group (an "Old Kent Acquiring Person") has acquired, or has obtained the right to acquire, 15% or more of the outstanding shares of Old Kent common stock, (2) an Old Kent Acquiring Person commenced a tender offer or exchange offer that would result in the Old Kent Acquiring Person owning 15% or more of the outstanding shares of Old Kent common stock, or (3) a person or group already owning 10% of the outstanding shares of Old Kent common stock is determined by Old Kent's board of directors to be an "Adverse Person" (as defined in the Old Kent Rights Agreement).

     If, after the Old Kent Rights become exercisable, (1) Old Kent is the surviving corporation in a merger with an Old Kent Acquiring Person and Old Kent common stock was not changed or exchanged, (2) an Old Kent Acquiring Person is in one or more "self-dealing" transactions deemed to be unfair to Old Kent by the Old Kent board of directors, (3) an Old Kent Acquiring Person becomes the beneficial owner of more than 15% of the then outstanding shares of Old Kent common stock, or (4) a person had been or is designated as an Adverse Person by Old Kent's board of directors in accordance with the Old Kent Rights Agreement; then each holder of an Old Kent Right would have the right to receive, upon exercise, Old Kent common stock having a value equal to two times the exercise price of the Old Kent Right.

     In addition, after an Old Kent Acquiring Person has acquired, or obtained the right to acquire, 15% or more of the outstanding shares of Old Kent common stock and the Old Kent Acquiring Person causes Old Kent to merge into the Old Kent Acquiring Person or causes 50% or more of Old Kent's assets to be sold or transferred, each holder of an Old Kent Right would have the right to receive, upon exercise, common stock of the Acquiring Person having a value equal to two times the exercise price of the Old Kent Right.

     Old Kent is entitled to redeem the Old Kent Rights at $0.01 per Old Kent Right at any time until ten days following the public announcement that an Old Kent Acquiring Person has acquired, or obtained the right to acquire, 15% or more of the outstanding shares of Old Kent common stock.

     Prior to entering into the agreement and plan of merger and the stock option agreement, Old Kent's board of directors amended its shareholder rights plan to exclude Fifth Third from its operation. The board of directors of Fifth Third has not adopted a shareholder rights plan.

     MICHIGAN CONTROL SHARE ACQUISITION ACT. Section 450.1790 of the Michigan Compiled Laws provides that any "control share acquisition" of an issuing public corporation must be made in compliance with the provisions of the Control Share Acquisition Act before the control shares will have any voting rights. A "control share acquisition" is defined under the Control Share Acquisition Act to mean the acquisition, directly or indirectly, by any person of shares of an issuing public corporation that, when added to all other shares of the issuing public corporation such person owns, would entitle such person, directly or indirectly, to exercise voting power in the election of directors within the following ranges: more than 20%; more than 33%; and a majority.

     To obtain voting rights, the Control Share Acquisition Act requires the acquiring person to deliver an acquiring person statement to the issuing public corporation. If so requested, the issuing public corporation must then call and hold a special meeting of its shareholders to vote upon the voting rights of the control shares within 50 days after receipt of such acquiring person statement, unless the acquiring person agrees to a later date. The acquiring person may also request such meeting to be held no sooner than 30 days after receipt of the acquiring person statement. If no request is made, consideration of the voting rights must occur at the next regular or special meeting of shareholders.

     The Control Share Acquisition Act further specifies that the shareholders of the issuing public corporation shall set the voting rights of the shares that are the subject of a control share acquisition by certain percentages at an annual or special meeting of shareholders at which a quorum is present. The Control Share Acquisition Act provides that the acquiring person only has those voting rights as set by resolution pursuant to the affirmative vote of (1) a majority of the voting power of the shares of the issuing public corporation common stock that are represented in person or by proxy at the meeting, and (2) a majority of the voting power of the shares of the issuing public corporation common stock that are represented in person or by proxy at the special meeting excluding those shares of the issuing public corporation common stock deemed to be "interested shares" for purposes of the Control Share Acquisition Act.

     "Interested shares" are defined under the Control Share Acquisition Act to mean shares in respect of which the voting power is controlled by any of the following persons: (1) an acquiring person; (2) any officer of the issuing public corporation; (3) any employee who is also a director of the issuing public corporation; or (4) in the case of Old Kent, the chairperson of the board, president, executive vice president, or other director, officer or employee as may be designated by the board prior to the filing of the acquiring person statement.

     The Control Share Acquisition Act does not apply in certain situations, including but not limited to when shares of an issuing public corporation are acquired pursuant to a merger or share exchange effected in compliance with Michigan law and the issuing public corporation is a party to the agreement of merger or share exchange.

     MICHIGAN PROVISIONS REGARDING BUSINESS COMBINATIONS. Certain provisions of Michigan law establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters (the "Fair Price Act"). The Fair Price Act provides that a supermajority vote of 90% of the shareholders and no less than two-thirds of the votes of noninterested shareholders must approve a "business combination." The Fair Price Act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who owns 10% or more of the outstanding voting shares of the corporation. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

     The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others: (1) the purchase price to be paid for the shares of the corporation in the business combination must be at least equal to the highest of either (a) the market value of the shares or (b) the highest per share price paid by an interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (2) once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the corporation except as part of the transaction that resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends. The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the board of directors has approved or exempted from the requirements of the Fair Price Act by resolution before the time that the interested shareholder first became an interested shareholder.

     DISSENTER'S RIGHTS. Under Michigan law, a shareholder who does not vote in favor of certain corporate actions may have the right to obtain an appraisal of those shares in certain circumstances, and the right to receive cash in exchange for those shares (referred to as "rights of dissent"). Michigan law recognizes rights of dissent in connection with certain amendments to the articles of incorporation, mergers, consolidations, sales, or other dispositions of all or substantially all of the assets of a corporation, certain acquisitions for stock, and approval of a control share acquisition. Under Michigan law, rights of dissent are generally not available to Old Kent shareholders in connection with mergers, consolidations, or sales of assets because shares of Old Kent common stock are held of record by more than 2,000 persons.

     However, Old Kent's restated articles of incorporation provide that any Old Kent shareholder may dissent from any plan of merger or consolidation to which Old Kent is a party or any sale, lease, exchange, or other disposition of all or substantially all of the assets of Old Kent not in the usual or regular course of business, in the manner, with the rights and subject to the requirements applicable to dissenting shareholders as provided in Michigan law without regard to the exception to a shareholder's right to dissent provided in Michigan law. However, this right of dissent does not apply to any corporate action that is approved by an affirmative vote of at least 50% of the entire board of directors and an affirmative vote of 50% of the board's "Continuing Directors." The term "Continuing Directors" means a member of the board of directors of Old Kent who was either: (1) first elected or appointed as a director before April 17, 1989; or (2) subsequently elected or appointed as a director if such director was nominated or appointed by a majority of the then Continuing Directors. Old Kent's shareholders do not have rights of dissent with respect to the merger because the agreement and plan of merger was adopted by a unanimous vote of Old Kent's directors, all of whom are "Continuing Directors."

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

CONSIDERATION OF NON-SHAREHOLDER INTERESTS

     Ohio law provides that a director, in determining what he reasonably believes to be in the best interests of the corporation, shall consider the interests of the corporation's shareholders and, in his discretion, may consider any of the following: (1) the interests of the corporation's employees, suppliers, creditors, and customers; (2) the economy of the state and nation;
(3) community and societal considerations; and (4) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

     Old Kent's restated articles of incorporation provide that, when evaluating an offer from another person such as a business reorganization, tender offer, merger or acquisition, the board of directors may not approve any such transaction unless and until the board evaluates the proposal and determines that it would substantially comply with all applicable law. After the board has determined the proposal would substantially comply with all applicable law, the board must then evaluate whether the proposal is in the best interests of Old Kent and its shareholders. In making that evaluation, the board may consider all relevant factors including, without limitation:

     - the fairness of the consideration to be received under the proposal;

     - the social and economic effect of acceptance of such offer on Old Kent's customers, employees, depositors and those of its subsidiaries;

     - the social and economic effect of acceptance of such offer on the communities in which Old Kent and its subsidiaries operate or are located;

     - the business, financial condition, safety, soundness, and earnings prospects of the offering party, including, but not limited to, debt service and other existing or likely financial obligations of the offering party;

     - the competence, experience, and integrity of the offering party and its management; and

     - the intentions of the offering party regarding the use of the assets of the corporation to finance the transaction.

                      REGULATION OF FINANCIAL INSTITUTIONS

     Fifth Third and Old Kent are both financial holding companies registered under the Bank Holding Company Act. The following is a discussion of some of the regulatory requirements applicable to bank holding companies, financial holding companies, banks and savings banks. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. In addition to being governed by federal and state laws specifically governing bank holding companies, financial holding companies, banks and savings banks, Fifth Third, Old Kent and each of their respective depository subsidiaries that are chartered under state law are also governed by the corporate law of their state of incorporation (to the extent these laws do not conflict with the laws specifically governing bank holding companies, financial holding companies, banks and savings banks) and the banking laws of their state of incorporation.

HOLDING COMPANY REGULATION

     BANK HOLDING COMPANIES IN GENERAL. As bank holding companies, both Fifth Third and Old Kent are registered with and subject to regulation by the Federal Reserve Board. A bank holding company is required to file with the Federal Reserve Board an annual report and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act. The Federal Reserve Board also may make examinations of a holding company and each of its subsidiaries.

     The Bank Holding Company Act also restricts the types of businesses and operations in which a bank holding company and its subsidiaries (other than bank subsidiaries) may engage. Generally, permissible activities are limited to banking and activities found by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto.

     FINANCIAL HOLDING COMPANIES. The Gramm-Leach-Bliley Act, which became law on November 12, 1999, establishes a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms and other financial service providers by revising and expanding the Bank Holding Company Act framework to permit a holding company system, such as Fifth Third, to engage in a full range of financial activities through a new entity known as a financial holding company. Both Fifth Third and Old Kent have elected to become financial holding companies. "Financial activities" are broadly defined to include not only banking, insurance, and securities activities, but also merchant banking and additional activities that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines to be financial in nature as well as activities that the Federal Reserve Board determines are complimentary thereto. In sum, the Gramm-Leach-Bliley Act is intended to permit bank holding companies that qualify and elect to be treated as a financial holding company to engage in a significantly broader range of activities described above that are not so treated.

     In order to elect to become a financial holding company and engage in the new activities, a bank holding company must meet certain tests and file an election form with the Federal Reserve Board. To qualify, all of a bank holding company's subsidiary banks must be well-capitalized and well-managed, as measured by regulatory guidelines. In addition, to engage in the new activities each of the bank holding company's banks must have been rated "satisfactory" or better in its most recent Federal Community Reinvestment Act evaluation. Furthermore a bank holding company that elects to be treated as a financial holding company may face significant consequences if its banks fail to maintain the required capital and management ratings including entering into an agreement with the Federal Reserve Board which imposes limitations on its operations and may even require divestitures.

CAPITAL REQUIREMENTS

     The Federal Reserve Board, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation maintain guidelines to implement risk-based capital requirements for bank holding companies, state member banks, national banks and state non-member banks, respectively.

     Under the guidelines, "well capitalized" bank holding companies are required to have total capital equivalent to 10% of assets, weighted by risk. One half of this capital must be Tier 1 capital, which consists of core capital elements including common shareholders' equity, retained earnings and perpetual preferred stock, to risk weighted assets. The other half of required capital (Tier 2) can include, among other supplementary capital elements, limited-life preferred stock and subordinated debt and loan loss reserves up to certain limits. The banking regulatory authorities also require "well capitalized" bank holding companies to have a Tier 1 capital to risk-based assets ratio of 6%. "Well capitalized" state member banks are required to have a total capital to risk-based assets ratio of 10%, a Tier 1 capital to risk-based assets ratio of 6% and a leverage ratio of 5%.

     Under Federal Reserve Board policy, a holding company is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of its subsidiaries. This support may be required at times when the holding company may not find itself able to provide it.

     Fifth Third and each of its subsidiary depository institutions are in compliance with all applicable standards for well capitalized banking organizations. As of September 30, 2000, Fifth Third had a leverage ratio of 9.99%, its Tier 1 risk-based capital ratio was 12.88% and its total risk-based capital ratio was 14.71%.

REGULATION OF DEPOSITORY INSTITUTIONS

     The operations of the subsidiary depository institutions of Fifth Third are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services which may be offered. Various consumer laws and regulations also affect the operations of these subsidiary depository institutions.


     National banks are subject to the supervision of and are regularly examined by the Comptroller of the Currency. In addition, national banks must be members of the Federal Reserve System and their deposits are insured by the Federal Deposit Insurance Corporation and, as such, are subject to regulation and examination by each agency. Federal Savings Banks are subject to the supervision and regulation of the Office of Thrift Supervision. State-chartered banking corporations are subject to federal and state regulation of their business and activities, including the Federal Reserve Board and: in the case of banks chartered in Ohio, by the Ohio Division of Financial Institutions, in the case of banks chartered in Kentucky, by the Kentucky Department of Financial Institutions, in the case of banks chartered in Michigan, by the Michigan Office of Financial and Insurance Services and in the case of banks chartered in Florida, the Florida Department of Banking and Finance.


                                 LEGAL MATTERS

     Counsel employed by Fifth Third Bank has rendered his opinion that the shares of Fifth Third common stock to be issued to the shareholders of Old Kent in connection with the merger have been duly authorized and, if issued pursuant to the agreement and plan of merger, will be validly issued, fully paid and non-assessable under the current laws of the State of Ohio. Cleary, Gottlieb, Steen & Hamilton, New York, New York, will render its opinion to Fifth Third with respect to certain federal income tax consequences of the merger. Wachtell, Lipton, Rosen & Katz, New York, New York, will render its opinion to Old Kent with respect to certain federal income tax consequences of the merger.

                                    EXPERTS

     The consolidated financial statements incorporated in this document by reference from Fifth Third Bancorp's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The audited consolidated financial statements of Old Kent Financial Corporation incorporated by reference in this document and elsewhere in the registration statement of which this document is a part, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     Fifth Third and Old Kent file annual, quarterly and current reports, proxy statements and other information with the SEC. Shareholders may read and copy reports, proxy statements and other information filed by Fifth Third and Old Kent at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Fifth Third's and Old Kent's reports, proxy statements and other information are also available from commercial document retrieval services and at the SEC's website located at http://www.sec.gov.


     Fifth Third has filed a registration statement to register with the SEC the shares of Fifth Third common stock and preferred stock to be issued to Old Kent's shareholders in the merger. This document is part of that registration statement and constitutes a prospectus of Fifth Third, a proxy statement of Fifth Third for the Fifth Third special meeting and a proxy statement of Old Kent for the Old Kent special meeting.

     As allowed by SEC rules, this document does not contain all the information that shareholders can find in the Fifth Third registration statement or the exhibits to the Fifth Third registration statement.

     The SEC allows Fifth Third and Old Kent to "incorporate by reference" information into this document, which means that they can disclose important information to shareholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in the other document.

     This document incorporates by reference the documents set forth below:

Fifth Third SEC Filings:

     - Fifth Third's Annual Report on Form 10-K for the year ended December 31, 1999;

     - Fifth Third's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2000;

     - Fifth Third's Current Reports on Form 8-K filed with the SEC on June 21, July 17 and November 20, 2000; and

     - Fifth Third's Proxy Statement dated February 9, 2000.

Old Kent SEC Filings:

     - Old Kent's Annual Report on Form 10-K for the year ended December 31,
       1999;

     - Old Kent's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;


     - Old Kent's Current Reports on Form 8-K filed with the SEC on January 24, February 14, February 22, March 2, April 5, April 25, April 28, May 19, June 20, June 21, July 27, October 12, October 16, October 17, October 19, October 27 and November 21, 2000 and January 16, 2001;


     - Old Kent's Registration Statement on Form 8-A filed with the SEC on November 2, 1998; and

     - Old Kent's Registration Statement on Form 8-B/A filed with the SEC on December 31, 1998.

     Additional documents that Fifth Third and Old Kent may file with the SEC between the date of this document and the date of the special meetings of Old Kent's and Fifth Third's shareholders are also incorporated by reference. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.


     Copies of any of the documents incorporated by reference into this document (excluding exhibits unless the exhibits are specifically incorporated into this document) are available without charge upon written or oral request from Paul L. Reynolds, Assistant Secretary, Fifth Third Bancorp, Fifth Third Center, Cincinnati, Ohio 45263 (telephone number: (513) 579-5300), as relates to Fifth Third, and from Mary E. Tuuk, Senior Vice President and Secretary of Old Kent, 111 Lyon Street, N.W., Grand Rapids, Michigan 49503 (telephone number: (616) 771-5272), as relates to Old Kent. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST OF FIFTH THIRD SHOULD BE MADE BY MARCH 13, 2001 AND ANY REQUEST OF OLD KENT SHOULD BE MADE BY MARCH 6, 2001.



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE YOUR SHARES AT YOUR SPECIAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS
CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED JANUARY   , 2001.
SHAREHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS NOR THE ISSUANCE OF FIFTH THIRD COMMON STOCK IN THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.


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

                                                                         ANNEX A

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        OLD KENT FINANCIAL CORPORATION,

                              FIFTH THIRD BANCORP

                                      AND

                       FIFTH THIRD FINANCIAL CORPORATION



                            ------------------------


                          DATED AS OF JANUARY 16, 2001

                               TABLE OF CONTENTS

                                   ARTICLE I
                                   THE MERGER


1.1.  The Merger..................................................     A-7
1.2   Effective Time..............................................     A-8
1.3   Effects of the Merger.......................................     A-8
1.4   Conversion of Old Kent Capital Stock........................     A-8
1.5   Fifth Third Capital Stock...................................     A-9
1.6   Options.....................................................     A-9
1.7   Articles of Incorporation of Surviving Corporation..........    A-10
1.8   Code of Regulations of Surviving Corporation................    A-10
1.9   Tax and Accounting Consequences.............................    A-10
1.10  Board of Directors..........................................    A-10


                                   ARTICLE II
                               EXCHANGE OF SHARES


2.1   Fifth Third to Make Shares Available........................    A-10
2.2   Exchange of Shares..........................................    A-10


                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF OLD KENT


3.1   Corporate Organization......................................    A-12
3.2   Capitalization..............................................    A-12
3.3   Authority; No Violation.....................................    A-13
3.4   Consents and Approvals......................................    A-14
3.5   Reports.....................................................    A-14
3.6   Financial Statements........................................    A-15
3.7   Broker's Fees...............................................    A-15
3.8   Absence of Certain Changes or Events........................    A-15
3.9   Legal Proceedings...........................................    A-16
3.10  Taxes and Tax Returns.......................................    A-16
3.11  Employees...................................................    A-17
3.12  SEC Reports.................................................    A-18
3.13  Compliance with Applicable Law..............................    A-18
3.14  Certain Contracts...........................................    A-19
3.15  Agreements with Regulatory Agencies.........................    A-19
3.16  Interest Rate Risk Management Instruments...................    A-19
3.17  Undisclosed Liabilities.....................................    A-20
3.18  Environmental Liability.....................................    A-20
3.19  Intellectual Property.......................................    A-20
3.20  State Takeover Laws; Old Kent Rights Agreement..............    A-20
3.21  Reorganization; Pooling of Interests........................    A-21
3.22  Opinions....................................................    A-21
3.23  Old Kent Information........................................    A-21
3.24  Loan Losses.................................................    A-21

                                   ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF FIFTH THIRD AND MERGER SUB


4.1   Corporate Organization......................................    A-21
4.2   Capitalization..............................................    A-22
4.3   Authority, No Violation.....................................    A-22
4.4   Consents and Approvals......................................    A-23
4.5   Reports.....................................................    A-23
4.6   Financial Statements........................................    A-24
4.7   Broker's Fees...............................................    A-24
4.8   Absence of Certain Changes or Events........................    A-24
4.9   Legal Proceedings...........................................    A-24
4.10  Taxes and Tax Returns.......................................    A-25
4.11  SEC Reports.................................................    A-25
4.12  Compliance with Applicable Law..............................    A-25
4.13  Agreements with Regulatory Agencies.........................    A-26
4.14  Interest Rate Risk Management Instruments...................    A-26
4.15  Undisclosed Liabilities.....................................    A-26
4.16  Environmental Liability.....................................    A-26
4.17  Reorganization; Pooling of Interests........................    A-27
4.18  Fifth Third Information.....................................    A-27
4.19  Loan Losses.................................................    A-27


                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS


5.1   Conduct of Businesses Prior to the Effective Time...........    A-27
5.2   Forbearances................................................    A-27
5.3   Fifth Third Forbearances....................................    A-29


                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS


6.1   Regulatory Matters..........................................    A-30
6.2   Access to Information.......................................    A-31
6.3   Stockholders' Approvals.....................................    A-31
6.4   Legal Conditions to Merger..................................    A-31
6.5   Affiliates; Publication of Combined Financial Results.......    A-31
6.6   Stock Exchange Listing......................................    A-32
6.7   Employee Benefit Plans......................................    A-32
6.8   Indemnification; Directors' and Officers' Insurance.........    A-32
6.9   Additional Agreements.......................................    A-33
6.10  Advice of Changes...........................................    A-33
6.11  Dividends...................................................    A-33
6.12  Exemption from Liability Under Section 16(b)................    A-33
6.13  Directorships...............................................    A-34
6.14  Aggregate Capitalization....................................    A-34
6.15  Community Commitments.......................................    A-34
6.16  Executive Benefit Trust.....................................    A-34

                                  ARTICLE VII
                              CONDITIONS PRECEDENT


      Conditions to Each Party's Obligation To Effect the
7.1   Merger......................................................    A-34
7.2   Conditions to Obligations of Fifth Third and Merger Sub.....    A-35
7.3   Conditions to Obligations of Old Kent.......................    A-35


                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT


8.1   Termination.................................................    A-36
8.2   Effect of Termination.......................................    A-36
8.3   Amendment...................................................    A-36
8.4   Extension; Waiver...........................................    A-36


                                   ARTICLE IX
                               GENERAL PROVISIONS


9.1   Closing.....................................................    A-37
9.2   Nonsurvival of Representations, Warranties and Agreements...    A-37
9.3   Expenses....................................................    A-37
9.4   Notices.....................................................    A-37
9.5   Interpretation..............................................    A-38
9.6   Counterparts................................................    A-38
9.7   Entire Agreement............................................    A-38
9.8   Governing Law...............................................    A-38
9.9   Publicity...................................................    A-38
9.10  Assignment; Third Party Beneficiaries.......................    A-38


                             INDEX OF DEFINED TERMS


                                                                PAGE NO.
                                                                --------
Agreement...................................................       A-7
Benefit Plan................................................      A-17
BHC Act.....................................................      A-12
Certificate.................................................       A-8
Certificates of Merger......................................       A-8
Closing.....................................................      A-37
Closing Date................................................      A-37
Code........................................................       A-7
Covered Employees...........................................      A-32
DPC Shares..................................................       A-8
Effective Time..............................................       A-8
ERISA.......................................................      A-17
Exchange Act................................................      A-15
Exchange Agent..............................................      A-10
Exchange Fund...............................................      A-10
Exchange Ratio..............................................       A-8
Federal Reserve Board.......................................      A-14
FHC.........................................................      A-12
Fifth Third.................................................       A-7
Fifth Third Articles........................................      A-22
Fifth Third Bank Subsidiaries...............................      A-27

                                                                PAGE NO.
                                                                --------
Fifth Third Capital Stock...................................       A-9
Fifth Third Common Stock....................................       A-8
Fifth Third Disclosure Schedule.............................      A-21
Fifth Third New Preferred Stock.............................       A-9
Fifth Third Preferred Stock.................................       A-9
Fifth Third Regulatory Agreement............................      A-26
Fifth Third Reports.........................................      A-25
Fifth Third Stock Plans.....................................      A-22
Fifth Third Subsidiary......................................      A-12
Fifth Third 1999 Financial Information......................      A-24
Fifth Third 1999 10-K.......................................      A-24
GAAP........................................................      A-10
HSR Act.....................................................      A-14
Indemnified Parties.........................................      A-32
Injunction..................................................      A-34
Insurance Amount............................................      A-33
Intellectual Property.......................................      A-20
IRS.........................................................      A-16
Joint Proxy Statement.......................................      A-14
Liens.......................................................      A-13
Material Adverse Effect.....................................      A-12
MBCA........................................................       A-7
Merger......................................................       A-7
Merger Consideration........................................       A-7
Merger Sub..................................................       A-7
Merger Sub Articles.........................................      A-22
Merger Sub Common Stock.....................................       A-9
Michigan Certificate of Merger..............................       A-8
NASDAQ......................................................      A-11
OCC.........................................................      A-14
OGCL........................................................       A-7
Ohio Certificate of Merger..................................       A-8
Old Kent....................................................       A-7
Old Kent Articles...........................................      A-12
Old Kent Bank Subsidiaries..................................      A-21
Old Kent Benefit Plans......................................      A-17
Old Kent Bylaws.............................................      A-12
Old Kent Capital Stock......................................      A-13
Old Kent Common Stock.......................................       A-8
Old Kent Contract...........................................      A-19
Old Kent Disclosure Schedule................................      A-12
Old Kent DRIP...............................................      A-13
Old Kent ERISA Affiliate....................................      A-17
Old Kent Insiders...........................................      A-34
Old Kent Option Agreement...................................       A-7
Old Kent Perpetual Preferred Stock..........................       A-9
Old Kent Preferred Stock....................................      A-13
Old Kent Regulatory Agreement...............................      A-19
Old Kent Reports............................................      A-18
Old Kent Rights.............................................      A-13

                                                                PAGE NO.
                                                                --------
Old Kent Rights Agreement...................................       A-8
Old Kent Stock Plans........................................       A-9
Old Kent Stockholder Rights.................................       A-8
Old Kent Subsidiary.........................................      A-12
Old Kent 1999 10-K..........................................      A-15
Predecessor Plan............................................      A-17
Regulatory Agencies.........................................      A-15
Requisite Regulatory Approvals..............................      A-34
SBA.........................................................      A-14
SEC.........................................................      A-14
Section 16 Information......................................      A-33
Securities Act..............................................      A-18
SRO.........................................................      A-14
State Approvals.............................................      A-14
Subsidiary..................................................      A-12
Surviving Corporation.......................................       A-7
S-4.........................................................      A-14
Takeover Statutes...........................................      A-21
Tax(es).....................................................      A-16
Trust Account Shares........................................       A-8

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of January 16, 2001 (including all schedules and exhibits attached hereto, this "Agreement"), by and among OLD KENT FINANCIAL CORPORATION, a Michigan corporation ("Old Kent"), FIFTH THIRD BANCORP, an Ohio corporation ("Fifth Third") and FIFTH THIRD FINANCIAL CORPORATION, an Ohio corporation and a wholly-owned subsidiary of Fifth Third ("Merger Sub").

                              W I T N E S S E T H:

     WHEREAS, Fifth Third and Old Kent entered into an Agreement and Plan of Merger, dated as of November 20, 2000 (the "Original Merger Agreement"), and they now desire to amend and restate the Original Merger Agreement to provide for the merger of Old Kent with and into Merger Sub, in accordance with Sections 1.1(b) and 8.3 of the Original Merger Agreement (it being understood that all references herein to "the date hereof" or "the date of this Agreement" refer to November 20, 2000, and all references to "the date of this Amended and Restated Agreement and Plan of Merger" refer to January 16, 2001);

     WHEREAS, the Boards of Directors of Old Kent, Fifth Third and Merger Sub have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein in which Old Kent will, subject to the terms and conditions set forth herein, merge with and into Merger Sub (the "Merger"), so that Merger Sub is the surviving corporation in the Merger (sometimes referred to in such capacity as the "Surviving Corporation"); and

     WHEREAS, as a condition to the execution of the Original Merger Agreement, and simultaneously with the execution of the Original Merger Agreement, Old Kent and Fifth Third entered into a stock option agreement (the "Old Kent Option Agreement") in the form attached hereto as Exhibit A; and

     WHEREAS, for Federal Income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with the Michigan Business Corporation Act (the "MBCA") and the Ohio General Corporation Law (the "OGCL"), at the Effective Time, Old Kent shall merge with and into Merger Sub. Merger Sub shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Ohio. Upon consummation of the Merger, the separate corporate existence of Old Kent shall terminate.

     (b) Fifth Third may at any time change the method of effecting the combination with Old Kent (including without limitation the provisions of this Article I) if and to the extent Fifth Third deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of the Old Kent Common Stock as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the Tax treatment of the holders of Old Kent Common Stock as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. Old Kent shall, if requested by Fifth Third, enter into one or more amendments to this Agreement prior to the Effective Time in order to effect any such change.

     1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the "Ohio Certificate of Merger") that shall be filed with the Secretary of State of the State of Ohio and the certificate of merger (the "Michigan Certificate of Merger") that shall be filed with the appropriate office of the State of Michigan on the Closing Date (together with the Ohio Certificate of Merger, the "Certificates of Merger"). The term "Effective Time" shall be the date and time when the Merger becomes effective as set forth in the Certificates of Merger which shall not be later than the Closing Date.

     1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 1701.82 of the OGCL and Section 724 of the MBCA.

     1.4 Conversion of Old Kent Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Fifth Third, Old Kent, Merger Sub or the holder of any of the following securities:

     (a) Subject to Section 2.2(e), each share of the common stock (the "Old Kent Common Stock"), par value $1.00 per share, of Old Kent issued and outstanding immediately prior to the Effective Time (together with the preferred stock purchase rights ("Old Kent Stockholder Rights") attached thereto issued pursuant to that certain Rights Agreement, between Old Kent and Old Kent Bank dated as of January 20, 1997, as amended as of December 30, 1998 (the "Old Kent Rights Agreement"), except for shares of Old Kent Common Stock owned by Old Kent as treasury stock or owned, directly or indirectly, by Old Kent or Fifth Third (other than shares of Old Kent Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares of Old Kent Common Stock which are similarly held, whether held directly or indirectly by Old Kent or Fifth Third, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of Old Kent Common Stock held by Old Kent or Fifth Third in respect of a debt previously contracted (any such shares of Old Kent Common Stock which are similarly held, whether held directly or indirectly by Old Kent or Fifth Third, being referred to herein as "DPC Shares")), shall be converted into the right to receive 0.74 of a share (the "Exchange Ratio") of the common stock, without par value, of Fifth Third (the "Fifth Third Common Stock").

     (b) All of the shares of Old Kent Common Stock converted into the right to receive Fifth Third Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Old Kent Common Stock (each a "Certificate") shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of Fifth Third Common Stock and (ii) cash in lieu of fractional shares into which the shares of Old Kent Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e). Certificates previously representing shares of Old Kent Common Stock shall be exchanged for certificates representing whole shares of Fifth Third Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Fifth Third Common Stock or Old Kent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

     (c) Notwithstanding anything in the Agreement to the contrary, at the Effective Time, all shares of Old Kent Common Stock that are owned, directly or indirectly, by Old Kent or Fifth Third (other than Trust Account Shares and DPC Shares) shall be cancelled and shall cease to exist and no stock of Fifth Third or other consideration shall be delivered in exchange therefor.

     (d) Each share of Old Kent Series D Perpetual Preferred Stock, issued and outstanding immediately prior to the Effective Time shall be converted, automatically and without the requirement of any exchange of any certificate representing such stock, into one share of perpetual preferred stock of Fifth Third designated as Fifth Third Series D Perpetual Preferred Stock. The terms of the Fifth Third Series D Perpetual Preferred Stock shall be substantially identical to the terms of the Old Kent Series D Perpetual Preferred Stock, except for such changes as may be required to give effect to the adjustment required by Section D.5.3.E. of the certificate of designations, preferences and rights relating thereto in respect of the Merger.

     (e) Each share of Old Kent Series E Perpetual Preferred Stock (together with the Old Kent Series D Perpetual Preferred Stock, the "Old Kent Perpetual Preferred Stock"), issued and outstanding immediately prior to the Effective Time shall be converted, automatically and without the requirement of any exchange of any certificate representing such stock, into one share of perpetual preferred stock of Fifth Third designated as Fifth Third Series E Perpetual Preferred Stock (together with the Fifth Third Series D Perpetual Preferred Stock, the "Fifth Third New Preferred Stock"). The terms of the Fifth Third Series E Perpetual Preferred Stock shall be substantially identical to the terms of the Old Kent Series E Perpetual Preferred Stock.

     (f) All of the shares of Old Kent Perpetual Preferred Stock converted into Fifth Third New Preferred Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Old Kent Perpetual Preferred Stock shall as of the Effective Time be deemed to represent as of the Effective Time the number of shares of corresponding Fifth Third New Preferred Stock into which the shares of Old Kent Perpetual Preferred Stock represented by such preferred stock certificate have been converted pursuant to this Section 1.4.

     (g) Each share of Common Stock, par value $1.00 per share, of Merger Sub ("Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and unaffected by the Merger.

     1.5 Fifth Third Capital Stock. At and after the Effective Time, each share of Fifth Third Common Stock and each share of preferred stock, without par value, of Fifth Third (the "Fifth Third Preferred Stock," and together with the Fifth Third Common Stock, the "Fifth Third Capital Stock") issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

     1.6 Options. (a) At the Effective Time, each option granted by Old Kent to purchase shares of Old Kent Common Stock which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Old Kent Common Stock and shall be converted automatically into an option to purchase shares of Fifth Third Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of, as the case may be, the Old Kent Executive Stock Option Plan of 1986, the Old Kent Restricted Stock Plan of 1987, the Old Kent Stock Option Incentive Plan of 1992, the Old Kent Deferred Stock Compensation Plan, the Old Kent Executive Stock Incentive Plan of 1999, Stock Option Plan for Non-Employee Director Optionholders of First National Bank Corp., Incentive Stock Option Plan for Employee Optionholders of First National Bank Corp., Old Kent Financial Corporation Executive Stock Incentive Plan of 1997, Employee Recognition Award Plan, Stock Incentive Plan of 1999, Stock Option Plan for Holders of Unexercised Options Under the CFSB Bancorp, Inc. 1994 Stock Option and Incentive Plan and the CFSB Bancorp, Inc. 1990 Stock Option Plan, Stock Option Plan for Option holders of Pinnacle Banc Group, Inc., Stock Option Plan for Option holders of Merchants Bancorp, Inc., Stock Option Plan for Option holders of Grand Premier Financial, Inc., Stock Option Plan for Option holders of Home Bancorp, Executive Stock Option Plan of 1986, Deferred Stock Incentive Plan for Employees of Guyot, Hicks, Anderson & Associates, Inc., the Old Kent Bank Employee Preferred Interest Bonus Plan (GNB Realty REIT) and the Directors' Deferred Compensation Plan in each case as amended through the date hereof (collectively, the "Old Kent Stock Plans"), and the agreements evidencing grants thereunder):

          (i) The number of shares of Fifth Third Common Stock to be subject to the new option shall be equal to the product of the number of shares of Old Kent Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Fifth Third Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

          (ii) The exercise price per share of Fifth Third Common Stock under the new option shall be equal to the exercise price per share of Old Kent Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent.

     (b) The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option except that all references to Old Kent shall be deemed to be references to Fifth Third.

     (c) Fifth Third shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Fifth Third Common Stock for delivery upon exercise of Old Kent Stock Options, as adjusted in accordance with this
Section 1.6. As soon as practicable after the Effective Time, Fifth Third shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Fifth Third Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     1.7 Articles of Incorporation of Surviving Corporation. At the Effective Time, the Merger Sub Articles shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.8 Code of Regulations of Surviving Corporation. At the Effective Time, the Merger Sub Code of Regulations shall be the Code of Regulations of the Surviving Corporation until thereafter amended in accordance with applicable law.

     1.9 Tax and Accounting Consequences. It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, that this Agreement shall constitute a "plan of reorganization" for the purposes of Sections 354, 361 and 368 of the Code and that the Merger shall be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP").

     1.10 Board of Directors. At the Effective Time, the directors of the Surviving Corporation shall be comprised of the directors of Merger Sub.

                                   ARTICLE II

                               EXCHANGE OF SHARES

     2.1 Fifth Third to Make Shares Available. At or prior to the Effective Time, Fifth Third shall deposit, or shall cause to be deposited, with a bank or trust company Subsidiary of Fifth Third, or another bank or trust company reasonably acceptable to each of Old Kent and Fifth Third (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Fifth Third Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of Fifth Third Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), to be issued pursuant to Section 1.4 and paid pursuant to
Section 2.2(a) in exchange for outstanding shares of Old Kent Common Stock.

     2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, but in no event more than 10 days after the later of the Closing Date or the date the Exchange Agent shall have received from Old Kent a substantially complete list of the final shareholders of Old Kent as of the Effective Time, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal in customary form as reasonably agreed to by the parties (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Fifth Third Common Stock and any cash in lieu of fractional shares into which the shares of Old Kent Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable,
(i) a certificate representing that number of whole shares of Fifth Third Common Stock to which such holder of Old Kent Common Stock shall have become entitled pursuant to the provisions of Article I, (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and (iii) a check representing the amount of any dividends or distributions then payable pursuant to Section 2.2(b)(i) and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.

     (b) No dividends or other distributions declared with respect to Fifth Third Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this
Article II, the record holder thereof shall be entitled to receive (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid, without any interest thereon, which theretofore had become payable and (ii), at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, with respect to shares of Fifth Third Common Stock represented by such Certificate.

     (c) If any certificate representing shares of Fifth Third Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Fifth Third Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no transfers on the stock transfer books of Old Kent of the shares of Old Kent Capital Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Old Kent Common Stock that occurred prior to the Effective Time and otherwise as necessary to prepare a list of the final shareholders of Old Kent. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Fifth Third Common Stock as provided in this Article II.

     (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Fifth Third Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Fifth Third Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Fifth Third. In lieu of the issuance of any such fractional share, Fifth Third shall pay to each former stockholder of Old Kent who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing-sale prices of Fifth Third Common Stock on the NASDAQ National Market (the "NASDAQ") as reported by The Wall Street Journal for the five trading days immediately preceding the Closing Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Fifth Third Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

     (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Old Kent for 12 months after the Effective Time shall be paid to Fifth Third. Any former stockholders of Old Kent who have not theretofore complied with this Article II shall thereafter look only to Fifth Third for payment of the shares of Fifth Third Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Fifth Third Common Stock deliverable in respect of each share of Old Kent Common Stock, as the case may be, such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Fifth Third, Old Kent, the Exchange Agent or any other person shall be liable to any former holder of shares of Old Kent Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required
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by Fifth Third, the posting by such person of a bond in such amount as Fifth
Third may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Fifth Third Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF OLD KENT

     Except as disclosed in (i) the Old Kent disclosure schedule delivered to Fifth Third prior to the execution of this Agreement (the "Old Kent Disclosure Schedule") or (ii) the Old Kent Reports filed prior to the date hereof, Old Kent hereby represents and warrants to Fifth Third as follows:

     3.1 Corporate Organization. (a) Old Kent is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Old Kent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Old Kent. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Fifth Third, Old Kent or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include effects to the extent resulting from (a) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (b) actions or omissions of Fifth Third or Old Kent taken with the prior written consent of the other in contemplation of the transactions contemplated hereby and (c) changes in general economic conditions affecting banks or their holding companies generally.

     (b) Old Kent is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). True and complete copies of the Restated Articles of Incorporation of Old Kent (the "Old Kent Articles") and the Bylaws of Old Kent (the "Old Kent Bylaws") have previously been made available by Old Kent to Fifth Third. Old Kent was certified as a "financial holding company" (an "FHC") within the meaning of Section 2(p) of the BHC Act, and remains a certified FHC on the date hereof.

     (c) Each of Old Kent's Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Old Kent and
(iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. As used in this Agreement, the word "Subsidiary" when used with respect to any party, means any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes, and the words "Old Kent Subsidiary" and "Fifth Third Subsidiary" shall mean any direct or indirect Subsidiary of Old Kent or Fifth Third, respectively.

     (d) Section 3.1(d) of the Old Kent Disclosure Schedule sets forth the names of each of the entities in which Old Kent holds, in the aggregate, at least 5% of the issued and outstanding shares of capital stock or voting power.

     3.2 Capitalization. (a) The authorized capital stock of Old Kent consists of (i) 300,000,000 shares of Old Kent Common Stock, of which, as of September 30, 2000, 137,029,000 shares were issued and outstanding and no shares were held in treasury, and (ii) 25,000,000 shares of preferred stock, without par

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value (the "Old Kent Preferred Stock," and, together with the Old Kent Common
Stock, the "Old Kent Capital Stock"), of which, as of September 30, 2000, 3,000,000 shares were designated as Old Kent Series A Preferred Stock and no shares were issued or outstanding, 500,000 shares were designated as Series B Preferred Stock and no shares were issued or outstanding, 1,000,000 shares were designated as Series C Preferred Stock and no shares were issued or outstanding, 7,250 shares were designated, issued and outstanding as Old Kent Series D Perpetual Preferred Stock and 2,000 shares were designated, issued and outstanding as Old Kent Series E Perpetual Preferred Stock . All of the issued and outstanding shares of Old Kent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as described in this Section 3.2(a) and except pursuant to the terms of (i) the Old Kent Option Agreement, (ii) options issued pursuant to the Old Kent Stock Plans and (iii) the Old Kent Rights Agreement, Old Kent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Old Kent Capital Stock or any other equity securities of Old Kent or any securities representing the right to purchase or otherwise receive any shares of Old Kent Capital Stock (collectively, including the items contemplated by clauses (i) through (iii) of this sentence, the "Old Kent Rights"). As of November 10, 2000, no shares of Old Kent Capital Stock were reserved for issuance, except for 525,000 shares of Old Kent Common Stock reserved for issuance in connection with OK Invest Direct (the "Old Kent DRIP"), 8,080,839 shares of common stock reserved for issuance in connection with the Old Kent Directors' Deferred Compensation Plan and upon the exercise of stock options pursuant to the Old Kent Stock Plans and in respect of the employee and director savings, compensation and deferred compensation plans described in
Section 3.11(a) of the Old Kent Disclosure Schedule, 1,000,000 shares of Series C Preferred Stock of Old Kent, were reserved for issuance in connection with the Old Kent Rights Agreement and 417,000 shares of Old Kent Common Stock were reserved for issuance in connection with the conversion of the Old Kent Series D Perpetual Preferred Stock. Since November 10, 2000, Old Kent has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than as permitted by Section 5.2(b). Old Kent has previously provided Fifth Third with a list of the aggregate number of options outstanding under the Old Kent Stock Plans as of September 30, 2000 and the weighted average exercise price for such options.

     (b) Old Kent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of Old Kent's Subsidiaries, free and clear of any material liens, pledges, charges and security interests and similar encumbrances ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Old Kent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 3.2(b) of the Old Kent Disclosure Schedule sets forth a list of the material investments of Old Kent in corporations, joint ventures, partnerships, limited liability companies and other entities other than its Subsidiaries.

     3.3 Authority; No Violation. (a) Old Kent has full corporate power and authority to execute and deliver this Agreement and the Old Kent Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Old Kent Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Old Kent. The Board of Directors of Old Kent has determined that this Agreement and the transactions contemplated hereby are in the best interests of Old Kent and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Old Kent's stockholders for adoption at a duly held meeting of such stockholders and, except for the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of the holders of a majority of the outstanding shares of Old Kent Common Stock voted at such meeting, no other corporate proceedings on the part of Old Kent are necessary to approve this Agreement or the Old Kent Option Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and the Old Kent Option
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

Agreement have been duly and validly executed and delivered by Old Kent and (assuming due authorization, execution and delivery by Fifth Third) constitute valid and binding obligations of Old Kent, enforceable against Old Kent in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

     (b) Neither the execution and delivery of this Agreement or the Old Kent Option Agreement by Old Kent nor the consummation by Old Kent of the transactions contemplated hereby or thereby, nor compliance by Old Kent with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Old Kent Articles or the Old Kent Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Old Kent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Old Kent, any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Old Kent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Old Kent.

     3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the filing of any required applications or notices with any state agencies and approval of such applications and notices (the "State Approvals"), (iii) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meetings of each of Old Kent's and Fifth Third's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement"), and of the registration statement on Form S-4 (the "S-4") in which the Joint Proxy Statement will be included as a prospectus, (iv) the filing of the Ohio Certificate of Merger with the Secretary of State of the State of Ohio pursuant to the OGCL and the filing of the Michigan Certificate of Merger with the appropriate office of the State of Michigan pursuant to the MBCA, (v) any notices to or filings with the Small Business Administration (the "SBA"), (vi) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization ("SRO"), and the rules of the NASDAQ, or which are required under consumer finance, mortgage banking and other similar laws, (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Fifth Third Common Stock pursuant to this Agreement, (ix) such filings and approvals as are required to be made with or obtained from the Office of the Comptroller of the Currency (the "OCC") and (x) the approval of this Agreement by the requisite vote of stockholders of Old Kent, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by Old Kent of this Agreement and the Old Kent Option Agreement and (B) the consummation by Old Kent of the Merger and the other transactions contemplated hereby and by the Old Kent Option Agreement.

     3.5 Reports. Old Kent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority, (iv) the SEC, (v) any foreign regulatory authority and

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

(vi) any SRO (collectively, "Regulatory Agencies"), and all other reports and statements required to be filed by them since January 1, 1997, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on Old Kent. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Old Kent and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the best knowledge of Old Kent, investigation into the business or operations of Old Kent or any of its Subsidiaries since January 1, 1997, except where such proceedings or investigation will not, either individually or in the aggregate, have a Material Adverse Effect on Old Kent. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Old Kent or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations policies or procedures of Old Kent since January 1, 1997, which, in the reasonable judgment of Old Kent, will, either individually or in the aggregate, have a Material Adverse Effect on Old Kent.

     3.6 Financial Statements. Old Kent has previously made available to Fifth Third copies of (i) the consolidated balance sheet of Old Kent and its Subsidiaries as of December 31, for the fiscal years 1998 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1997 through 1999, inclusive, as reported in Old Kent's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Old Kent 1999 10-K") filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), accompanied by the audit report of Arthur Andersen LLP, independent public accountants with respect to Old Kent and
(ii) the unaudited consolidated balance sheet of Old Kent and its Subsidiaries as of September 30, 1999 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows of the nine month periods then ended, as reported in Old Kent's Quarterly Report on Form 10-Q for the fiscal period ended September 30, 2000. The December 31, 1999 consolidated balance sheet of Old Kent (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Old Kent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Old Kent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Old Kent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     3.7 Broker's Fees. Neither Old Kent nor any Old Kent Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees other than fees payable to Merrill Lynch & Co. in connection with the Merger or related transactions contemplated by this Agreement.

     3.8 Absence of Certain Changes or Events. (a) Since December 31, 1999, no event or events have occurred that have had, either individually or in the aggregate, a Material Adverse Effect on Old Kent.

     (b) Since December 31, 1999 through and including the date hereof, Old Kent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

     (c) Since December 31, 1999, neither Old Kent nor any of its Subsidiaries has (i) except for normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the

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

Exchange Act) made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1999, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than the customary year-end bonuses for fiscal 2000 and 1999 in amounts consistent with past practice, (ii) granted any stock appreciation rights or granted any rights to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange
Act) made in the ordinary course of business consistent with past practice under the Old Kent Stock Plans and except as permitted by Section 5.2(b)(iii), or
(iii) suffered any strike, work stoppage, slow-down, or other labor disturbance.

     3.9 Legal Proceedings. (a) Neither Old Kent nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Old Kent's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Old Kent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Old Kent Option Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will, either individually or in the aggregate, have a Material Adverse Effect on Old Kent.

     (b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Old Kent, any of its Subsidiaries or the assets of Old Kent or any of its Subsidiaries that has had, or will have, either individually or in the aggregate, a Material Adverse Effect on Old Kent or the Surviving Corporation.

     3.10 Taxes and Tax Returns. (a) Each of Old Kent and its Subsidiaries has duly filed all federal, state, foreign and local information returns and Tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other government charges which are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against in accordance with GAAP or (ii) information returns, Tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not have, either individually or in the aggregate, a Material Adverse Effect on Old Kent. The federal income Tax returns of Old Kent and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") for all years from 1990 to and including 1995 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by adequate reserves. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Old Kent or any of its Subsidiaries for which Old Kent does not have adequate reserves maintained in accordance with GAAP. Neither Old Kent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Old Kent and its Subsidiaries). Within the past five years, neither Old Kent nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code.

     (b) As used in this Agreement, the term "Tax" or "Taxes" means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, and valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

     (c) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Old Kent or any of its Subsidiaries under any contract, plan, program, arrangement or understanding would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Old Kent.

     3.11 Employees. (a) The Old Kent Disclosure Schedule sets forth a true and complete list of each material employee or director benefit or compensation plan, arrangement or agreement, and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is maintained, or contributed to, presently or at any time within the last four (4) years (the "Old Kent Benefit Plans") by Old Kent, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Old Kent ERISA Affiliate"), all of which together with Old Kent would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The term "Benefit Plan" for all purposes of this Agreement shall include each Predecessor Plan (as herein defined). For purposes hereof, "Predecessor Plan" shall mean any plan, program, policy, practice, arrangement, agreement or system as otherwise described in
Section 3.12(a) which was maintained, contributed to or resulted in liability to any predecessor employer of Company or any of the Company Subsidiaries since January 1, 1997. For purposes hereof, "predecessor employer" shall mean any employer, entity or business operation acquired by Company or any of the Company Subsidiaries in any type of acquisition (including, without limitation, mergers, stock acquisitions and asset acquisitions).

     (b) Old Kent has heretofore made available to Fifth Third true and complete copies of each of the Old Kent Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such Old Kent Benefit Plan (if applicable) for each of the last two years and (ii) the most recent determination letter from the IRS (if applicable) for such Old Kent Benefit Plan.

     (c) Except for such noncompliance as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Old Kent, (i) each of the Old Kent Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the Old Kent Benefit Plans intended to be "qualified" within the meaning of Section 401
(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Old Kent Benefit Plan, and has received an IRS determination letter which determined that such Qualified Benefit Plan (as amended by any and all amendments) satisfies the requirements of Section 401(a) of the Code, as amended by all the laws referred to in Section 1 of Revenue Procedure 93-39, such determination letter has not been revoked or threatened to be revoked by the IRS, and the scope of such determination letter is complete and does not exclude consideration of any of the requirements or matters referred to in Sections 4.02 through 4.04 of Revenue Procedure 93-39 (iii) with respect to each Old Kent Benefit Plan that is subject to Title IV of ERISA, the present value (as defined under Section 3(26) of ERISA) of accumulated benefit obligations under such Old Kent Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Old Kent Benefit Plan's actuary with respect to such Old Kent Benefit Plan, did not, as of its latest valuation date, exceed the then current value (as defined under Section 3(26) of ERISA) of the assets of such Old Kent Benefit Plan allocable to such accrued benefits, (iv) no Old Kent Benefit Plan provides benefits coverage, including, without limitation, death or medical benefits coverage (whether or not insured), with respect to current or former employees or directors of Old Kent or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of Old Kent or its Subsidiaries, (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (E) coverage through the last day of the calendar month in which retirement or other termination of service occurs, or (F) medical expense reimbursement accounts, (v) no liability under Title IV of ERISA has been incurred by Old Kent, its Subsidiaries or any Old Kent ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Old Kent, its Subsidiaries or any Old Kent ERISA Affiliate of incurring a liability

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

thereunder, (vi) no Old Kent Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) none of Old Kent, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which Old Kent, its Subsidiaries or any Old Kent Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to
Section 4975 or 4976 of the Code, (viii) to the best knowledge of Old Kent there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Old Kent Benefit Plans or any trusts related thereto that will have, either individually or in the aggregate, a Material Adverse Effect on Old Kent, (x) no employee, former employee, plan participant or any other party (other than Company) has any entitlement (under the terms of any plan document or otherwise) to any surplus assets in any defined benefit plan as defined in Section 414(j) of the Code and (xi) Company has all power and authority necessary to amend or terminate each Benefit Plan without incurring any penalty or liability provided that, in the case of an employee pension benefit plan (as defined in section 3(2) of ERISA), benefits accrued as of the date of amendment or termination are not reduced.

     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of Old Kent or any of its affiliates from Old Kent or any of its affiliates under any Old Kent Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Old Kent Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

     3.12 SEC Reports. Old Kent has previously made available to Fifth Third an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by Old Kent with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Old Kent Reports") and prior to the date hereof and (b) communication mailed by Old Kent to its stockholders since January 1, 1997 and prior to the date hereof, and no such Old Kent Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1997, as of their respective dates, all Old Kent Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     3.13 Compliance with Applicable Law. (a) Old Kent and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Old Kent or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on Old Kent.

     (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on Old Kent, Old Kent and each Old Kent Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Old Kent, any Old Kent Subsidiary, or any director, officer or employee of Old Kent or of any Old Kent Subsidiary, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on Old Kent, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

                                      A-18
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     3.14 Certain Contracts. (a) Neither Old Kent nor any of its Subsidiaries is
a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Fifth Third, Old Kent, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Old Kent Reports, (iv) which materially restricts the conduct of any line of business by Old Kent or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Old Kent has previously made available to Fifth Third true and correct copies of all employment and deferred compensation agreements which are in writing and to which Old Kent or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this
Section 3.14(a), whether or not set forth in the Old Kent Disclosure Schedule, is referred to herein as a "Old Kent Contract," and neither Old Kent nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, either individually or in the aggregate, will have a Material Adverse Effect on Old Kent.

     (b) With such exceptions that, either individually or in the aggregate, will not have a Material Adverse Effect on Old Kent, (i) each Old Kent Contract is valid and binding on Old Kent or any of its Subsidiaries, as applicable, and is in full force and effect, (ii) Old Kent and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Old Kent Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Old Kent or any of its Subsidiaries under any such Old Kent Contract.

     3.15 Agreements with Regulatory Agencies. Neither Old Kent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 1997, a recipient of any supervisory letter from, or since January 1, 1997, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each item in this sentence, whether or not set forth in the Old Kent Disclosure Schedule, a "Old Kent Regulatory Agreement"), nor has Old Kent or any of its Subsidiaries been advised since January 1, 1997, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Old Kent Regulatory Agreement.

     3.16 Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Old Kent or for the account of a customer of Old Kent or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and, to Old Kent's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Old Kent or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Old Kent and each of its

                                      A-19
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Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to Old Kent's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

     3.17 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Old Kent included in the Old Kent 1999 10-K and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1999, since such date, neither Old Kent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate (including if considered together with liabilities incurred in the ordinary course of business consistent with past practice since December 31,
1999), has had or will have a Material Adverse Effect on Old Kent.

     3.18 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Old Kent of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against Old Kent, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on Old Kent. To the knowledge of Old Kent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, individually or in the aggregate, have a Material Adverse Effect on Old Kent. Old Kent is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on Old Kent.

     3.19 Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on Old Kent, to the knowledge of Old Kent: (a) Old Kent and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by Old Kent and its Subsidiaries does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Old Kent or any Subsidiary acquired the right to use any Intellectual Property; (c) no Person is challenging, infringing on or otherwise violating any right of Old Kent or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Old Kent or its Subsidiaries; and (d) neither Old Kent nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Old Kent and its Subsidiaries and no Intellectual Property owned and/or licensed by Old Kent or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights.

     3.20 State Takeover Laws; Old Kent Rights Agreement. (a) The Board of Directors of Old Kent has approved this Agreement and the Old Kent Option Agreement and the transactions contemplated hereby and thereby for purposes of rendering inapplicable to such agreements and transactions the Michigan Control Share Acquisitions statute (Chapter 7B of the MBCA), Section 780 of the MBCA, the Old Kent Rights

Agreement, Article XII of the Old Kent Articles and, to the best knowledge of Old Kent, any similar "takeover" or "interested stockholder" law (all such laws, including the Michigan Control Share Acquisitions statute (Chapter 7B of the
MBCA) and Section 780 of the MBCA, "Takeover Statutes").

     (b) Old Kent has taken all action, if any, necessary or appropriate so that the entering into of this Agreement and the Old Kent Option Agreement, and the consummation of the transactions contemplated hereby and thereby do not and will not result in the ability of any person to exercise any Old Kent Stockholder Rights under the Old Kent Rights Agreement or enable or require Old Kent Stockholder Rights to separate from the shares of Old Kent Common Stock to which they are attached or to be triggered or become exercisable. No "Triggering Event" or "Stock Acquisition Date" (as such terms are defined in the Old Kent Rights Agreement) has occurred.

     3.21 Reorganization; Pooling of Interests. As of the date of this Agreement, Old Kent has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as a "pooling of interests" for accounting purposes.

     3.22 Opinions. Prior to the execution of the Original Agreement, Old Kent received an opinion from Merrill Lynch & Co. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to the stockholders of Old Kent from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Amended and Restated Agreement and Plan of Merger.

     3.23 Old Kent Information. The information relating to Old Kent and its Subsidiaries which is provided by Old Kent or its representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Fifth Third or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

     3.24 Loan Losses. Since December 31, 1999, none of the bank Subsidiaries of Old Kent (the "Old Kent Bank Subsidiaries") has incurred any unusual or extraordinary loan losses which are material to Old Kent and the Old Kent Subsidiaries on a consolidated basis; to the best knowledge of Old Kent and in light of each of the Old Kent Bank Subsidiaries' historical loan loss experience and its management's analysis of the quality and performance of its loan portfolio, as of December 31, 1999, its reserves for loan losses are adequate to absorb potential loan losses determined on the basis of management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio.

                                   ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF FIFTH THIRD AND MERGER SUB

     Except as disclosed in (i) the Fifth Third disclosure schedule delivered to Old Kent prior to the execution of this Agreement (the "Fifth Third Disclosure Schedule") or (ii) the Fifth Third Reports filed prior to the date hereof, Fifth Third and Merger Sub jointly and severally represent and warrant to Old Kent as follows:

     4.1 Corporate Organization. (a) Each of Fifth Third and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Each of Fifth Third and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on either Fifth Third or Merger Sub. Fifth Third was certified as an FHC under the BHC Act, and remains a certified FHC on the date hereof. True and complete copies of the Second Amended Articles of Incorporation

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

(the "Fifth Third Articles") and the Code of Regulations of Fifth Third, as in effect as of the date of this Agreement, have previously been made available by Fifth Third to Old Kent. True and complete copies of the Articles of Incorporation (the "Merger Sub Articles") and the Code of Regulations of Merger Sub, as in effect as of the date of this Amended and Restated Agreement and Plan of Merger, have, prior to the date of this Amended and Restated Agreement and Plan of Merger, been made available by Merger Sub to Old Kent.

     (b) Each Fifth Third Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether Federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Fifth Third, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     (c) Merger Sub does not have any Subsidiaries or material investments of any kind in any entity. Merger Sub has been incorporated on behalf of Fifth Third solely for purposes of accomplishing the Merger, has not engaged in any other business activity and has conducted its operations only as contemplated hereby.

     4.2 Capitalization. (a) The authorized capital stock of Fifth Third consists of 650,000,000 shares of Fifth Third Common Stock, of which, as of September 30, 2000, no more than 461,800,000 shares were issued and outstanding, and 500,000 shares of preferred stock, without par value, of which no shares have been issued by Fifth Third. As of September 30, 2000, no more than 3,600,000 shares of Fifth Third Common Stock were held in Fifth Third's treasury. As of the date hereof, no shares of Fifth Third Common Stock or Fifth Third Preferred Stock were reserved for issuance, except as described in this
Section 4.2(a) and except for 34,472,128 shares reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of Fifth Third in effect as of the date hereof (the "Fifth Third Stock Plans"). All of the issued and outstanding shares of Fifth Third Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except for this Agreement and the Fifth Third Stock Plans, Fifth Third does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Fifth Third Capital Stock or any other equity securities of Fifth Third or any securities representing the right to purchase or otherwise receive any shares of Fifth Third Capital Stock. The shares of Fifth Third Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     (b) The authorized capital stock of Merger Sub consists of 800 shares of Merger Sub Common Stock, of which, as of the date of this Amended and Restated Agreement and Plan of Merger, 100 shares were issued and outstanding and all such 100 shares were beneficially owned by Fifth Third.

     (c) Fifth Third owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Fifth Third Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. sec.sec. 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Fifth Third Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     4.3 Authority, No Violation. (a) Each of Fifth Third and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Fifth Third by action of its Executive Committee, by the Board of Directors of Merger Sub and by Fifth Third as sole stockholder of Merger Sub. The Board of Directors of Fifth Third has determined that this Agreement and the transactions contemplated
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hereby are in the best interests of Fifth Third and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Fifth Third's stockholders for adoption at a duly held meeting of such stockholders and, except for the approval of this Agreement and the transactions contemplated hereby, including the issuance of shares of Fifth Third Common Stock pursuant to the Merger, by the affirmative vote of the holders of a majority of the outstanding shares of Fifth Third Common Stock voted at such meeting, no other corporate proceedings on the part of Fifth Third and Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Fifth Third and Merger Sub and (assuming due authorization, execution and delivery by Old Kent) constitutes valid and binding obligations of Fifth Third and Merger Sub, enforceable against Fifth Third and Merger Sub in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

     (b) Neither the execution and delivery of this Agreement by Fifth Third and Merger Sub, nor the consummation by Fifth Third and Merger Sub of the transactions contemplated hereby, nor compliance by Fifth Third and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Fifth Third Articles or Code of Regulations or the Merger Sub Articles or Code or Regulations, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, writ, or Injunction applicable to Fifth Third, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Fifth Third, any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Fifth Third or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on Fifth Third or Merger Sub.

     4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices,
(ii) the State Approvals, (iii) the filing with the SEC of the Joint Proxy Statement and the filing and declaration of effectiveness of the S-4, (iv) the filing of the Ohio Certificate of Merger with the Secretary of State of the State of Ohio pursuant to the OGCL and the filing of the Michigan Certificate of Merger with the appropriate office of the State of Michigan pursuant to the MBCA, (v) any notices to or filings with the SBA, (vi) any notices or filings under the HSR Act, (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules of the NASDAQ, or which are required under consumer finance, mortgage banking and other similar laws, (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Fifth Third Capital Stock pursuant to this Agreement, (ix) such filings and approvals as are required to be made with or obtained from the OCC and (x) the approval of this Agreement and the issuance of shares of Fifth Third Common Stock pursuant to the Merger by the requisite vote of stockholders of Fifth Third, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Fifth Third and Merger Sub of this Agreement and (B) the consummation by Fifth Third and Merger Sub of the Merger and the other transactions contemplated hereby.

     4.5 Reports. Fifth Third and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with the Regulatory Agencies, and all other reports and statements required to

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

be filed by them since January 1, 1997, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on Fifth Third. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Fifth Third and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the best knowledge of Fifth Third, investigation into the business or operations of Fifth Third or any of its Subsidiaries since January 1, 1997, except where such proceedings or investigation will not have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Fifth Third or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Fifth Third since January 1, 1997, which, in the reasonable judgment of Fifth Third, will have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third.

     4.6 Financial Statements. Fifth Third has previously provided to Old Kent copies of (i) the audited consolidated balance sheets of Fifth Third and its Subsidiaries as of December 31, for the fiscal years 1998 and 1999, and the related audited consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1997 through 1999, inclusive (the "Fifth Third 1999 Financial Information"), as reported in Fifth Third's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Fifth Third 1999 10-K") filed with the SEC under the Exchange Act, accompanied by the audit report of Deloitte & Touche LLP, independent public accountants with respect to Fifth Third and (ii) the unaudited consolidated balance sheet of Fifth Third and its Subsidiaries as of September 30, 1999 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows of the nine month periods then ended, as reported in Fifth Third's Quarterly Report on Form 10-Q for the fiscal period ended September 30, 2000. The December 31, 1999 consolidated balance sheet of Fifth Third (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Fifth Third and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Fifth Third and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The books and records of Fifth Third and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     4.7 Broker's Fees. Neither Fifth Third nor any Fifth Third Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers fees, commissions or finder's fees other than fees payable to Salomon Smith Barney, Inc. in connection with the Merger or related transactions contemplated by this Agreement.

     4.8 Absence of Certain Changes or Events. (a) Since December 31, 1999, no event or events have occurred which has had, individually or in the aggregate, a Material Adverse Effect on Fifth Third.

     (b) From December 31, 1999 through and including the date hereof, Fifth Third and the Fifth Third Subsidiaries have carried on their respective businesses in all material respect in the ordinary course.

     4.9 Legal Proceedings. (a) Neither Fifth Third nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Fifth Third's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Fifth Third or

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any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third.

     (b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Fifth Third, any of its Subsidiaries or the assets of Fifth Third or any of its Subsidiaries that has had or will have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third or the Surviving Corporation.

     4.10 Taxes and Tax Returns. Each of Fifth Third and its Subsidiaries has duly filed all federal, state, foreign and local information returns and Tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other governmental charges which are not yet delinquent or are being contested in good faith and have not been finally determined, or
(ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third. The federal income Tax returns of Fifth Third and its Subsidiaries have been examined by the IRS through 1990 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by adequate reserves. There are no material disputes pending, or claims asserted for, Taxes or assessments upon Fifth Third or any of its Subsidiaries for which Fifth Third does not have adequate reserves maintained in accordance with GAAP. Neither Fifth Third nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Fifth Third and its Subsidiaries). Within the past five years, neither Fifth Third nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code.

     (b) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Fifth Third or any of its Subsidiaries under any contract, plan, program, arrangement or understanding would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Fifth Third.

     4.11 SEC Reports. Fifth Third has previously made available to Old Kent an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by Fifth Third with the SEC pursuant to the Securities Act or the Exchange Act (the "Fifth Third Reports") and prior to the date hereof and (b) communication mailed by Fifth Third to its stockholders since January 1, 1997 and prior to the date hereof, and no such Fifth Third Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1997, as of their respective dates, all Fifth Third Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     4.12 Compliance with Applicable Law. (a) Fifth Third and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Fifth Third or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on Fifth Third.

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

     (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third, Fifth Third and each Fifth Third Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Fifth Third, any Fifth Third Subsidiary, or any director, officer or employee of Fifth Third or of any Fifth Third Subsidiary, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on Fifth Third, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     4.13 Agreements with Regulatory Agencies. Neither Fifth Third nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1997, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 1997, has adopted any policies, procedures or board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Fifth Third Disclosure Schedule, a "Fifth Third Regulatory Agreement"), nor has Fifth Third or any of its Subsidiaries been advised since January 1, 1997, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Fifth Third Regulatory Agreement.

     4.14 Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Fifth Third or for the account of a customer of Fifth Third or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and, to Fifth Third's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Fifth Third or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Fifth Third and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and to Fifth Third's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

     4.15 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Fifth Third included in the Fifth Third 1999 Financial Information and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1999, since such date, neither Fifth Third nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate (including if considered together with liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1999), has had or will have, a Material Adverse Effect on Fifth Third.

     4.16 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Fifth Third of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against Fifth Third, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on Fifth Third. To the knowledge of Fifth Third, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, individually or in the aggregate, have a Material Adverse Effect on Fifth Third. Fifth Third is not subject to any agreement,
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

order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third.

     4.17 Reorganization; Pooling of Interests. As of the date of this Agreement, Fifth Third has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as a "pooling of interests" for accounting purposes.

     4.18 Fifth Third Information. The information relating to Fifth Third and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, or the information relating to Fifth Third and its Subsidiaries that is provided by Fifth Third or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Old Kent or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder.

     4.19 Loan Losses. Since December 31, 1999, none of the bank Subsidiaries of Fifth Third (the "Fifth Third Bank Subsidiaries") has incurred any unusual or extraordinary loan losses which are material to Fifth Third and the Fifth Third Subsidiaries on a consolidated basis; to the best knowledge of Fifth Third and in light of each of the Fifth Third Bank Subsidiaries' historical loan loss experience and its management's analysis of the quality and performance of its loan portfolio, as of December 31, 1999, its reserves for loan losses are adequate to absorb potential loan losses determined on the basis of management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the Old Kent Disclosure Schedule) or the Old Kent Option Agreement, Old Kent shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action which would adversely affect or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the Old Kent Option Agreement or to consummate the transactions contemplated hereby or thereby.

     5.2 Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the Old Kent Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, Old Kent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Fifth Third:

     (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of Old Kent or any of its wholly owned Subsidiaries to Old Kent or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements);

     (b) (i) adjust, split, combine or reclassify any capital stock;

     (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for regular quarterly cash dividends at a rate not in excess of $0.24 per share of Old Kent Common Stock and such dividends as required by the certificates of designation of the Old Kent Perpetual Preferred Stock, (B) dividends paid by any of the Subsidiaries of Old Kent to Old Kent or to any of its wholly owned Subsidiaries and (C) the acceptance of shares of Old Kent Common Stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting of restricted stock, in each case in accordance with past practice and the terms of the applicable award agreements);

     (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than (A) pursuant to the Old Kent Rights Agreement or any renewal or replacement thereof and (B) grants to newly hired employees of Old Kent (other than officers that will be subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the Old Kent Stock Plans and consistent with the additional terms set forth in Section 5.2 of the Old Kent Disclosure Schedule; or

     (iv) issue any additional shares of capital stock except (A) pursuant to the exercise of stock options outstanding as of the date hereof or issued in compliance with Section 5.2(b)(iii), (B) pursuant to the Old Kent Option Agreement (C) pursuant to the Old Kent Rights Agreement or any renewal or replacement thereof or (D) upon conversion of the Series D Perpetual Preferred Stock;

     (c) (i) except for normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice, or as required by applicable law or agreements disclosed in Section 5.2 of the Old Kent Disclosure Schedule, increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee, or director, or (ii) pay any pension or retirement allowance not required by any existing plan or agreement or by applicable law, or (iii) pay any bonus other than customary year-end bonuses for fiscal 2000 determined in accordance with
Section 5.2 of the Old Kent Disclosure Schedule, or (iv) become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business consistent with past practice or as required by applicable law, or (v) except as required under any existing plan, grant, or agreement disclosed in Section 5.2 of the Old Kent Disclosure Schedule, accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other equity-based compensation, or (vi) except as required by the terms of the plans, make any contribution to the defined benefit plans maintained by Old Kent or discretionary contributions to any benefit plans after the date of this Agreement, or (vii) take any action to amend the defined benefit plans which would reduce or restrict the availability of surplus (excess of plan assets over plan liabilities) under any defined benefit plan as defined in Section 414(j) of the Code;

     (d) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or as required by applicable law or as set forth in the Old Kent Disclosure Schedule;

     (e) except for transactions in the ordinary course of business consistent with past practice (other than as set forth in Section 5.2 of the Old Kent Disclosure Schedule), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

     (f) except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of any Old Kent Contract or make any change in any instrument or agreement

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

governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

     (g) solicit or encourage from any third party or enter into or continue any negotiations, discussions or agreement in respect of, or authorize any individual, corporation or other entity to solicit or encourage from any third party or enter into or continue any negotiations, discussions or agreements in respect of, or provide or cause to be provided any confidential information in connection with, any inquiries or proposals relating to the disposition of all or significant portion of its business or assets, the acquisition of 15% or more of its voting securities, or the merger, consolidation or similar business combination transaction involving it or any of its Subsidiaries with any corporation or other entity, other than as provided by this Agreement (and Old Kent shall promptly (within 24 hours) notify Fifth Third of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters), or waive or amend any provision of the Old Kent Rights Agreement or any applicable confidentiality agreement in respect of any such proposal;

     (h) settle any claim, action or proceeding requiring Old Kent or any of its Subsidiaries to pay (whether or not such payments would be covered in whole or in part by insurance) any monetary damages in excess of $500,000 or subjecting Old Kent or any of its Subsidiaries to any restrictions (other than immaterial restrictions) on its current or future business or operations (including the future business and operations of the Surviving Corporation);

     (i) knowingly take any action, or knowingly fail to take any action, that is reasonably likely to (A) jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes (including by terminating and electing to pay cash for any option to purchase Old Kent Common Stock as may be permitted under the Old Kent Stock Plans or otherwise) or (B) prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

     (j) amend its articles of incorporation, its bylaws or comparable governing documents, or amend, or redeem the rights issued under, the Old Kent Rights Agreement (except as required hereunder), or otherwise take any action to exempt any person or entity (other than Fifth Third or its Subsidiaries) or any action taken by such person or entity from the Old Kent Rights Agreement or any Takeover Statute or similarly restrictive provisions of such party's organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

     (k) other than in prior consultation with the other party to this Agreement, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

     (l) take any action that is intended or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied or in a material violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

     (m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

     (n) file or amend any Tax return other than in the ordinary course of business, make or change any material Tax election, settle or compromise any material Tax liability or, except as required by applicable law, change any method of accounting for Tax purposes;

     (o) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transaction, contemplated hereby or by the Old Kent Option Agreement; or

     (p) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this
Section 5.2.

     5.3 Fifth Third Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Fifth Third and Merger Sub shall not, and shall not permit any of Fifth Third's Subsidiaries to, without the prior written consent of Old Kent, (i) amend

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

the Fifth Third Articles or Fifth Third Code of Regulations in a manner that would adversely affect the economic benefits of the Merger to the Old Kent stockholders, (ii) knowingly take any action, or knowingly fail to take any action, that is reasonably likely to (A) jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes or (B) prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (provided that nothing contained herein shall limit the ability of Fifth Third to exercise its rights under the Old Kent Option Agreement), (iii) take any action which would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby, (iv) take any action that is intended or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied or in a material violation of any provision of this Agreement, except, in every case, as may be required by applicable law or (v) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 Regulatory Matters. (a) Fifth Third and Old Kent shall promptly prepare and file with the SEC the Joint Proxy Statement and Fifth Third shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Fifth Third and Old Kent shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Fifth Third and Old Kent shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders. Fifth Third shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Old Kent shall furnish all information concerning Old Kent and the holders of Old Kent Capital Stock as may be reasonably requested in connection with any such action.

     (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Fifth Third and Old Kent shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Old Kent or Fifth Third, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

     (c) Fifth Third and Old Kent shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Fifth Third, Old Kent or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

     (d) Fifth Third and Old Kent shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that

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

any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

     6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Fifth Third and Old Kent shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the parties shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request. None of the parties nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) Except as provided in Section 9.9, Fifth Third and Old Kent shall hold, and shall cause its respective Subsidiaries and its and its Subsidiaries' directors, officers, employees, agents, consultants and advisors to hold, all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated November 14, 2000, between the parties.

     (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

     6.3 Stockholder Approval. Each of Fifth Third and Old Kent shall call a meeting of its stockholders to be held in the third week of March, 2001, or as soon thereafter as reasonably practicable, for the purpose of voting upon the requisite stockholder approvals required in connection with this Agreement and the Merger, and each shall use its reasonable best efforts to cause such meetings to occur within such period. The Board of Directors of each of Fifth Third and Old Kent shall use its reasonable best efforts to obtain from the stockholders of Fifth Third and Old Kent, as the case may be, the vote in favor of the adoption of this Agreement required by the MBCA, in the case of Old Kent, and in favor of the adoption of this Agreement required by the OGCL and the issuance of shares of Fifth Third Common Stock pursuant to the Merger, in the case of Fifth Third (it being understood and agreed that the obligations under this sentence shall not be altered by the commencement, proposal, disclosure or communication of any Acquisition Transaction (as defined in the Old Kent Option Agreement)).

     6.4 Legal Conditions to Merger. Each of Fifth Third, Merger Sub and Old Kent shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Old Kent or Fifth Third or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

     6.5 Affiliates; Publication of Combined Financial Results. (a) Each of Fifth Third and Old Kent shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the stockholders' meeting called by Old Kent to approve this Agreement, a written agreement, in the form of Exhibit 6.5(a)(1) or (2), as applicable, hereto.
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

     (b) Fifth Third shall use its best efforts to publish as promptly as reasonably practical, but in no event later than July 31, 2001, combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

     6.6 Stock Exchange Listing. Fifth Third shall cause the shares of Fifth Third Common Stock, to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

     6.7 Employee Benefit Plans. (a) Until December 31, 2001, the benefits to be provided to employees of Old Kent and its Subsidiaries as of the Effective Time ("Covered Employees") shall be substantially similar, in the aggregate, to the benefits provided under the benefit plans and programs provided by Old Kent or its Subsidiaries, as the case may be, to such employees as of the date hereof. From and after December 31, 2001, the benefits to be provided to the Covered Employees shall be the benefit plans (other than Fifth Third's defined benefit pension plan which has been frozen) and programs provided to similarly situated employees of Fifth Third. Fifth Third shall, from and after the Effective Time,
(i) comply with Old Kent Benefit Plans and other contractual commitments of Old Kent to its current and former employees in accordance with their terms and honor all employee benefit obligations to current and former employees of Old Kent and its Subsidiaries under Old Kent Benefit Plans or the applicable contractual commitment, (ii) provide Covered Employees credit for the most recent period of uninterrupted service (including any bridging or prior service credit, without regard to whether there has been an interruption in service, solely to the extent provided by Old Kent and its Subsidiaries as of the date hereof) with Old Kent or any of its Subsidiaries (and their predecessors) prior to the Effective Time under employee benefit plans of Fifth Third or its Subsidiaries (other than Fifth Third's noncontributory cash balance defined benefit pension plan), (iii) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Old Kent Plans) and eligibility waiting periods under group health plans of Fifth Third to be waived with respect to Covered Employees (and their eligible dependents) who become participants in such group health plans and (iv) assume, or cause its applicable Subsidiary to assume, all contracts and agreements with employees of Old Kent, which agreements were entered into prior to the date hereof and which are listed on Section 5.2 of the Old Kent Disclosure Schedule, and all obligations thereunder. From and after the Effective Time until December 31, 2001, Fifth Third shall honor all vacation and paid time off of the Covered Employees accrued as of the Effective Time, in accordance with Old Kent policy as in effect on the date hereof. From and after the Effective Time, a Covered Employee who is terminated (as defined in the applicable Old Kent severance plan or policy as in effect on the date hereof) during the period commencing at the Effective Time and ending on the 12-month anniversary thereof shall be entitled to receive the greater of (i) the severance payments and benefits under the applicable Old Kent severance plan or policy as in effect on the date hereof (without amendment on or after the Effective Time) and (ii) the severance payments and benefits under Fifth Third's severance plan or policy as in effect on the date of termination of such Covered Employee.

     (b) Nothing in this Section 6.7 shall be interpreted as preventing the Surviving Corporation or Fifth Third from amending, modifying or terminating any Fifth Third Benefit Plans or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

     6.8 Indemnification; Directors' and Officers' Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Old Kent or any of its Subsidiaries (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Old Kent or any of its Subsidiaries or (ii) this Agreement, the Old Kent Option Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Fifth Third shall indemnify and hold harmless, as and to the fullest extent provided by applicable law, the Old Kent Articles, the Old Kent Bylaws and any agreement existing as of the date hereof, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reimbursement for reasonable fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party as provided by the Old Kent Articles, the Old Kent Bylaws and any agreement existing as of the date hereof), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

     (b) Fifth Third shall use its reasonable best efforts to cause the individuals serving as officers and directors of Old Kent or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time by the directors' and officers' liability insurance policy maintained by Old Kent (provided that Fifth Third may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided that in no event shall Fifth Third be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Old Kent (which current amount is set forth in Section 6.8 of the Old Kent Disclosure Schedule) for such insurance (the "Insurance Amount"), and provided further that if Fifth Third is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Fifth Third shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

     (c) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Fifth Third, on the one hand, and a Subsidiary of Old Kent, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Fifth Third.

     6.10 Advice of Changes. Fifth Third, Old Kent and Merger Sub shall each promptly advise the other of any change or event (i) having a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

     6.11 Dividends. After the date of this Agreement, each of Fifth Third and Old Kent shall coordinate with the other the declaration of any dividends in respect of Fifth Third Common Stock and Old Kent Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Old Kent Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Old Kent Common Stock and any shares of Fifth Third Common Stock any such holder receives in exchange therefor in the Merger (such holders to receive four dividends during 2001).

     6.12 Exemption from Liability Under Section 16(b). Assuming that Old Kent delivers to Fifth Third the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Fifth Third, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by Old Kent Insiders of Fifth Third Common Stock in exchange for shares of Old Kent Common Stock, and of options on Fifth Third Common Stock upon conversion of options on Old Kent Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to
Section 16(b) under the Exchange Act. "Section 16 Information" shall mean information accurate in all respects regarding Old Kent Insiders, the number of shares of Old Kent Common Stock held by each such Old Kent Insider and expected to be exchanged for Fifth Third Common Stock in the Merger, and the number and description of the options on Old Kent Common Stock held by each such Old Kent Insider and expected to be converted into options on Fifth Third Common Stock in connection with the Merger. The "Old Kent Insiders" shall mean those officers and directors of Old Kent who are subject to the reporting requirements of
Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

     6.13 Directorships. Fifth Third shall take such actions as may be reasonably required to cause its Board of Directors to be expanded by three members and to appoint three members of Old Kent's Board of Directors to the Fifth Third Board of Directors. In addition, Fifth Third shall extend offers to all individuals who are members of the Board of Directors of Old Kent immediately prior to the Effective Time to become members of the Board of Directors of Fifth Third's principal bank located in Michigan (or any successor thereto) immediately after the Effective Time.

     6.14 Aggregate Capitalization. Old Kent will not take any action, or fail to take any action, that results in the aggregate number of shares of Old Kent Common Stock outstanding immediately prior to the Effective Time (including all shares of Old Kent Common Stock subject to Old Kent Rights other than the Old Kent Option Agreement, but not including shares of Old Kent Common Stock held in treasury) exceeding 150,000,000.

     6.15 Community Commitments. From and after the Effective Time, Fifth Third shall maintain the community commitments undertaken by Old Kent Bank Subsidiaries prior to the date hereof and set forth in Section 6.15 of the Old Kent Disclosure Schedule in the communities currently served by such banks.

     6.16 Executive Benefit Trust. Notwithstanding anything to the contrary, as soon as practicable after the execution of this Agreement, Old Kent will take such actions as required under the terms of the Old Kent Executive Severance Agreements and other executive non-qualified deferred compensation plans, including, but not limited to, the funding of the Old Kent Financial Corporation Executive Benefit Trust (a rabbi trust) as required in such agreements, to the extent not already funded.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Stockholder Approvals. This Agreement shall have been adopted by the requisite affirmative vote of the holders of Old Kent Common Stock entitled to vote thereon and the requisite affirmative vote of the holders of Fifth Third Common Stock entitled to vote thereon, and the issuance of shares of Fifth Third Common Stock pursuant to the Merger shall have been approved by the requisite vote of stockholders of Fifth Third.

     (b) NASDAQ Listing. The shares of Fifth Third Common Stock which shall be issued to the stockholders of Old Kent upon consummation of the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

     (c) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

     (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger.

     (f) Federal Tax Opinion. The parties hereto shall have received the opinions of their respective counsel, Cleary, Gottlieb, Steen & Hamilton and Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Fifth Third and Old Kent, as the case may be, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and Old Kent, Fifth Third and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, counsel may require and rely upon representations contained in certificates of officers of Fifth Third, Merger Sub, Old Kent and others, reasonably satisfactory in form and substance to such counsel.

     (g) Pooling of Interests. Fifth Third and Old Kent shall each have received a letter from their respective independent accountants addressed to Old Kent or Fifth Third, as the case may be, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

     7.2 Conditions to Obligations of Fifth Third and Merger Sub. The obligation of Fifth Third and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Fifth Third, at or prior to the Effective Time, of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Old Kent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, will have or are reasonably likely to have a Material Adverse Effect on Old Kent or the Surviving Corporation. Fifth Third shall have received a certificate signed on behalf of Old Kent by the Chief Executive Officer and the Chief Financial Officer of Old Kent to the foregoing effect.

     (b) Performance of Obligations of Old Kent. Old Kent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Fifth Third shall have received a certificate signed on behalf of Old Kent by the Chief Executive Officer and the Chief Financial Officer of Old Kent to such effect.

     7.3 Conditions to Obligations of Old Kent. The obligation of Old Kent to effect the Merger is also subject to the satisfaction or waiver by Old Kent at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Fifth Third and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, will have or are reasonably likely to have a Material Adverse Effect on Fifth Third or Merger Sub. Old Kent shall have received a certificate signed on behalf of Fifth Third by the Chief Executive Officer and the Chief Financial Officer of Fifth Third to the foregoing effect.

     (b) Performance of Obligations of Fifth Third and Merger Sub. Fifth Third and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Old Kent shall have received a certificate signed on behalf of Fifth Third by the Chief Executive Officer and the Chief Financial Officer of Fifth Third to such effect.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Old Kent and Fifth Third:

     (a) by mutual consent of Fifth Third and Old Kent in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

     (b) by either the Board of Directors of Fifth Third or the Board of Directors of Old Kent if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

     (c) by either Fifth Third or Old Kent if the approval of Fifth Third's stockholders or Old Kent's stockholders required for the consummation of the Merger and the other transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the required vote at the meetings of the stockholders contemplated by Section 6.3, or at any adjournment or postponement thereof at which a vote was taken;

     (d) by either the Board of Directors of Fifth Third or the Board of Directors of Old Kent if the Merger shall not have been consummated on or before the first anniversary of the date hereof unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

     (e) by either the Board of Directors of Fifth Third or the Board of Directors of Old Kent (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Old Kent, in the case of a termination by Fifth Third, or Fifth Third, in the case of a termination by Old Kent, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date.

     8.2 Effect of Termination. In the event of termination of this Agreement by either Fifth Third or Old Kent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Fifth Third, Old Kent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b), 8.2, 9.2 and 9.3 shall survive any termination of this Agreement, and
(ii) notwithstanding anything to the contrary contained in this Agreement, neither Fifth Third nor Old Kent shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     8.3 Amendment. Subject to compliance with applicable law and Section 1.1(b), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Old Kent or Fifth Third, as the case may be. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The parties shall comply with the undertakings set forth in
Section 8.3 of the Old Kent Disclosure Schedule.

     8.4 Extension; Waiver. Subject to compliance with applicable law, at any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at a place to be specified by the parties, at 10:00 a.m. on a date which shall be the first business day occurring at least ten business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature are required to be satisfied or waived at the Closing), or as otherwise mutually agreed by the parties (the "Closing Date"). The parties agree to use their reasonable best efforts to cause the Closing Date to occur during the first week of April, 2001.

     9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Old Kent Option Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

     9.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Fifth Third and Old Kent.

     9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Fifth Third or Merger Sub, to:

        Fifth Third Bancorp
       38 Fountain Square Plaza
       Cincinnati, Ohio 45263
       Attention: General Counsel
       Telecopier: (513) 744-6757

        with a copy to:

        Cleary, Gottlieb, Steen & Hamilton
       One Liberty Plaza
       New York, New York 10006
       Attention: Victor I. Lewkow, Esq.
                  Paul J. Shim, Esq.
       Telecopier: (212) 225-3999

     and

     (b) if to Old Kent, to:

        Old Kent Financial Corporation
       111 Lyon Street, NW
       Grand Rapids, Michigan 495 03
       Attention: Senior Vice President and Legal Coordinator
       Telecopier: 616-653-0288
        with a copy to:

        Wachtell, Lipton, Rosen & Katz
       51 West 52nd Street
       New York, New York 10019
       Attention: Edward D. Herlihy, Esq.
       Telecopier: (212) 403-2000

     9.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Nothing contained herein shall require any party hereto or the Board of Directors of such party to take or refrain from taking any action in violation of applicable law. The Old Kent Disclosure Schedule and the Fifth Third Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

     9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Old Kent Option Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles (except to the extent that mandatory provisions of federal or state law apply).

     9.9 Publicity. Neither Fifth Third nor Old Kent shall, and neither Fifth Third nor Old Kent shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of Old Kent (which consent shall not be unreasonably withheld), in the case of a proposed announcement or statement by Fifth Third, or Fifth Third, in the case of a proposed announcement or statement by Old Kent (which consent shall not be unreasonably withheld); provided, however, that a party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NASDAQ and the New York Stock Exchange, Inc.

     9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, Old Kent Financial Corporation, Fifth Third Bancorp. and Fifth Third Financial Corporation have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                OLD KENT FINANCIAL CORPORATION


                                By: /s/ DAVID J. WAGNER
                                   ---------------------------------------------


                                Name: David J. Wagner
                                   Title: Chairman of the Board, President
                                          and Chief Executive Officer


                                FIFTH THIRD BANCORP


                                By: /s/ NEAL E. ARNOLD
                                   ---------------------------------------------


                                Name: Neal E. Arnold
                                   Title: Chief Financial Officer, Executive
                                          Vice President and Treasurer


                                FIFTH THIRD FINANCIAL CORPORATION


                                By: /s/ NEAL E. ARNOLD
                                   ---------------------------------------------


                                Name: Neal E. Arnold
                                   Title: Executive Vice President and
                                          Chief Financial Officer


                 Signature Page to Agreement and Plan of Merger

                                                                         ANNEX B

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

     STOCK OPTION AGREEMENT, dated as of November 20, 2000 (the "Agreement"), by and between OLD KENT FINANCIAL CORPORATION, a Michigan corporation ("Issuer"), and FIFTH THIRD BANCORP, an Ohio corporation ("Grantee").

                              W I T N E S S E T H:

     WHEREAS, concurrently herewith Issuer and Grantee are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), providing for, among other things, the merger (the "Merger") of Issuer with and into Grantee; and

     WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, Issuer and Grantee agree as follows:

     Section 1. Grant of Option; Adjustment. (a) Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase that number of fully paid and non-assessable shares of common stock, par value $1.00 per share, of Issuer ("Common Stock") equal to 19.9% of the currently issued and outstanding shares of Common Stock, without giving effect to any shares subject to or issued pursuant to the Option, at a purchase price of $25.00 per share (the "Option Price"). The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance or redemption, repurchase, retirement or other action, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     Section 2. Exercise of Option. (a) The holder or holders of the Option (the "Holder") may exercise the Option, in whole or in part, at any time or from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined); provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 90 days following such Subsequent Triggering Event. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof, if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to Section 8.1(e) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreement, if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee prior to the occurrence of an Initial Triggering Event pursuant to Section 8.1(e) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional).

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     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

           (i) Issuer or any of its subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations promulgated thereunder) other than Grantee or any of its subsidiaries (each a "Grantee Subsidiary"). For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of securities representing 15% or more of the voting power of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more Issuer Subsidiaries or involving only any two or more Issuer Subsidiaries, be deemed to be an Acquisition Transaction; provided that any such transaction is not entered into in violation of the terms of the Merger Agreement;

           (ii) (x) Issuer or any Significant Subsidiary of Issuer, or the Board of Directors of Issuer, without having received Grantee's prior written consent, shall have authorized, recommended to its stockholders, proposed or publicly announced its intention to authorize, recommend to its stockholders or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, (y) the Board of Directors of Issuer shall have failed to make its recommendation that the Issuer stockholders approve the Merger Agreement and the transactions contemplated thereby in anticipation of engaging in an Acquisition Transaction or (z) the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction;

          (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations promulgated thereunder);

           (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

           (v) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement (other than a non-volitional breach) and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or

           (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

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     (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

           (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

          (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 25%.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (a "Closing"; and the date of such Closing, a "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated, or such approvals have been obtained, and any requisite waiting period or periods shall have passed. For purposes of determining the timeliness of exercise, any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At a Closing, the Holder shall pay to Issuer an amount equal to the Option Price multiplied by the number of shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

     (g) At such Closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder, which shares shall be free and clear of all liens, charges or encumbrances, and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

     (h) Certificates for Common Stock delivered at a Closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

     "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer, dated as of November 20, 2000, and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

     It is understood and agreed that:

           (i) The reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act;

           (ii) The reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in

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

     compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and

          (iii) The legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     Section 3. Additional Covenants of Issuer. Issuer agrees: (a) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (b) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (c) promptly to take all action as may from time to time be required (including (i) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. sec.18a and the regulations promulgated thereunder and (ii) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (d) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     Section 4. Exchange, Loss, Theft, etc. of Agreement. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     Section 5. Adjustments upon Changes in Capitalization, etc. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to subsection (b) of Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of reclassifications, recapitalizations, stock dividends, stock splits, split-ups, mergers, combinations, subdivisions, conversions, exchanges of shares, dividends, dividends payable in other securities, distributions on or in respect of the Common Stock, or the like, the type and number of shares of Common Stock purchasable upon exercise

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hereof and the Option Price therefor (including for purposes of repurchase thereof pursuant to Section 7) shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

     Section 6. Registration Rights. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent Holder of this Option, or part thereof, or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if, in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the registration of the Holder's Option or Option Shares at such time would interfere with the successful marketing of the shares of Common Stock then being offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be registered for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction pursuant to this Section 6 shall thereafter occur. Each Holder on behalf of which registration is requested shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

     Section 7. Repurchase of Option. (a) From and after a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (x) the Market/Offer Price (as defined below) exceeds (y) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/ Offer Price multiplied by the number of Option Shares so designated, provided, however, that the Option Purchase Price and Option Share Repurchase Price shall be subject to the limitations set forth in Section 24. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required
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repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, and (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer, less the current market value of the remaining liabilities of Issuer, each such value as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

     (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Such notice or notices shall also contain representations and warranties to the effect that the Holder owns the Option Shares to be repurchased, free and clear of all Liens, with full power, right and authority to present such Option Shares for repurchase hereunder. Within the latter to occur of (i) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (ii) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that Issuer is prohibited under applicable law or regulation or as a consequence of administrative policy arising thereunder from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation or as a consequence of administrative policy arising thereunder from repurchasing the Option or the Option Shares, as the case may be, or from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (x) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (y) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

     (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event described in clause (i) or (ii) shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties

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hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event, unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

     Section 8. Substitute Option. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger,
(ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

           (i) "Acquiring Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (y) Issuer in a merger in which Issuer is the continuing or surviving person, and (z) the transferee of all or substantially all of Issuer's assets.

           (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

          (iii) "Assigned Value" shall mean the Market/Offer Price, as defined in Section 7.

           (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then holder or holders of the Substitute Option (the "Substitute Option Holder") in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of

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the Substitute Option after giving effect to the limitation in this clause (e).
This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

     (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     Section 9. Repurchase of Substitute Option. (a) At the request of the Substitute Option Holder, the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation or as a consequence of administrative policy arising thereunder from so delivering.

     (c) To the extent the Substitute Option Issuer is prohibited under applicable law or regulation or as a consequence of administrative policy arising thereunder from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation or as a consequence of administrative policy arising thereunder from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (x) to the Substitute Option

Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (y) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

     Section 10. Extension of Exercise Period. The 90-day period for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (a) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (b) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     Section 11. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, non-assessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

     (c) Issuer has taken all action (including, if required, amending or terminating the Rights Agreement dated as of January 20, 1997, as amended, between Issuer and Old Kent Bank, as rights agent, or redeeming all of the rights ("Rights") under such Rights Agreement) so that the entering into this Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

     Section 12. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

     (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly and validly executed and delivered by Grantee.

     (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

     Section 13. Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later

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period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option, except in (a) a widely dispersed public distribution, (b) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (c) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (d) any other manner approved by the Federal Reserve Board.

     Section 14. Further Assurances. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

     Section 15. Surrender. (a) Grantee may, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to
Section 7, surrender the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price (as defined below); provided, however, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to (i) $150 million, plus (ii) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus (iii) if applicable, the sum of (x) the excess of (1) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, over (2) the aggregate purchase price previously paid pursuant hereto by Grantee with respect to such Option Shares and (y) the net cash amounts, if any, received by Grantee pursuant to an arms' length sale of a portion of the Option to any party not affiliated with Grantee.

     (b) Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer, at its principal office, this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this
Section 15 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

     (c) To the extent that Issuer is prohibited under applicable law or regulation or as a consequence of administrative policy arising thereunder from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that Issuer is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited, provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 15 is prohibited under applicable law or regulation or as a consequence of administrative policy arising thereunder from paying to Grantee the Surrender Price in full (i) Issuer shall (x) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (y) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (z) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of subsection (c) of this
Section 15 (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

     (d) Grantee shall have rights substantially identical to those set forth in subsections (a), (b) and (c) of this Section 15 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

     Section 16. Equitable Relief. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     Section 17. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     Section 18. Delivery. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     Section 19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (except to the extent that mandatory provisions of federal or state law apply).

     Section 20. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 21. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     Section 22. Entire Agreement; No Third Party Beneficiaries. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     Section 23. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     Section 24. Limitation on Grantee's Total Profit. (a) Notwithstanding any other provision herein, in no event shall Grantee's Total Profit (as defined in subsection (c) of this Section 24) exceed $200 million (the "Maximum Profit"), and, if the Total Profit would otherwise exceed such amount, Grantee, at its sole election, shall either (i) reduce the number of shares subject to the Option (and any Substitute Option), (ii) deliver to Issuer, or Substitute Issuer, as the case may be, for cancellation shares of Common Stock or Substitute Common Stock, as the case may be, previously purchased by Grantee valued at fair market value at the time of delivery, (iii) pay cash to Issuer, or Substitute Issuer, as the case may be, (iv) reduce the amount of the Section 7 Option Repurchase Price or Section 9 Substitute Option Repurchase Price, or

(v) undertake any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined in subsection (d) of this Section
24) of more than the Maximum Profit and, if exercise of the Option would otherwise result in the Notional Total Profit exceeding such amount, Grantee, in its discretion, may take any of the actions specified in subsection (a) of this
Section 24 so that the Notional Total Profit shall not restrict any subsequent exercise of the Option which at such time complies with this sentence.

     (c) For purposes of this Agreement, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the excess of (x) the net cash amounts or fair market value of any property received by Grantee pursuant to the sale of the Option or the Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, other than any amount received by Grantee upon the repurchase of the Option or the Option Shares, respectively, by Issuer pursuant to Section 7 hereof, after payment of application brokerage or sales commissions and discounts, over (y) Grantee's aggregate purchase price for such Option Shares (or other securities), plus (ii) all amounts received by Grantee upon the repurchase of the Option or the Option Shares by Issuer pursuant to Section 7 hereof, plus (iii) all equivalent amounts with respect to the Substitute Option and Substitute Shares and any amounts paid pursuant to Section 9 hereof.

     (d) For purposes of this Agreement, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit, determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares, and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions). For purposes of this Section 24, transactions by a wholly-owned subsidiary transferee of Grantee in respect of the Option Shares transferred to it shall be treated as if made by Grantee.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          OLD KENT FINANCIAL CORPORATION

                                          By: /s/ David J. Wagner
                                            ------------------------------------
                                          Name: David J. Wagner
                                          Title:  Chairman of the Board,
                                                  President and Chief Executive
                                                  Officer

                                          FIFTH THIRD BANCORP

                                          By: /s/ George A. Schaefer, Jr.
                                            ------------------------------------
                                          Name: George A. Schaefer, Jr.
                                          Title:  President and Chief Executive
                                                  Officer

                                                                         ANNEX C


                                                              [January 17, 2001]


Board of Directors
Old Kent Financial Corporation
111 Lyon Street, N.W.
Grand Rapids, MI 49503

Members of the Board:


     We understand that Old Kent Financial Corporation ("Old Kent") and Fifth Third Bancorp ("Fifth Third") have entered into an Agreement and Plan of Merger, dated as of November 20, 2000, which agreement was amended and restated as of January 16, 2001 (as so amended, the "Agreement"), pursuant to which Old Kent is to be merged with and into a newly-formed and wholly-owned subsidiary of Fifth Third ("Fifth Third Financial Corporation"), with Fifth Third Financial Corporation being the surviving corporation in the transaction (the "Merger"). Pursuant to the Merger, among other things, upon the merger of Old Kent and Fifth Third Financial Corporation, each outstanding share of Old Kent common stock, par value $1.00 per share (the "Old Kent Shares"), other than certain excluded shares specified in the Agreement, will be converted into the right to receive 0.74 shares (the "Exchange Ratio") of the common stock, without par value, of Fifth Third (the "Fifth Third Shares"), all as more fully set forth in the Agreement.


     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the shareholders of Old Kent.

     In arriving at the opinion set forth below, we have, among other things:

      (1) Reviewed certain publicly available business and financial information relating to Old Kent and Fifth Third that we deemed to be relevant;

      (2) Reviewed certain information, including financial forecasts, relating to the respective businesses, earnings, assets, liabilities and prospects of Old Kent and Fifth Third furnished to us by senior management of Old Kent and Fifth Third, as well as the amount and timing of the cost savings, revenue enhancements and related expenses expected to result from the Merger (the "Expected Synergies") furnished to us by senior management of Fifth Third;

      (3) Conducted discussions with members of senior management and representatives of Old Kent and Fifth Third concerning the matters described in clauses (1) and (2) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

      (4) Reviewed the market prices and valuation multiples for the Old Kent Shares and the Fifth Third Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

      (5) Reviewed the respective publicly reported financial condition and results of operations of Old Kent and Fifth Third and compared them with those of certain publicly traded companies that we deemed to be relevant;

      (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

      (7) Participated in certain discussions and negotiations among representatives of Old Kent and Fifth Third and their respective financial and legal advisors with respect to the Merger;

      (8) Reviewed the potential pro forma impact of the Merger;

      (9) Reviewed the Agreement and the related stock option agreement provided to us; and

     (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of Old Kent or Fifth Third or been furnished with any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan losses, and we have neither made an independent evaluation of the adequacy of the allowances for loan losses of Old Kent or Fifth Third, nor have we reviewed any individual credit files of Old Kent or Fifth Third or been requested to conduct such a review, and, as a result, we have assumed that the respective allowances for loan losses for Old Kent and Fifth Third are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Old Kent or Fifth Third. With respect to the financial and operating information, including without limitation, financial forecasts, valuations of contingencies, projections regarding under-performing or non-performing assets, net charge offs, adequacy of reserves, future economic conditions, and the Expected Synergies, furnished to or discussed with us by Old Kent or Fifth Third, we have assumed that all such information has been reasonably prepared and reflect the best currently available estimates and judgments of the senior management of Old Kent and Fifth Third as to the future financial and operating performance of Old Kent, Fifth Third or the combined entity, as the case may be, and the Expected Synergies. We have further assumed that the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes.

     Our opinion is necessarily based upon market, economic and other conditions as in effect on, and on the information made available to us as of, the date hereof. For the purposes of rendering this opinion, we have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, including in all respects material to our analysis, that the representations and warranties of each party in the Agreement and in all related documents and instruments (collectively, the "Documents") that are referred to therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Old Kent, Fifth Third, or the combined entity, as the case may be, or on the contemplated benefits of the Merger, including the Expected Synergies.

     We have been retained by the Board of Directors of Old Kent to act as financial advisor to Old Kent in connection with the Merger and will receive a fee from Old Kent for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, Old Kent has agreed to indemnify us for certain liabilities arising out of our engagement. We have in the past two years provided financial advisory, investment banking and other services to Old Kent and Fifth Third and have received fees for the rendering of such services, and we may continue to provide such services in the future. In addition, in the ordinary course of our business, we may actively trade the Old Kent Shares and other securities of Old Kent and its affiliates and the Fifth Third Shares and other securities of Fifth Third and its affiliates for our own account and for the accounts of our customers, and, accordingly, may at any time hold long or short positions in such securities.

     This opinion is for the sole and exclusive use and benefit of the Board of Directors of Old Kent. It is further understood that this opinion will not be reproduced, summarized, described or referred to or given to any person without Merrill Lynch's prior written consent. Our opinion does not address the merits of the underlying decision by Old Kent to engage in the Merger and does not constitute a recommendation to any shareholder of Old Kent as to how such shareholder should vote on the proposed Merger or any other matter related thereto.

     We have not considered, nor are we expressing any opinion herein with respect to, the prices at which Old Kent Shares or Fifth Third Shares will trade following the announcement of the Merger or the price at which Fifth Third Shares will trade following the consummation of the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of Old Kent.

                                          Very truly yours,


                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                          INCORPORATED

                                                                         ANNEX D

November 20, 2000

The Board of Directors
Fifth Third Bancorp
38 Fountain Square Plaza
Cincinnati, OH 45263

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to Fifth Third Bancorp (the "Company") of the Exchange Ratio (defined below) provided for pursuant to an Agreement and Plan of Merger (the "Merger Agreement") to be entered into by and between the Company and Old Kent Financial Corporation ("Old Kent"). As more fully described in the Agreement, Old Kent will merge with and into the Company (the "Transaction") and each outstanding share of common stock, par value $1.00 per share, of Old Kent together with the preferred stock purchase rights attached thereto (the "Old Kent Common Stock") will be converted into 0.74 (the "Exchange Ratio") of a share of common stock, without par value, of the Company (the "Company Common Stock").

     In arriving at our opinion, we reviewed the Merger Agreement dated as of November 20, 2000 and held discussions with certain senior officers and other representatives and advisors of the Company and Old Kent concerning the business, operations and prospects of the Company and Old Kent, respectively. We examined certain publicly available business and financial information relating to the Company and Old Kent as well as certain financial forecasts and other information and data for the Company and Old Kent which were provided to or otherwise discussed with us by the respective managements of the Company and Old Kent, including information relating to certain strategic implications and operational benefits anticipated from the Transaction provided or otherwise discussed with us by the management of the Company. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Company Common Stock and the Old Kent Common Stock; the historical and projected earnings and other operating data of the Company and Old Kent; and the capitalization and financial condition of the Company and Old Kent. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and Old Kent. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of the Company and Old Kent that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and Old Kent as to the future financial performance of the Company and Old Kent, and the strategic implications and operational benefits anticipated from the Transaction. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of either the Company or Old Kent nor have we made any physical inspection of the properties or assets of either the Company or Old Kent. We have not made an independent evaluation of the adequacy of the allowance for loan losses of either the Company or Old Kent and we have assumed that the aggregate allowances for loan losses are adequate to cover such losses on an individual and a pro forma combined basis. We have not reviewed any individual loan files relating to either the Company or Old Kent. We have also assumed that in the course of obtaining the necessary regulatory approvals for the Transaction no

The Board of Directors
Fifth Third Bancorp
November 20, 2000
Page  2

restrictions will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Company following the Transaction. The Company has advised us, and we have assumed, that the Transaction will be accounted for as a pooling-of-interests and will constitute a tax-free transaction under the Internal Revenue Code. Our opinion as expressed below does not constitute an opinion or imply any conclusions as to the likely trading range for the Company Common Stock following consummation of the Transaction. We were not requested to consider, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

     Salomon Smith Barney Inc. has acted as financial advisor to the Company in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We have in the past provided investment banking services to the Company unrelated to the proposed Transaction, for which services we have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Old Kent for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Old Kent and their respective affiliates.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the proposed Transaction.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ Salomon Smith Barney Inc.

                                                                         ANNEX E


                               OHIO REVISED CODE
                    TITLE XVII CORPORATIONS -- PARTNERSHIPS
                     CHAPTER 1701: GENERAL CORPORATION LAW

SEC. 1701.85 QUALIFICATIONS OF AND PROCEDURES FOR DISSENTING SHAREHOLDERS

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

          (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

          (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

          (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

          (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

     (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

(E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

     The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful. Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.

     In addition, Section 1701.13(E) requires a corporation to pay any expenses, including attorney's fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (1) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (2) reasonably cooperate with the corporation concerning the action, suit, or proceeding. The indemnification provided by
Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or code of regulations of Fifth Third.

     The code of regulations of Fifth Third provides that Fifth Third shall indemnify each director and each officer of Fifth Third, and each person employed by Fifth Third who serves at the written request of the President of Fifth Third as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, to the full extent permitted by Ohio law. Fifth Third may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

     Fifth Third carries directors' and officers' liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


DOCUMENT                                                      EXHIBIT           REFERENCE
--------                                                      -------           ---------
Amended and Restated Agreement and Plan of Merger (excluding   2         Included in Annex A
  exhibits) dated as of January 16, 2001 by and among Fifth
  Third Bancorp, Fifth Third Financial Corporation and Old
  Kent Financial Corporation
Amended Articles of Incorporation of Fifth Third Bancorp, as   3.1       Incorporated by
  amended                                                                Reference(1)
Code of Regulations of Fifth Third Bancorp, as amended         3.2       Incorporated by
                                                                         Reference(2)
Stock Option Agreement dated as of November 20, 2000 between   4.1       Included in Annex B
  Old Kent Financial Corporation, as Issuer, and Fifth Third
  Bancorp, as Grantee
Form of Certificate of Amendment to the Amended Articles of    4.2
  Incorporation of Fifth Third Bancorp, as amended, relating to Series D and Series E perpetual preferred stock
Opinion of counsel employed by Fifth Third Bancorp as to the   5         (3)
  legality of the securities being issued
Opinion of Cleary, Gottlieb, Steen & Hamilton to Fifth Third   8.1
  as to tax matters
Opinion of Wachtell, Lipton, Rosen & Katz to Old Kent as to    8.2
  tax matters
1999 Annual Report to Shareholders of Fifth Third Bancorp      13.1      Incorporated by
                                                                         Reference(4)
Subsidiaries of Fifth Third Bancorp                            21        Incorporated by
                                                                         Reference(4)
Consent of Deloitte & Touche LLP                               23.1
Consent of Arthur Andersen LLP                                 23.2
Consent of Salomon Smith Barney Inc.                           23.3      (3)
Consent of counsel employed by Fifth Third Bancorp             23.4      Included in Exhibit 5
Consent of Cleary, Gottlieb, Steen & Hamilton                  23.5      Included in Exhibit 8.1
Consent of Wachtell, Lipton, Rosen & Katz                      23.6      Included in Exhibit 8.2
A power of attorney where various individuals authorize the    24        (3)
  signing of their names to any and all amendments to this
  registration statement and other documents submitted in
  connection herewith was contained on the first page of the signature pages following Part II of the registration
  statement
Form of Proxy Card for Old Kent Special Meeting                99.1
Form of Notice of Special Meeting of Old Kent Shareholders     99.2
Form of Proxy Card for Fifth Third Special Meeting             99.3
Form of Notice of Special Meeting of Fifth Third               99.4
  Shareholders
Consent of David J. Wagner                                     99.5      (3)
Consent of Merrill Lynch, Pierce, Fenner & Smith               99.6
  Incorporated


---------------

(1) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

(2) Filed with the Securities and Exchange Commission as an exhibit to a registration statement on Form S-4, Registration No. 33-63966.


(3) Previously filed.


(4) Incorporated by reference to the Registrant's Annual Report on Form 10-K filed for the year ended December 31, 1999.

UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (6) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (7) The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10 (a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (7)(a)(i) and (7)(a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or 15
     (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (b) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4, and has duly caused this Amendment No. 1 to Registration Statement No. 333-52182 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on January 16, 2001.


                                        FIFTH THIRD BANCORP

                                        By: /s/ GEORGE A. SCHAEFER, JR.
                                           -------------------------------------
                                           George A. Schaefer, Jr,
                                           President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement No. 333-52182 has been signed by the following persons in the capacities and on the dates indicated.



Principal Executive Officer:

/s/ GEORGE A. SCHAEFER, JR.                         Date:  January 16, 2001
------------------------------------------------
George A. Schaefer, Jr.
President and Chief Executive Officer

Principal Financial Officer:

/s/ NEAL E. ARNOLD                                  Date:  January 16, 2001
------------------------------------------------
Neal E. Arnold
Chief Financial Officer, Executive
Vice President and Treasurer

Principal Accounting Officer:

/s/ ROGER W. DEAN                                   Date:  January 16, 2001
------------------------------------------------
Roger W. Dean
Controller

Directors of the Company:

/s/ DARRYL F. ALLEN*                                Date:  January 16, 2001
------------------------------------------------
Darryl F. Allen

/s/ JOHN F. BARRETT*                                Date:  January 16, 2001
------------------------------------------------
John F. Barrett

/s/ GERALD V. DIRVIN*                               Date:  January 16, 2001
------------------------------------------------
Gerald V. Dirvin

/s/ THOMAS B. DONNELL*                              Date:  January 16, 2001
------------------------------------------------
Thomas B. Donnell

/s/ RICHARD T. FARMER*                              Date:  January 16, 2001
------------------------------------------------
Richard T. Farmer

/s/ JOSEPH H. HEAD, JR.*                            Date:  January 16, 2001
------------------------------------------------
Joseph H. Head, Jr.

                                                    Date:
------------------------------------------------
Joan R. Herschede

/s/ ALLEN M. HILL*                                  Date:  January 16, 2001
------------------------------------------------
Allen M. Hill

/s/ WILLIAM G. KAGLER*                              Date:  January 16, 2001
------------------------------------------------
William G. Kagler

/s/ JAMES D. KIGGEN*                                Date:  January 16, 2001
------------------------------------------------
James D. Kiggen

/s/ ROBERT L. KOCH, II*                             Date:  January 16, 2001
------------------------------------------------
Robert L. Koch, II

/s/ MITCHEL D. LIVINGSTON, PH.D.*                   Date:  January 16, 2001
------------------------------------------------
Mitchel D. Livingston, Ph.D.

/s/ ROBERT B. MORGAN*                               Date:  January 16, 2001
------------------------------------------------
Robert B. Morgan

/s/ DAVID E. REESE*                                 Date:  January 16, 2001
------------------------------------------------
David E. Reese

                                                    Date:
------------------------------------------------
James E. Rogers

/s/ BRIAN H. ROWE*                                  Date:  January 16, 2001
------------------------------------------------
Brian H. Rowe

/s/ GEORGE A. SCHAEFER, JR.                         Date:  January 16, 2001
------------------------------------------------
George A. Schaefer, Jr.

/s/ JOHN J. SCHIFF, JR.*                            Date:  January 16, 2001
------------------------------------------------
John J. Schiff, Jr.

/s/ DONALD B. SHACKELFORD*                          Date:  January 16, 2001
------------------------------------------------
Donald B. Shackelford

/s/ DENNIS J. SULLIVAN, JR.*                        Date:  January 16, 2001
------------------------------------------------
Dennis J. Sullivan, Jr.

/s/ DUDLEY S. TAFT*                                 Date:  January 16, 2001
------------------------------------------------
Dudley S. Taft

/s/ THOMAS W. TRAYLOR*                              Date:  January 16, 2001
------------------------------------------------
Thomas W. Traylor

*/s/ GEORGE A. SCHAEFER, JR.
------------------------------------------------
George A. Schaefer, Jr.
as attorney-in-fact pursuant to a
power of attorney previously filed